Exhibit 2.01

Agreement and Plan of Merger
Dated as of May 12, 2010
among
Cadence Design Systems, Inc.,
Denali Software, Inc.,
Eagle Subsidiary Corporation,
AND
Mark Gogolewski, as Shareholder Agent

i

(Continued)

(Continued)

TABLE OF EXHIBITS AND SCHEDULES

Exhibit A	Form of Spinoff Agreements
Exhibit B	Form of Agreement of Merger
Exhibit C	Form of Acknowledgement Agreement
Exhibit D	Form of FIRPTA Certificate
Exhibit E	Form of Escrow Agreement

Schedule I	Non-Competition Agreement Parties
Schedule II	Employment Agreement Parties
Schedule III	Certain Consent Persons
Schedule IV	Certain Employees
Schedule V	Treatment of Contracts
Schedule VI	Consulting Agreement Parties
Schedule VII	Certain Condition
Schedule VIII	Certain Indemnifiable Matters
Schedule IX	Permitted Expenses
Schedule X	Certain Expenses
Schedule XI	Certain Optionholders
Schedule XII	Certain Actions
Capitalization Schedule

TO
COMPANY DISCLOSURE SCHEDULE

Schedule 2.2	Capitalization of the Company and its Subsidiaries
Schedule 2.4	Financial Statements
Schedule 2.6	Consents and Approvals; Notices; No Violation
Schedule 2.8	No Undisclosed Liabilities; Absence of Changes
Schedule 2.11	Employee Benefit Plans; Labor Matters
Schedule 2.13	Taxes
Schedule 2.14	Intellectual Property
Schedule 2.15	Material Contracts
Schedule 2.16	Title to Properties; Absence of Liens and Encumbrances
Schedule 2.17	Insurance
Schedule 2.20	Suppliers and Customers
Schedule 2.22	Interested Party Transactions
Schedule 4.1	Conduct of Business of the Company

TABLE OF DEFINED TERMS

	Cross Reference
Term	in Agreement	Page

1999 Plan	Section 2.2(a)(i)	12
2009 Plan	Section 2.2(a)(i)	12
Accelerated Options	Section 4.7(c)	53
Acknowledgement Agreement	Section 5.3(s)	60
Acquisition Sub	Preamble	1
Additional Expense Amount	Section 8.7(a)	74
affiliate	Section 8.7(b)	74
Agreement of Merger	Section 1.2	2
Agreement	Preamble	1
Anti-Corruption Laws	Section 2.18(b)	38
Articles of Incorporation	Section 1.5	2
Asset Contribution	Recitals	1
at will	Section 2.11(d)	18
Audit	Section 4.18(d)	54
Audited Financial Statements	Section 4.18(d)9	54
business day	Section 8.7(c)	74
Business	Section 2.14(a)(i)	25
capital stock	Section 8.7(d)	74
Capitalization Schedule	Section 2.2(a)(i)	12
Cash Adjustment Amount	Section 1.12	9
Cash Statement	Section 1.12	9
Certificate	Section 1.8(e)	5
CGCL	Recitals	1
Class A Common Stock	Section 2.2(a)(i)	11
Class B Common Stock	Section 2.2(a)(i)	11
Closing Date	Section 1.3	2
Closing	Section 1.3	2
Code	Section 1.8(d)	4
Company Balance Sheet Date	Section 2.4(a)	14
Company Balance Sheet	Section 2.4(a)	14
Company Board	Section 2.3	13
Company Cash	Section 1.12	9
Company Common Stock	Section 1.8(a)	3
Company Disclosure Schedule	Article 2	10
Company IPR	Section 2.14(a)(ii)	25
Company Licensed IPR	Section 2.14(a)(iii)	26
Company Permits	Section 2.10	17
Company Plans	Section 2.2(a)(i)	12
Company	Preamble	1
Company Registered IPR	Section 2.14(b)(i)	28

v

TABLE OF DEFINED TERMS

	Cross Reference
Term	in Agreement	Page

Company Restricted Shares	Section 1.11(b)	8
Company Securities	Section 2.2(a)(i)	11
Company Software	Section 2.14(a)(iv)	26
Company Stock Options	Section 1.8(b)(iii)	3
Company Transaction Expenses	Section 2.24	40
Confidentiality Agreement	Section 4.6(c)	50
Contaminant	Section 2.14(c)(xii)	33
Contingent Worker	Section 2.11(m)	20
Contract	Section 2.15(a)	35
control	Section 8.7(e)	74
controlled by	Section 8.7(e)	74
controlling	Section 8.7(e)	74
Copyrights	Section 2.14(a)(vi)	26
D&O Tail Policy	Section 4.23(b)	55
Disabling Code	Section 2.14(c)(xii)	33
Dissenting Shareholder	Section 1.9	5
Dissenting Shares	Section 1.9	5
Due Date	Section 8.7(f)	74
Effective Time	Section 1.2	2
Electronic Equipment Transferred Assets	Section 4.3	48
Employee Indebtedness	Section 4.20	54
Employee Plans	Section 2.11(a)	18
Employment Agreements	Recitals	1
Environmental Laws	Section 2.12	21
ERISA Affiliate	Section 2.11(a)	18
ERISA	Section 2.11(a)	17
Escrow Agent	Section 7.2(h)	67
Escrow Agreement	Section 7.2(h)	67
Escrow Amount	Section 1.8(d)	4
Escrow Fund	Section 7.2(h)	67
Escrow Percentage	Section 1.8(d)	4
Escrow Period	Section 6.1(d)	62
Estimated Spinoff Taxes	Section 8.7(g)	74
Excluded Liabilities	Section 8.7(h)	74
FCPA	Section 2.18(b)	38
Final Date	Section 6.1(b)	61
Financial Statements	Section 2.4(a)	14
Fully Diluted Share Number	Section 1.8(b)(i)	3
GAAP	Section 2.4(a)	14
Governmental Entity	Section 2.6	15
Hazardous Substance	Section 2.12	21
HSR Act	Section 2.6	15

TABLE OF DEFINED TERMS

	Cross Reference
Term	in Agreement	Page

Inbound License Agreement	Section 2.14(a)(v)	26
incentive stock option	Section 2.13(b)(xvi)	24
include	Section 8.7(i)	75
including	Section 8.7(i)	75
Indemnification Claims	Section 7.3	67
Indemnifying Party	Section 7.2(a)	63
Independent Auditor	Section 2.4(c)	14
Information Statement	Section 4.2	47
Insurance Policies	Section 2.17	37
Intellectual Property Rights	Section 2.14(a)(vi)	26
Interested Party	Section 2.22(a)	39
IPR	Section 2.14(a)(vi)	26
IRS	Section 2.11(a)	18
knowledge	Section 8.7(j)	75
known	Section 8.7(j)	75
Lease Documents	Section 2.16(a)	37
leased employee	Section 2.11(m)	20
Lien	Section 8.7(k)	75
listed transaction	Section 2.13(b)(vii)	23
Losses	Section 7.2(a)	64
made available	Section 2.1(a)	10
Mask Works	Section 2.14(a)(vi)	26
Material Adverse Effect on Parent	Section 3.1(a)	42
Material Adverse Effect on the Company	Section 2.1(a)	10
Material Contract	Section 2.15(a)	35
Material Contracts	Section 2.15(a)	35
Merger Consideration Allocation Spreadsheet	Section 4.22	55
Merger Consideration	Section 1.8(b)(ii)	3
Merger	Section 1.1	2
Multiemployer Plan	Section 2.11(h)	19
Multiple Employer Plan	Section 2.11(h)	19
Non-Competition Agreements	Recitals	1
Nvelo Distribution	Recitals	1
Nvelo	Recitals	1
Open Source License	Section 2.14(a)(vii)	27
Open Source Software	Section 2.14(a)(viii)	27
Option Per Share Amount	Section 1.11(a)	7
Option Shares	Section 1.8(b)(iii)	3
Optionholder	Section 8.7(l)	75
Outbound License Agreement	Section 2.14(a)(ix)	27
parachute payments	Section 2.13(b)(xii)	24
Parent Indemnitees	Section 7.2(a)	62

TABLE OF DEFINED TERMS

	Cross Reference
Term	in Agreement	Page

Parent	Preamble	1
Patent Cross License	Section 2.25	41
Patents	Section 2.14(a)(vi)	26
Payment Agent	Section 1.10(a)	5
Per Share Amount	Section 1.8(b)(iv)	3
person	Section 8.7(m)	75
Product Offerings	Section 2.14(a)(x)	27
Products	Section 2.14(a)(x)	27
reportable transaction	Section 2.13(b)(vii)	23
Restricted Option Cash	Section 1.11(a)	8
Restricted Share Cash	Section 1.11(b)	8
Retained Business	Section 2.25(b)	41
S corporation	Section 2.13(b)(xvii)	25
Sabbatical Expense Amount	Section 8.7(n)	75
Section 2.8 Update	Section 4.7(c)	52
Securities Act	Section 2.2(a)(i)	11
Shareholder Agent Escrow Amount	Section 8.7(p)	75
Shareholder Agent Escrow Fund	Section 7.2(h)	67
Shareholder Agent Expenses	Section 7.4(e)	69
Shareholder Agent	Preamble	1
Shareholder Approval	Section 2.3	13
Shareholder	Section 8.7(o)	75
Shares	Section 1.8(b)(v)	4
Software	Section 2.14(a)(xi)	27
Special Losses	Section 7.2(h)	67
Spinoff Agreements	Recitals	1
Spinoff	Recitals	1
Spinoff Taxes	Section 8.7(q)	75
Standard Commercial Software	Section 2.14(a)(xii)	27
Standards Body	Section 2.14(c)(xiii)	33
subsidiaries	Section 8.7(r)	76
subsidiary	Section 8.7(r)	76
Survival Period	Section 7.1	62
Surviving Corporation	Section 1.1	2
Systems	Section 2.14(c)(xii)	33
Target Cash Amount	Section 1.12	9
Tax Claim	Section 2.13(b)(v)	23
Tax Law	Section 2.13(a)(ii)	22
Tax Period	Section 2.13(a)(iii)	22
Tax Return	Section 2.13(a)(iv)	22
Tax	Section 2.13(a)(i)	21
Taxes	Section 2.13(a)(i)	21

TABLE OF DEFINED TERMS

	Cross Reference
Term	in Agreement	Page

Third Party	Section 2.14(a)(xiii)	28
Third Party Acquisition	Section 4.4(b)	49
Third Party Claim	Section 7.5(a)	69
Third Party	Section 4.4(b)	49
Threshold	Section 7.2(c)	65
Trade Secrets	Section 2.14(a)(vi)	26
Trademarks	Section 2.14(a)(vi)	26
Transaction Agreements	Section 8.7(t)	76
Transferred Assets	Recitals	1
Transferred Business	Section 8.7(s)	76
Two Year Audited Net Income Amount	Section 5.2(d)	57
Two Year Audited Revenue Amount	Section 5.2(d)	57
Two Year Unaudited Net Income Amount	Section 5.2(d)	57
Two Year Unaudited Revenue Amount	Section 5.2(d)	57
under common control with	Section 8.7(e)	74
Unvested Options	Section 1.8(b)(iii)	3
Updated Capitalization Schedule	Section 5.3(m)	59

AGREEMENT AND PLAN OF MERGER
     THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of May 12, 2010, is by and among Denali Software, Inc., a California corporation (the “Company”), Cadence Design Systems, Inc., a Delaware corporation (“Parent”), Eagle Subsidiary Corporation, a California corporation and a wholly owned subsidiary of Parent (“Acquisition Sub”), and, solely with respect to Section 4.9 and Articles 7 and 8, Mark Gogolewski, a natural person, as agent for the shareholders of the Company (the “Shareholder Agent”).
     WHEREAS, the Boards of Directors of the Company, Parent and Acquisition Sub have each (i) determined that the Merger in accordance with this Agreement and the California General Corporation Law (the “CGCL”) is advisable, and in the best interests of their respective shareholders, and (ii) approved the Merger upon the terms and subject to the conditions set forth in this Agreement;
     WHEREAS, upon consummation of the Merger, Acquisition Sub will cease to exist, and the Company will become a wholly-owned subsidiary of Parent;
     WHEREAS, certain shareholders of the Company set forth on Schedule I and Nvelo have on the date hereof entered into non-competition and non-solicitation agreements (collectively, the “Non-Competition Agreements”), effective upon consummation of the Merger, as an inducement to Parent and Acquisition Sub to enter into this Agreement;
     WHEREAS, certain employees of the Company set forth on Schedule II have on the date hereof entered into employment agreements (collectively, the “Employment Agreements”), in each case, effective upon consummation of the Merger, as an inducement to Parent and Acquisition Sub to enter into this Agreement;
     WHEREAS, certain shareholders of the Company have on the date hereof delivered written shareholder consents to the Company, copies of which have been provided to the Parent, approving the transactions contemplated hereby and by the other Transaction Agreements; and
     WHEREAS, the Board of Directors of the Company has unanimously adopted by written consent in lieu of a meeting certain resolutions and prior to the Closing the Company will enter into that certain Contribution Agreement and other agreements (such resolutions, Contribution Agreement and other agreements, including all amendments, exhibits and schedules thereto, collectively, the “Spinoff Agreements”) in the forms attached hereto as Exhibit A, pursuant to which certain assets of the Company and its subsidiaries listed in Exhibit A to such Contribution Agreement (the “Transferred Assets”) will be sold (the “Asset Contribution”) to a newly formed subsidiary of the Company, Nvelo, Inc. (“Nvelo”), all of the outstanding equity interests of which will be distributed (the “Nvelo Distribution” and, together with the Asset Contribution, the “Spinoff”) to the Shareholders, effective before the Closing.
     NOW, THEREFORE, in consideration of the foregoing premises and the representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, Parent, Acquisition Sub and the Shareholder Agent hereby agree as follows:

ARTICLE 1.
THE MERGER
     Section 1.1 The Merger. At the Effective Time and upon the terms and subject to the conditions of this Agreement and in accordance with the CGCL, Acquisition Sub shall be merged with and into the Company (the “Merger”). Following the Merger, the Company shall continue as the surviving corporation (the “Surviving Corporation”) and the separate corporate existence of Acquisition Sub shall cease. Parent, as the sole shareholder of Acquisition Sub, hereby approves the Merger and this Agreement.
     Section 1.2 Effective Time. Subject to the terms and conditions set forth in this Agreement, on the Closing Date, an Agreement of Merger substantially in the form of Exhibit B (the “Agreement of Merger”) shall be duly executed and acknowledged by the Company and Acquisition Sub and thereafter delivered to the Secretary of State of the State of California for filing in accordance with the CGCL. The Merger shall become effective at such time as a properly executed copy of the Agreement of Merger is duly filed with the Secretary of State of the State of California in accordance with Section 1103 of the CGCL or such later time as Parent and the Company may agree upon and as set forth in the Agreement of Merger (the time the Merger becomes effective being referred to herein as the “Effective Time”).
     Section 1.3 Closing of the Merger. The closing of the transactions contemplated by this Agreement (the “Closing”) will take place at a time and on a date (the “Closing Date”) to be specified by the parties, which date shall be no later than the third business day after satisfaction or waiver of the last to be satisfied or waived of the conditions set forth in Article 5 (other than those conditions that, by their terms, are to be satisfied or waived at the Closing, but subject to the fulfillment or waiver of those conditions), at the offices of Gibson, Dunn & Crutcher LLP, 1881 Page Mill Road, Palo Alto, California 94304, unless another time, date or place is agreed to by the parties hereto.
     Section 1.4 Effects of the Merger. The Merger shall have the effects set forth in Section 1107 of the CGCL. Without limiting the generality of the foregoing and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Acquisition Sub shall vest in the Surviving Corporation, and all debts, liabilities and obligations of the Company and Acquisition Sub shall become the debts, liabilities and obligations of the Surviving Corporation.
     Section 1.5 Articles of Incorporation and Bylaws. The Articles of Incorporation of the Company as in effect immediately prior to the Effective Time (the “Articles of Incorporation”), shall at the Effective Time, without further action, be amended as set forth in Exhibit A to the Agreement of Merger, until further amended in accordance with applicable law. At the Effective Time, the Bylaws of Acquisition Sub in effect at the Effective Time shall, without further action, be the Bylaws of the Surviving Corporation except that all references to Acquisition Sub in the Bylaws of Acquisition Sub shall be deemed amended to refer to the Company. Thereafter, the Bylaws of the Surviving Corporation may be amended in accordance with their terms and as provided by applicable law.

     Section 1.6 Directors. Immediately after the Effective Time, the directors of Acquisition Sub at the Effective Time shall become the directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until the earlier of such director’s resignation, removal or otherwise ceasing to be a director, or until such director’s successor is duly elected or appointed and qualified.
     Section 1.7 Officers. Immediately after the Effective Time, the officers of Acquisition Sub at the Effective Time shall become the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until the earlier of such officer’s resignation, removal or otherwise ceasing to be an officer, or until such officer’s successor is duly elected or appointed and qualified.
     Section 1.8 Conversion of Shares.
          (a) Conversion at Effective Time. At the Effective Time, by virtue of the Merger (and without any action on the part of Parent, Acquisition Sub, the Company or the Shareholders), subject to Sections 1.8(c) and 1.8(d) and, in the case of Company Restricted Shares, subject to Section 1.11(b), each share of Common Stock, no par value per share, of the Company (“Company Common Stock”) issued and outstanding at the Effective Time (excluding any Dissenting Shares or any Shares of Company Common Stock held in the treasury of the Company) shall be converted into the right to receive a cash amount equal to the Per Share Amount.
          (b) Certain Definitions. For purposes of this Agreement:
               (i) “Fully Diluted Share Number” means a number equal to the sum of (A) the number of Shares, plus (B) the Option Shares.
               (ii) “Merger Consideration” means the amount equal to $315,000,000 minus (x) the Cash Adjustment Amount, if any, and minus (y) the Sabbatical Expense Amount and the Additional Expense Amount;
               (iii) “Option Shares” means (x) the number of Shares of Company Common Stock that would be issuable upon the exercise in full of all options to purchase Company Common Stock (whether vested or unvested) (“Company Stock Options”) outstanding immediately prior to the Effective Time (including the Accelerated Options) minus (y) the number of Shares of Company Common Stock that would be issuable upon the exercise in full of all unvested Company Stock Options outstanding immediately prior to the Effective Time held by either (A) Company employees to whom Nvelo will make offers of employment in accordance with the Contribution Agreement or (B) Company employees that will not be offered employment by either Parent or Nvelo as of the Closing Date ((A) and (B), collectively, the “Unvested Options”).
               (iv) “Per Share Amount” means an amount equal to the quotient obtained by dividing (A) the Merger Consideration by (B) the Fully Diluted Share Number.

               (v) “Shares” means all shares of Company Common Stock issued and outstanding at the Effective Time (excluding any Shares of Company Common Stock held in the treasury of the Company, but including, for the avoidance of doubt, Company Restricted Shares).
          (c) Merger Consideration. Notwithstanding anything to the contrary in this Agreement, in no event shall Parent or any affiliate of Parent be obligated, pursuant to this Agreement, the Spinoff Agreements, the other Transaction Agreements or otherwise in connection with the Merger, the Spinoff or the transactions contemplated hereby or thereby, to pay to the holders of all equity interests of the Company (including shares of capital stock, options or any other securities convertible or exchangeable into equity of the Company) in respect of such equity interests, in the aggregate, more than the Merger Consideration. Any payments that would otherwise be owed to such persons in their capacity as holders of equity interests of the Company pursuant hereto that would cause the aggregate payments to such persons to be in excess of the Merger Consideration (and subject to Section 1.8(d) and Article 7) shall be deemed to be a Company Transaction Expense.
          (d) Escrow. Notwithstanding Sections 1.8(a) and 1.11, the Merger Consideration otherwise payable to Shareholders and Optionholders will be reduced by an aggregate amount equal to the sum of (x) $47,250,000 (or, if the Merger Consideration, as calculated as of the Closing Date, is less than $315,000,000, an amount equal to 15% of the Merger Consideration calculated as of the Closing Date) (the “Escrow Amount”), and such withheld amount will become part of the Escrow Fund established pursuant to Article 7 and (y) the Shareholder Agent Escrow Amount, and such withheld amount will become part of the Shareholder Agent Escrow Fund established pursuant to Article 7. The amount withheld from the Merger Consideration otherwise payable to a Shareholder or Optionholder and designated as part of the Escrow Fund will be proportionate to the amount payable with respect to such Shareholder’s Shares pursuant to Section 1.8(a) or 1.11(b) or such Optionholder’s Option Shares pursuant to Section 1.11(a) and shall be withheld (i) from the Per Share Amount of each Share equally across all Shares owned by such Shareholder, irrespective of whether any Share is or is not a Company Restricted Share (as defined below) and (ii) from the Option Per Share Amount of each Option Share equally across all Option Shares with respect to such Optionholder, irrespective of whether such Option Share is vested or unvested. Such amount and such Shareholder’s or Optionholder’s allocated percentage of the Escrow Fund and the Shareholder Agent Escrow Fund (each, a “Escrow Percentage”) is as set forth on the Merger Consideration Allocation Spreadsheet. Except as otherwise required pursuant to a determination within the meaning of Section 1313(a) of the Internal Revenue Code of 1986, as amended (the “Code”), Parent shall be treated as the owner of the Escrow Fund for all income tax purposes until a determination in accordance with Article 7 and the Escrow Agreement that the Shareholders and Optionholders are entitled to such amounts. The parties agree to treat the payment to any Parent Indemnitee of any amount of the Escrow Fund or the payment of any other indemnity claim to a Parent Indemnitee as an adjustment to the Merger Consideration unless otherwise required by law.
          (e) Exchange of Shares and Company Stock Options for Merger Consideration. At the Effective Time, each Share issued and outstanding at the Effective Time (excluding any Dissenting Shares) shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each certificate previously evidencing any such

Shares (a “Certificate”) shall thereafter represent the right to receive only the amount equal to the number of Shares represented by such Certificate multiplied by the Per Share Amount, subject to Sections 1.8(c) and 1.8(d) and, in the case of Company Restricted Shares, Section 1.11(b). The holders of Certificates shall cease to have any rights with respect to the Shares previously represented thereby, except as otherwise provided herein or by applicable law. At the Effective Time, each Company Stock Option issued and outstanding at the Effective Time shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each such Company Stock Option shall thereafter represent the right to receive only the amount equal to the number of Shares issuable upon exercise of such Company Stock Option multiplied by the Option Per Share Amount, subject to Sections 1.8(c) and 1.8(d) and Section 1.11(a).
          (f) Acquisition Sub Shares. At the Effective Time, each outstanding share of common stock, no par value, of Acquisition Sub shall be converted into one share of common stock, no par value, of the Surviving Corporation.
     Section 1.9 Dissenters’ Rights. Shares that have not been voted for approval of this Agreement or consented thereto in writing and with respect to which a demand for appraisal have been properly made in accordance with Chapter 13 of the CGCL (such Shares, “Dissenting Shares”), will not be converted into the right to receive that portion of the Merger Consideration otherwise payable with respect to such Shares after the Effective Time, but will instead be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the laws of the State of California. If a holder of Dissenting Shares (a “Dissenting Shareholder”) withdraws such holder’s demand for such appraisal, fails to perfect a demand right to appraisal or otherwise becomes ineligible for such appraisal, then, as of the Effective Time or the occurrence of such event of withdrawal or ineligibility, whichever last occurs, such holder’s Dissenting Shares will cease to be Dissenting Shares and will be converted into the right to receive, and will be exchangeable for, that portion of the Merger Consideration into which such Dissenting Shares would have been converted pursuant to Section 1.8 or 1.11(b), as the case may be. Each Dissenting Shareholder who, pursuant to Chapter 13 of the CGCL, becomes entitled to payment of the value of the Dissenting Shares will receive payment therefor (but only after the value therefor has been agreed upon or finally determined pursuant to such provisions). The Company shall not, and shall cause each of its subsidiaries and representatives not to, except with the prior written consent of Parent or as may be required by such applicable law, make any payment with respect to, or settle or offer to settle, any such demands.
     Section 1.10 Exchange of Certificates.
          (a) Payment Agent. Prior to the Effective Time, Parent shall designate Wells Fargo Bank, N.A., or such other bank or trust company reasonably acceptable to the Company, to act as payment agent in connection with the Merger (the “Payment Agent”). Subject to the terms of Section 1.8(d) and Section 1.9, no more than one business day after the Effective Time, Parent will transfer to, or cause the Surviving Corporation to transfer to, and shall deposit with, the Payment Agent, an amount in cash equal to the aggregate amount of Merger Consideration (other than the Escrow Amount, the Shareholder Agent Escrow Amount and the Restricted Share Cash) payable to Shareholders under this Agreement.

          (b) Letter of Transmittal. As soon as reasonably practicable after the Effective Time (and in any event within five (5) business days thereafter), Parent shall cause to be mailed or otherwise made available to (x) each holder of record of a Certificate(s) whose Shares were converted into the right to receive a portion of the Merger Consideration pursuant to Section 1.8(a) or 1.11(b) and (y) each holder of record of a Company Stock Option whose Option Shares were converted into the right to receive a portion of the Merger Consideration pursuant to Section 1.11(a): (i) a letter of transmittal in the form agreed to by the parties prior to the Effective Time (which shall specify that, in the case of Certificates, delivery shall be effected and risk of loss and title to the Certificates shall pass only upon delivery of the Certificates to the Payment Agent); and (ii) instructions for use in effecting the surrender of Certificates and Company Stock Options in exchange for a portion of the Merger Consideration. Upon surrender to the Payment Agent of a Certificate for cancellation together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor an amount of cash determined in accordance with Section 1.8 and 1.11 with respect to the number of Shares represented by such Certificate (less any applicable withholding Taxes) and the Certificate so surrendered shall forthwith be canceled. Upon delivery to the Payment Agent of a letter of transmittal duly executed, the holder of a Company Stock Option shall be entitled to receive in exchange therefor an amount of cash determined in accordance with Section 1.11(a) and Section 1.8 with respect to the number of Option Shares represented by such Company Stock Option (less any applicable withholding Taxes) and the Company Stock Option shall forthwith be canceled in exchange for such cash. As soon as reasonably practicable following delivery of a Certificate and a properly completed letter of transmittal as described above, or, in the case of Optionholders, a properly completed letter of transmittal as described above, the Payment Agent (in the case of a Shareholder) shall remit payment to such Shareholder, and the Parent or Surviving Corporation (in the case of an Optionholder) shall remit or cause to be remitted payment to such Optionholder, in each case, in accordance with the remittance instructions provided in the letter of transmittal. In the event of a transfer of ownership of Shares that is not registered in the transfer records of the Company, cash may be paid to a transferee if the Certificate representing such Shares is presented to the Payment Agent accompanied by all documents required by Parent and the Payment Agent to evidence and effect such transfer. Until surrendered as contemplated by this Section 1.10, each Certificate or Company Stock Option shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender a portion of the Merger Consideration as contemplated by Section 1.8 and Section 1.11 and this Section 1.10. Notwithstanding the foregoing, Parent and the Payment Agent (at Parent’s direction) shall be entitled, but not obligated, to offset any outstanding amounts due and payable (including all principal, accrued but unpaid interest, and other amounts) under any promissory note or other instrument evidencing indebtedness of a Shareholder or Optionholder owed to the Company or Parent, or any of their respective affiliates, including any Employee Indebtedness to be repaid pursuant to Section 4.20, prior to distributing any portion of the Merger Consideration to such Shareholder or Optionholder.
          (c) Lost Certificates. If any Certificate shall have been lost, stolen or destroyed, the Payment Agent shall issue in exchange therefor, upon the making of an affidavit (in a form satisfactory to the Payment Agent and Parent) of that fact by the record holder thereof, cash as may be required pursuant to this Agreement; provided, however, that the Payment Agent and Parent may, in either of their sole and absolute discretion, require the delivery of a suitable indemnity, or, if required by the Payment Agent, a suitable bond.

          (d) No Further Registration. The portion of the Merger Consideration paid upon the surrender of Shares or Company Stock Options in accordance with the terms hereof shall be deemed to have been paid in full satisfaction of all rights pertaining to such Shares or Company Stock Options, subject to Article 7. From and after the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of the Shares or Company Stock Options that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates or Company Stock Options are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.
          (e) Termination of Payment Fund. At any time which is more than twelve (12 months after the Effective Time, Parent shall be entitled to require the Payment Agent to deliver to it any funds which had been deposited with the Payment Agent and have not been disbursed in accordance with this Article 1 (including, without limitation, interest and other income received by the Payment Agent in respect of the funds made available to it), and after the funds have been delivered to Parent, Shareholders and Optionholders entitled to payment in accordance with this Article 1 shall be entitled to look solely to Parent (subject to abandoned property, escheat or other similar applicable Laws) for payment of the Merger Consideration upon surrender of the certificates or other evidence of ownership of a Share or Company Stock Option held by them, without any interest thereon. Any Merger Consideration remaining unclaimed as of a date which is immediately prior to such time as such amounts would otherwise escheat to or become property of any government entity shall, to the extent permitted by applicable Law, become the property of Parent free and clear of any claims or interest of any person previously entitled thereto.
          (f) Escheat; Solvency of Payment Agent. Neither Parent nor the Surviving Corporation shall be liable to any holder of Shares or Company Stock Options for cash constituting Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. In addition, neither Parent nor the Surviving Corporation shall be liable to any holder of Shares or Company Stock Options for cash constituting Merger Consideration delivered to the Payment Agent in accordance with this Agreement that is not paid to such holder of Shares or Company Stock Options due to the Payment Agent not being able to pay its debts as they become due or being subject to a proceeding under bankruptcy, insolvency, or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.
     Section 1.11 Stock Options and Restricted Shares.
          (a) Stock Options. At the Effective Time, each Company Stock Option (other than Unvested Options) shall be exchanged for a right to receive a cash amount, for each Option Share underlying such Company Stock Option, equal to the Per Share Amount less the applicable per share exercise price for such Option Share (the “Option Per Share Amount”), subject to Section 1.8(c) and to the escrow provisions in Section 1.8(d). To the extent such Company Stock Option is unvested at the Effective Time, the Option Per Share Amount otherwise payable with respect to each Option Share underlying such unvested Company Stock Option shall be retained by Parent (and, to the extent provided in Section 1.8(d), held as part of the Escrow Fund) and be subject to forfeiture by the Optionholder on the same terms governing such Company Stock Option immediately prior to the Effective Time (such cash, until the vesting restrictions thereon lapse, is referred to herein as “Restricted Option Cash”). Restricted Option Cash shall be held by Parent until the portion of the Company Stock Option with respect to which such Retained Option Cash was retained is no longer subject to forfeiture by the Optionholder by reason of vesting of such Company Stock Option pursuant to the agreement governing the vesting of the applicable Company Stock Option immediately prior to the Closing and subject to Section 1.8(d) and Article 7. Any such Retained Option Cash that is held by Parent at a time when the Company Stock Option with respect to which such retained Restricted Option Cash was retained would have ceased to continue to vest (e.g., as a result of a termination of the Optionholder’s employment, consulting, independent contracting or other service relationship) shall be permanently retained by Parent. The parties acknowledge that Unvested Options will cease to vest and shall lapse as of the Effective Time and such persons will have no further rights with respect to such Unvested Options. Notwithstanding the foregoing, subject to Article 7, Parent shall promptly distribute to the Optionholder any amount of formerly Restricted Option Cash with respect to which the vesting restrictions have lapsed in accordance with the terms applicable to the Company Stock Option prior to the Merger upon the lapse of such restrictions, at times that are consistent with Parent’s payroll practices (but up to two payroll cycles after the vesting restrictions applicable to such particular distribution have lapsed), less any Escrow Amount attributable to such Shares. Any such Escrow Amount shall be part of the Escrow Fund and shall be distributed to the holder to the extent provided in Article 7 and the Escrow Agreement.
          (b) Restricted Shares. Each share of Company Common Stock subject to a right of repurchase by the Company (other than a right of first refusal) that is issued and outstanding at the Effective Time (“Company Restricted Shares”) shall be exchanged for a right to receive the Per Share Amount, which amount shall be retained by Parent (and, to the extent provided in Section 1.8(d), held as part of the Escrow Fund) and be subject to forfeiture by the Shareholder on the same terms governing such Company Restricted Shares immediately prior to the Effective Time (such cash, until the restrictions thereon lapse, is referred to herein as “Restricted Share Cash”). Restricted Share Cash that is held by Parent at a time when the Company Restricted Share with respect to which such Restricted Share Cash was retained would have ceased to continue to vest (e.g., as a result of a termination of the Shareholder’s employment, consulting, independent contracting or other service relationship) shall be permanently retained by Parent; provided, however, that upon forfeiture by a Shareholder of any Restricted Share Cash, Parent will pay to such Shareholder an amount equal to (i) the repurchase price, if any, in effect immediately prior to the Effective Time of the Company Restricted Shares with respect to which the Restricted Share Cash relates, multiplied by (ii) the number of Company Restricted Shares with respect to which such Restricted Share Cash is being retained. Restricted Share Cash shall be held by Parent until such cash is no longer subject to permanent retention by Parent. Notwithstanding the foregoing, subject to Article 7, Parent shall distribute to former holders of Company Restricted Shares any amount of formerly Restricted Share Cash with respect to which the restrictions have lapsed in accordance with the terms applicable to the Company Restricted Shares prior to the Merger as such Company Restricted Shares would have ceased to be subject to repurchase thereunder, at times that are consistent with Parent’s payroll practices (but up to two payroll cycles after the vesting restrictions applicable to such particular distribution have lapsed), less any Escrow Amount attributable to such Shares. Any such Escrow Amount shall be part of the Escrow Fund and shall be distributed to the holder to the extent provided in Article 7 and the Escrow Agreement. The parties agree that, with the exception of any amounts treated as imputed interest or as compensation, any distribution of the Escrow Amount to former holders of Company Restricted Shares shall be treated for income tax purposes as Merger Consideration paid in respect of such Company Restricted Shares.
          (c) Notices. Prior to the Effective Time, the Company shall deliver to the holders of Company Stock Options or Company Restricted Shares notices setting forth a summary of such holders’ rights pursuant to any agreement(s) governing such Company Stock Options or other agreement(s) covering the Company Restricted Shares, and confirming that the agreements evidencing the grants of such Company Stock Options or Company Restricted Shares, as the case may be, shall continue in effect on the same terms and conditions (subject to the adjustments provided in this Section 1.11 after giving effect to the Merger).
          (d) No Conversion into Equity of Parent. For the avoidance of doubt, no Company Stock Options or Company Restricted Shares shall be convertible or exchangeable for any common stock or other equity interests of Parent or any other person.
     Section 1.12 Adjustment of Merger Consideration. Pursuant to this Section 1.12 and Schedule IX, the Merger Consideration shall be decreased by the amount, if any, by which Company Cash is less than the Target Cash Amount (such adjustment, the “Cash Adjustment Amount”). For purposes hereof, the “Target Cash Amount” shall mean Fifty Million Dollars $50,000,000. “Company Cash” shall equal (x) the sum of (without duplication) (i) aggregate cash, cash equivalents and available-for-sale securities of the Company, (ii) aggregate exercise price of outstanding Company Stock Options as of the Closing Date, whether vested or unvested, including the Accelerated Options, but not including the aggregate exercise price attributable to the Unvested Options described in Section 1.8(b)(iii)(y), (iii) outstanding unpaid principal of, and accrued, but unpaid, interest on, Employee Indebtedness of the Company and (iv) any amounts approved in advance by Parent and paid by the Company prior to the Closing Date in respect of amounts listed on Schedule X, which Parent has agreed to bear pursuant to Section 8.13, in each of cases (i), (ii), (iii) and (iv), as of the open of business on the Closing Date, excluding any balance sheet items that are Transferred Assets minus (y) the Company Transaction Expenses listed on Schedule IX. On the Closing Date, the Company shall prepare and deliver to Parent a copy of the calculation of Company Cash, the Company Transaction Expenses and other items listed on Schedule IX, payable on or after the Effective Time, as updated through the Closing Date, and the Cash Adjustment Amount (the “Cash Statement”). All items set forth on the Cash Statement shall be calculated reasonably and in good faith by the Company on the Closing Date, evidenced by Company account balance statements, and on a basis consistent with the preparation of the audited consolidated balance sheet of the Company and its subsidiaries at December 31, 2009 referred to in Section 4.19. To the extent Company Cash exceeds the Target Cash Amount, any Company Transaction Expenses set forth in Schedule IX that exceed the aggregate amount of $2,655,000 or the amounts set forth in Schedule IX with respect to such items shall constitute the Cash Adjustment Amount.

ARTICLE 2.
REPRESENTATIONS AND WARRANTIES OF THE COMPANY
     The Company hereby represents and warrants to each of Parent and Acquisition Sub, subject solely to the exceptions set forth in the Disclosure Schedule (the “Company Disclosure Schedule”) delivered on the date hereof by the Company to Parent in accordance with Section 4.11 (which exceptions shall specifically identify the Section, subsection, paragraph or clause of a single Section or subsection hereof, as applicable, to which such exception relates and be limited in their effect to such identified Sections, subsections, paragraphs or clauses; provided, however, that to the extent it is reasonably apparent on its face that any such exception would qualify any other Section, subsection, paragraph or clause of a representation or warranty herein, such exception shall be deemed disclosed and incorporated into each other Section, subsection, paragraph or clause of the Company Disclosure Schedule applicable to such Section, subsection, paragraph or clause), that:
     Section 2.1 Organization and Qualification; Investments.
          (a) Organization. The Company is duly organized, validly existing and in good standing under the laws of the state of California and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Each subsidiary of the Company is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where such failure would not, individually or in the aggregate, have a Material Adverse Effect on the Company. Each of the Company and its subsidiaries has made available on Fenwick & West LLP’s datasite (“made available”) to Parent accurate and complete copies of its Articles of Incorporation and Bylaws (or similar governing documents), as currently in full force and effect. For purposes hereof, the term “Material Adverse Effect on the Company” means any circumstance involving, change in or effect on (or any circumstance, change or effect reasonably expected to have a prospective change in or effect on) the Company or any of its subsidiaries, taken as a whole, (i) that is, or is reasonably likely in the future to be, materially adverse to the operations, assets, liabilities (including contingent liabilities), earnings or other results of operations or the condition (financial or otherwise) of the Company and its subsidiaries, taken as a whole, excluding from the foregoing the effect, if any, of (A) changes in general economic or political conditions or changes generally affecting the industry in which the Company operates that do not disproportionally affect the Company and its subsidiaries, taken as a whole, as compared to the Company’s and its subsidiaries’ competitors, (B) changes resulting from or caused by acts of terrorism or war (whether or not declared) or natural disasters occurring after the date hereof, (C) changes caused by actions taken by the Company or its subsidiaries to comply with changes after the date of this Agreement in applicable law or any applicable accounting regulations or principles, including changes in GAAP, (D) changes that arise out of, result from or relate to the Merger or the announcement or consummation thereof, including any negative impact on relationships with employees of the Company or disruption in supplier, distributor, landlord, partner or similar relationships as a result of the announcement or pendency of the Merger, but only to the extent demonstrated by the Company to have been caused by such announcement or pendency and (E) any action or inaction expressly requested of the Company and its subsidiaries in writing by Parent or expressly required pursuant to this Agreement or (ii) that would reasonably be expected to prevent or materially delay the ability of the Company or any of its subsidiaries to consummate the transactions contemplated by this Agreement.
          (b) Qualifications. Each of the Company and its subsidiaries is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Material Adverse Effect on the Company.
     Section 2.2 Capitalization of the Company and its Subsidiaries.
          (a) Generally. (i) The authorized capital stock of the Company consists of 77,729,101 shares of Company Common Stock, of which 38,729,102 shares are designated as “Class A Common Stock” and 38,999,999 shares are designated as “Class B Common Stock.” There are 36,328,533 shares of Company Common Stock issued and outstanding, of which 36,328,533 shares are Class A Common Stock and no shares are Class B Common Stock. There are 2,127,984 shares of Class A Common Stock and 242,500 shares of Class B Common Stock that are issuable upon or otherwise deliverable in connection with the exercise of Company Stock Options, but which are not issued or outstanding. Except as set forth above, there are not outstanding any (W) shares of capital stock or other voting securities of the Company, (X) securities of the Company or any of its subsidiaries convertible into, or exchangeable or exercisable for, shares of capital stock or voting securities of the Company (including any convertible notes or other convertible debt instruments), (Y) options, warrants or other rights to acquire from the Company or any of its subsidiaries, and no obligations of the Company or any of its subsidiaries to issue, any capital stock, voting securities or securities convertible into or exchangeable or exercisable for capital stock or voting securities of the Company, or (Z) equity equivalent interests in the ownership or earnings of the Company or any of its subsidiaries or other similar rights. All of such outstanding Shares and Company Stock Options (collectively, the “Company Securities”) were issued in compliance with the Securities Act of 1933, as amended (the “Securities Act”), and applicable state securities laws. All of the outstanding shares of Company Common Stock have been, and the shares of Company Common Stock issuable upon exercise of the Company Stock Options when issued in accordance with the Company’s 1999 Equity Incentive Plan (the “1999 Plan”) and the Company’s 2009 Equity Incentive Plan (the “2009 Plan,” and together with the 1999 Plan, the “Company Plans”) will be, validly issued and fully paid, nonassessable and free of preemptive rights. There are no outstanding promissory notes evidencing indebtedness of the Company or outstanding promissory notes evidencing indebtedness owed to the Company. The Company has made available to Parent a true and complete list as of the date hereof (the “Capitalization Schedule”) of the names and holdings of all holders of outstanding Company Securities, and, with respect to each such holder, (A) an indication of the number and type of such Company Securities and whether, with respect to Company Stock Options and Company Restricted Shares, such Company Stock Options and Company Restricted Shares are vested or unvested, (B) the vesting schedule of each Company Stock Option and Company Restricted Share and the exercise price per share of each Company Stock Option, (C) the term of each such Company Stock Option, (D)

whether such Company Stock Option is a nonqualified stock option or incentive stock option within the meaning of Section 422 of the Code, (E) any restrictions on exercise or sale of the Shares underlying such Company Stock Option, (F) the Company Restricted Shares with respect to which elections under Section 83(b) of the Code are in effect, and (G) the Company Restricted Shares that were issued to the holder thereof in exchange for Shares that were, at the time such Company Restricted Shares were issued to such holder, either transferable or not subject to substantial risk of forfeiture (within the meaning of Section 83 of the Code).
               (ii) All the outstanding capital stock of each of the Company’s subsidiaries is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same except as may be provided by applicable law). There are no securities of the Company or any of its subsidiaries convertible into, or exchangeable or exercisable for, (X) any capital stock or other ownership or voting interests in or any other securities of any subsidiary of the Company or (Y) any options or other rights to acquire from the Company or any of its subsidiaries any such capital stock or other ownership interest, and there exists no other Contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of any such capital stock.
               (iii) There are no outstanding rights or obligations to which the Company or any of its subsidiaries is a party or by which it is bound, obligating the Company or any of its subsidiaries to repurchase, redeem or otherwise acquire any Company Securities or any securities issued by any such subsidiary (other than the Company’s right to repurchase of unvested Company Common Stock from terminating service providers). Other than as set forth in the Capitalization Schedule, each Share that was issued subject to forfeiture, right of repurchase by the Company or other restriction is fully vested and there are no such restrictions outstanding with respect to such Shares. There are no shareholder agreements, voting trusts or other arrangements or understandings to which the Company or any of its subsidiaries is a party or by which it is bound, and to its knowledge there are no other agreements, voting trusts or other arrangements or understandings, relating to the voting or registration of any shares of capital stock or other voting securities of the Company or any of its subsidiaries or to the issuance of capital stock, options, warrants or any other rights to any person, including any sales representatives, consultants, contractors, employees, shareholders or distributors of the Company’s or any of its subsidiaries’ products. No Shares are owned by the Company.
          (b) Equity Interests. Except as set forth on Section 2.2(b) of the Disclosure Schedule, the Company does not directly or indirectly own any equity, partnership, membership or similar interest in, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, and the Company is not under any current or prospective obligation to form or participate in, provide funds to, make any loan or capital contribution to, or other investment in, or assume any liability or obligation of, any other person. Neither the Company nor any of its subsidiaries is liable for any “earn-out” or similar payment under any merger agreement, asset purchase agreement, stock purchase agreement or other similar agreement for the acquisition of assets (including IPR), businesses or equity, partnership, membership or similar interests, or any interest convertible into, exercisable for the purchase of or exchangeable for any such equity, partnership, membership or similar interest, in any person, and there are no such “earn-out” or similar payment obligations under any existing Contract to which the Company or any subsidiary is a party that is capable of maturing or otherwise becoming payable on or after the date hereof.
          (c) Grant of Company Stock Options and Shares. Since April 5, 2010, none of the Company or any of its subsidiaries has granted to any employee of, or consultant to, the Company or any of its subsidiaries, or to any other person, any Company Stock Option or Shares.
     Section 2.3 Authority Relative to this Agreement; Recommendation. The Company has all necessary corporate power and authority to execute and deliver this Agreement, and each of the Company and its subsidiaries has all necessary corporate power and authority to execute and deliver the other Transaction Agreements to which it is a party, to perform its obligations under this Agreement and the other Transaction Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby (including the Merger) have been duly and validly (a) authorized unanimously by the Board of Directors of the Company (the “Company Board”) and (b) approved and adopted by the holders of at least 74.82% of the outstanding Company Common Stock voting together as a single class. All such Shareholder approvals referred to in this Section 2.3 (including the approval of the Merger) are referred to collectively herein as the “Shareholder Approval”). No other corporate proceedings on the part of the Company or any of its subsidiaries are necessary to authorize and adopt this Agreement or the other Transaction Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and the other Transaction Agreements have been duly and validly executed and delivered by the Company and each subsidiary of the Company that is a party thereto and constitute, assuming the due authorization, execution and delivery hereof and thereof by Parent and Acquisition Sub (to the extent a party to such agreement), valid, legal and binding agreements of the Company and each such subsidiary, enforceable against the Company and each such subsidiary in accordance with their terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.
     Section 2.4 Financial Statements.
          (a) The Company has made available to Parent copies of consolidated financial statements (collectively, the “Financial Statements”) consisting of (i) an unaudited balance sheet of the Company and its subsidiaries at March 31, 2010 and the related statement of income for the three months ended March 31, 2010 and (ii) unaudited balance sheets of the Company and its subsidiaries at December 31, 2009 and 2008 and the related statements of income for the fiscal years then ended. The balance sheet of the Company and its subsidiaries at December 31, 2009 is referred to herein as the “Company Balance Sheet” and the date thereof is referred to herein as the “Company Balance Sheet Date.” The statement of income included in the Financial Statements does not contain any items of special or nonrecurring revenue or any other income not earned in the ordinary course of business except as expressly specified therein, and such Financial Statements include all adjustments, which consist only of normal recurring accruals, necessary for a fair presentation in all material respects. The Financial Statements and the Cash Statement have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) consistently applied and maintained throughout the periods indicated and fairly present in all material respects the financial condition of the Company and its subsidiaries at their respective dates and the results of its operations for the periods covered thereby (subject to normal year-end adjustments and except that unaudited financial statements do not contain all required footnotes). None of the Financial Statements or the Cash Statement contains, as of the date hereof, any untrue statement of a material fact or has omitted to state a material fact required to be stated or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
          (b) All accounts receivable of Company and its subsidiaries arose in the ordinary course of business, are bona fide, carried at values determined in accordance with GAAP consistently applied. No person has given the Company written or, to the knowledge of the Company, oral notice of any disputes regarding, and, no person has any Lien on, any of such accounts receivable and no agreement for material deduction or discount has been made with respect to any of such accounts receivable, and no written or, to the knowledge of the Company, oral request for any deduction or discount on any account receivable has been made.
          (c) The Company has engaged Mohler, Nixon & Williams, as the Company’s independent auditor (the “Independent Auditor”), to begin auditing the consolidated balance sheets of the Company and its subsidiaries at December 31, 2009 and 2008 and the related consolidated statements of income, cash flow and shareholders’ equity for the fiscal years then ended, with a view to completing such audit and issuing an audit report thereon prior to June 4, 2010, as contemplated by Section 4.19.
     Section 2.5 Information Supplied. None of the information included in the Information Statement, as amended prior to the date any Shareholder delivers any written consent requested thereby, at the date delivered to the Shareholders, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Company makes no representation or warranty regarding the accuracy or completeness of any information about Parent or Acquisition Sub contained in the Information Statement provided in writing by Parent or Acquisition Sub expressly for inclusion. The Information Statement, insofar as it relates to a solicitation of written consents from the Shareholders for adoption and approval of this Agreement, the other Transaction Agreements, or the transactions contemplated hereby and thereby, including the Merger and the Spinoff, complies in all material respects with the provisions of the CGCL.
     Section 2.6 Consents and Approvals; Notices; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and similar merger notification laws or regulations of foreign Governmental Entities and the filing and recordation of the Agreement of Merger as required by the CGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any United States or foreign court or tribunal, governmental or regulatory body, or administrative agency or authority (each, a “Governmental Entity”) is necessary for the execution and delivery by the Company and each of its subsidiaries of this Agreement and each other Transaction Agreement to which it is a party or the consummation by the Company and its subsidiaries of the transactions contemplated hereby and thereby. Neither the execution, delivery and performance of this Agreement and the other

Transaction Agreements by the Company and its subsidiaries nor the consummation by the Company and its subsidiaries of the transactions contemplated hereby and thereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws (or similar governing documents) of the Company or any of its subsidiaries, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of the foregoing clause (ii) or (iii), for violations, breaches or defaults that would not, individually or in the aggregate, be material to the Company or any of its subsidiaries, taken as a whole.
     Section 2.7 No Default. Neither the Company nor any of its subsidiaries is in breach, default or violation (and no event has occurred that with notice or the lapse of time or both would constitute a breach, default or violation) of any term, condition or provision of (i) its Articles of Incorporation or Bylaws (or similar governing documents), or (ii) any order, writ, injunction or decree of any Governmental Entity applicable to the Company or any of its subsidiaries or any of their respective properties or assets, except, in the case of foregoing clause (ii) , for violations, breaches or defaults that would not, individually or in the aggregate, result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any of its subsidiaries exceeding One Hundred Thousand Dollars ($100,000).
     Section 2.8 No Undisclosed Liabilities; Absence of Changes. Neither the Company nor any of its subsidiaries has any liabilities or obligations of any nature, whether or not accrued, contingent or otherwise, that would be required by GAAP to be reflected on a consolidated balance sheet of the Company and its subsidiaries (including the notes thereto), other than (i) liabilities and obligations (A) reflected on the Company Balance Sheet (including the notes thereto), (B) incurred in connection with the preparation, execution, delivery and performance of this Agreement and the other Transaction Agreements, and (C) incurred in the ordinary course of business consistent with past practices after the Balance Sheet Date and (ii) accounts payable or accrued salaries that have been incurred by the Company since the Balance Sheet Date in the ordinary course of business consistent with past practices. Without limiting the generality of the foregoing, except as set forth on Section 2.8 of the Company Disclosure Schedule, during the period between the Company Balance Sheet Date and the date hereof, each of the Company and its subsidiaries has conducted its business in all material respects in the ordinary and usual course of such business consistent with past practices, and there has not been any:
          (a) Material Adverse Effect on the Company;
          (b) damage, destruction or other casualty loss with respect to any asset or property owned, leased or otherwise used by the Company or any of its subsidiaries having a book value or fair market value exceeding One Hundred Thousand Dollars ($100,000), whether or not covered by insurance;

          (c) declaration, setting aside or payment of any dividend, profit sharing distribution or other distribution in respect of the capital stock of the Company or any of its subsidiaries or any repurchase, redemption or other acquisition by the Company or any of its subsidiaries of any outstanding shares of capital stock or other securities of, or other ownership interests in, the Company or any of its subsidiaries;
          (d) except as provided in Section 1.2, amendment of any material term of any outstanding security of the Company or any of its subsidiaries;
          (e) incurrence, assumption or guarantee by the Company or any of its subsidiaries of any indebtedness for borrowed money other than in the ordinary course of business and in amounts and on terms consistent with past practices;
          (f) creation or assumption by the Company or any of its subsidiaries of any Lien on any asset having a book value or fair market value exceeding One Hundred Thousand Dollars ($100,000);
          (g) loan, advance or capital contribution made by the Company or any of its subsidiaries to, or investment in, any person other than (i) loans or advances to employees in connection with business-related travel and (ii) loans, advances or capital contributions to, or investments in, wholly-owned subsidiaries of the Company, and in each of cases (i) and (ii), made in the ordinary course of business consistent with past practices;
          (h) transaction or commitment made, or any contract or agreement entered into, by the Company or any of its subsidiaries relating to its assets or business (including the acquisition or disposition of any assets) or any relinquishment by the Company or any of its subsidiaries of any contract, agreement or other right, in either case, having a stated contract amount or otherwise potentially involving Company or subsidiary obligations or entitlements with a value exceeding One Hundred Thousand Dollars ($100,000);
          (i) change by the Company or any of its subsidiaries in any of its accounting principles, practices or methods; or
          (j) increase in the compensation or benefits (including the acceleration of vesting thereof) payable or that could become payable by the Company or any of its subsidiaries to (i) officers, directors or engineers of the Company or any of its subsidiaries or (ii) any other employee of, or consultant to, the Company or any of its subsidiaries whose annual cash compensation is One Hundred Thousand Dollars ($100,000) or more.
     Section 2.9 Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries or any of its or its subsidiaries’ properties or assets before any Governmental Entity. Neither Company nor any of its subsidiaries is subject to any outstanding order, writ, injunction or decree of any Governmental Entity that would reasonably be expected to result, individually or in the aggregate, in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any of its subsidiaries exceeding One Hundred Thousand Dollars ($100,000).

     Section 2.10 Compliance with Applicable Law. Each of the Company and its subsidiaries currently holds, and has held at all times, all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for the lawful conduct of its business (collectively, the “Company Permits”), except for failures to hold such permits, licenses, variances, exemptions, orders and approvals that would not, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any of its subsidiaries exceeding One Hundred Thousand Dollars ($100,000). Each of the Company and its subsidiaries is in compliance, and has been in compliance at all times, with the terms of the Company Permits held by it or to which it is subject, except where the failure so to comply would not, individually or in the aggregate, result in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any of its subsidiaries exceeding One Hundred Thousand Dollars ($100,000). The business of the Company and each of its subsidiaries is being conducted, and has at all times been conducted, in compliance with all applicable laws, ordinances and regulations of the United States or any foreign country, or any political subdivision thereof, or of any Governmental Entity except for violations or possible violations of any United States or foreign laws, ordinances or regulations that do not and will not result, individually or in the aggregate, in any charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any of its subsidiaries exceeding One Hundred Thousand Dollars ($100,000).
     Section 2.11 Employee Benefit Plans; Labor Matters.
          (a) Section 2.11(a) of the Company Disclosure Schedule lists as of the date hereof all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)), and all bonus, stock option, stock purchase, incentive, deferred compensation, supplemental retirement, health, life, or disability insurance, dependent care, severance and other similar fringe or employee benefit plans, programs or arrangements and any current (or to the extent the Company or any subsidiary has any continuing obligations, former) employment or executive compensation or severance agreements written or otherwise maintained or contributed to for the benefit of or relating to any employee (or to the extent the Company or any subsidiary has any continuing obligations, former employee) of the Company or any subsidiary of the Company, any trade or business (whether or not incorporated) that is a member of a controlled group including the Company or any of its subsidiaries or that is under common control with the Company or any of its subsidiaries within the meaning of Section 414 of the Code (an “ERISA Affiliate”), as well as each plan with respect to which the Company or any of its subsidiaries or an ERISA Affiliate would incur liability under Section 4069 (if such plan has been or were terminated) or Section 4212(c) of ERISA (together the “Employee Plans”). The Company has made available to Parent a copy of each Employee Plan and, where applicable, (i) the two most recent annual reports on Form 5500 (including schedules) filed with the Internal Revenue Service (the “IRS”) for each Employee Plan where such report is required, (ii) the documents and instruments governing each such Employee Plan and related funding arrangement including participant agreements, (iii) the most recent summary plan description and any summaries of material modifications for each such Employee Plan, and (iv) the most recent favorable IRS determination letter for each Employee Plan that is intended to be qualified pursuant to Section 401(a) of the Code.

          (b) No Employee Plan is subject to Title IV of ERISA or Section 412 of the Code, and neither the Company, nor any subsidiary of the Company, nor any ERISA Affiliate has incurred any liability (contingent or otherwise) with respect to any such Employee Plan or any other plan or arrangement subject to Title IV of ERISA. Each Employee Plan has been operated and maintained in all material respects in accordance with its terms and applicable law (including, without limitation, ERISA and the Code), and there has been no material violation of any reporting or disclosure requirement imposed by ERISA or the Code. Each Employee Plan intended to be qualified under Section 401(a) of the Code has received a determination letter from the IRS, and since the date of each most recent determination, there has, to the knowledge of the Company, been no event, condition or circumstance that has adversely affected or is reasonably likely to adversely affect such qualified status.
          (c) No fiduciary or party in interest of any Employee Plan has participated in, engaged in or been a party to any transaction that is prohibited under Section 4975 of the Code or Section 406 of ERISA and not exempt under Section 4975 of the Code or Section 408 of ERISA, respectively. With respect to any Employee Plan, (i) neither the Company, nor any subsidiary of the Company nor any of its ERISA Affiliates has had asserted against it any claim for Taxes under Chapter 43 of Subtitle D of the Code and Section 5000 of the Code, or for penalties under ERISA Section 502(c), 502 (i) or 502 (l), nor, to the knowledge of the Company, is there a basis for any such claim, and (ii) no officer, director or employee of the Company or any of its subsidiaries has committed a breach of any fiduciary responsibility or obligation imposed by Title I of ERISA. Other than routine claims for benefits, there is no claim or proceeding (including any audit or investigation) pending or, to the knowledge of the Company, threatened, involving any Employee Plan by any person, or by the IRS, the United States Department of Labor or any other Governmental Entity against such Employee Plan or the Company or any of its subsidiaries or any ERISA Affiliate; and no fact or circumstance exists that would make such a claim or proceeding likely to occur.
          (d) Section 2.11(d) of the Company Disclosure Schedule sets forth a list as of the date hereof of all (i) employment agreements with employees of the Company or any subsidiary of the Company (other than “at will” offer letters made available to Parent pursuant to which the Company and its subsidiaries have no liability and will not have any liability), (ii) agreements with consultants who are individuals obligating the Company or any of its subsidiaries to make annual cash payments in an amount exceeding One Hundred Thousand Dollars ($100,000) and any agreements pursuant to which any employee of the Company or any of its subsidiaries provides consulting or similar services to a third party, (iii) severance agreements or other agreements, arrangements or policies that contain post-employment liabilities or obligations, programs and policies of the Company or any of its subsidiaries with or relating to its respective employees, except such programs and policies required to be maintained by law, and (iv) plans, programs, agreements and other arrangements of the Company or any of its subsidiaries with or relating to its respective employees that contain change in control provisions whether or not listed in other parts of the Company Disclosure Schedule. The Company has made available to Parent copies of all such agreements, plans, programs and other arrangements.
          (e) Except as set forth in Section 2.11(e) of the Company Disclosure Schedule and except as contemplated by Section 1.11 of this Agreement, there will be no payment, accrual of additional benefits, acceleration of payments or vesting of any benefit under any Employee Plan or any other agreement or arrangement to which the Company or any of its subsidiaries is a party with any employees, consultants or service providers, and no employee, consultant, independent contractor, officer or director of the Company or any of its subsidiaries will become entitled to severance, termination allowance or similar payments, solely by reason of entering into or in connection with the transactions contemplated by this Agreement.
          (f) No Employee Plan that is a welfare benefit plan within the meaning of Section 3(1) of ERISA provides benefits to former employees of the Company or any of its subsidiaries or its ERISA Affiliates other than pursuant to Section 4980B of the Code or similar state laws. The Company, its subsidiaries and its ERISA Affiliates have complied in all material respects with the provisions of Part 6 of Title I of ERISA and Sections 4980B, 9801, 9802, 9811 and 9812 of the Code.
          (g) There are no controversies relating to any Employee Plan or other labor matters pending or, to the knowledge of the Company, threatened between the Company or any subsidiary of the Company and any of its respective employees. Neither Company nor any of its subsidiaries is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company or any subsidiary of the Company, and neither the Company nor any of its subsidiaries knows of any activities or proceedings of any labor union to organize any such employees. No strikes, work stoppage, material grievance, claim of unfair labor practice, or dispute against the Company or any of its subsidiaries has occurred, is pending or, to the knowledge of the Company, threatened, and to the knowledge of the Company there is no basis for any of the foregoing.
          (h) Neither the Company nor any of its subsidiaries nor any of its ERISA Affiliates sponsors or has ever sponsored, maintained, contributed to, or incurred an obligation to contribute to any Multiemployer Plan or to a Multiple Employer Plan, nor is it reasonably likely that there would be any liability to a Multiemployer Plan or Multiple Employer Plan pursuant to Title IV of ERISA. For these purposes, “Multiemployer Plan” means a multiemployer plan, as defined in Section 3(37) and 4001(a)(3) of ERISA, and “Multiple Employer Plan” means any Employee Benefit Plan sponsored by more than one employer, within the meaning of Sections 4063 or 4064 of ERISA or Section 413(c) of the Code.
          (i) In accordance with applicable law, each Employee Plan can be amended or terminated by the Company or a subsidiary of the Company at any time, without consent from any other person and without liability other than for benefits accrued as of the date of such amendment or termination (other than charges incurred as a result of such termination). The Company and its subsidiaries and their respective ERISA Affiliates have made full and timely payment of all amounts required to be contributed or paid as expenses or accrued such payments in accordance with normal procedures under the terms of each Employee Plan and applicable law.
          (j) To the knowledge of the Company, no employee, or group of employees, of the Company or any of its subsidiaries has any plans to terminate employment with the Company or any of its subsidiaries. Each of the Company and its subsidiaries has complied in all material respects with all laws relating to the employment of labor, including provisions thereof relating to wages, hours, equal opportunity and collective bargaining, and does not have any other material employee relations problems. All employees classified as exempt from the overtime provisions of state and federal law have been properly classified, as have all individuals classified as independent contractors. There are no wage and hour, wrongful termination or employment discrimination claims, complaints or charges pending against the Company or any of its subsidiaries, and, to the knowledge of the Company, there is no reasonable basis for any claim, complaint or charge against the Company or any of its subsidiaries by any employee or former employee of the Company or any of its subsidiaries who was terminated prior to the Effective Time and from whom the Company or such subsidiary did not obtain a release of claims that was effective and not subject to revocation at the Effective Time.
          (k) Each of the Company and its subsidiaries has paid in full to, or accrued for the benefit of, all employees all wages, salaries, commissions, bonuses, vacation pay, fringe benefit payments, sabbatical pay and all other direct and indirect compensation of any kind for all services performed by each of them in accordance with applicable law and the terms of the Employee Plans. Section 2.11(k) of the Company Disclosure Schedule sets forth a list of the names of each employee and the amount of sabbatical pay accrued for each as of June 7, 2010. Except as set forth on Section 2.11(k) of the Company Disclosure Schedule, no sabbatical pay or other similar payment is required to be accrued for any employee under applicable law, the terms of any Employee Plan or GAAP.
          (l) Neither the Company nor any of its subsidiaries has had or will have any liability as of the Effective Time to any employee or to any organization or any other person as a result of the termination of any employee leasing arrangement.
          (m) No “leased employee,” as that term is defined in Section 414(n) of the Code or any other person who is not classified as a common law employee of the Company or any of its subsidiaries, performs services for the Company or any of its subsidiaries or any ERISA Affiliate. No person who has been classified by the Company or any of its subsidiaries as an independent contractor or in any other non-employee classification (each a “Contingent Worker”) is eligible to participate in, nor does such person participate in, any Employee Plan subject to ERISA or any plan described in Section 423 of the Code and no retroactive participation in any Employee Plan would result due to reclassification of a Contingent Worker as a common law employee of the Company or any subsidiary of the Company. The exclusion of any Contingent Worker from any Employee Plan does not cause any Employee Plan which is intended to be qualified under Code Section 401(a) to lose such qualification, nor does the exclusion of any Contingent Worker violate the terms of any Employee Plan.
     Section 2.12 Environmental Laws and Regulations. (a) Each of the Company and its subsidiaries has been in compliance with all applicable United States federal, state, local and foreign laws and regulations relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) (collectively, “Environmental Laws”), except for non-compliances that, individually or in the aggregate, would not result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any of its subsidiaries exceeding One Hundred Thousand Dollars ($100,000); (b) to the knowledge of the Company, there has been no disposal, release or threatened release of any substance, material or waste that is listed, classified or regulated in any concentration pursuant to any Environmental Law or which may be the subject of regulatory action by any Governmental Entity pursuant to any Environmental Law (a “Hazardous Substance”) on, under, in, from or about any property currently or formerly owned or operated by the Company or any of its subsidiaries, or otherwise related to the operations of the Company or any of its subsidiaries, that has resulted or may result in any loss, expense, charge, assessment, levy, fine or other liability being imposed upon or incurred by the Company or any of its subsidiaries exceeding One Hundred Thousand Dollars ($100,000); (c) neither the Company nor any of its subsidiaries has received any written notice, demand, letter, claim or request for information alleging violation by, or liability of, the Company or any of its subsidiaries under any Environmental Law, and there are no proceedings, actions, orders, decrees, injunctions or other written claims or, to the knowledge of the Company, any threatened actions or claims, relating to or otherwise alleging liability under any Environmental Law; (d) neither the Company nor any of its subsidiaries has entered into or agreed to, and is not subject to, any consent decree, order or settlement or other agreement in any judicial, administrative, arbitral or other similar forum relating to its compliance with or liability under any Environmental Law; and (e) neither the Company nor any of its subsidiaries has assumed or is required to make any expenditures, individually or in the aggregate, exceeding One Hundred Thousand Dollars ($100,000) pursuant to or to comply with any Environmental Law.
     Section 2.13 Taxes.
          (a) Definitions. For purposes of this Agreement:
               (i) “Tax” (including “Taxes”) means (A) all federal, state, local, foreign and other net income, gross income, gross receipts, net worth, sales, use, ad valorem, transfer, franchise, profits, transaction, title, capital, paid-up capital, registration, license, escheat, lease, service, service use, withholding, payroll, employment, excise, severance, stamp, business and occupation, premium, property, real property, personal property, intangibles, inventory and merchandise, business privilege, federal highway use, commercial rent, production, windfall profits, alternative or add-on minimum, estimated, gains, social security, welfare, value added, environmental, workers’ compensation, customs, duties or other taxes, fees, levies, tariffs, imposts, assessments or charges of any kind whatsoever, (B) any interest, penalties, fines, additions to tax or additional amounts imposed by any Governmental Entity in connection with (i) any item described in clause (A) or (ii) the failure to comply with any requirement imposed with respect to any Tax Returns, (C) any liability for payment of amounts described in clause (A) or (B) whether as a result of transferee liability, of being a member of an affiliated, consolidated, combined or unitary group for any period, or otherwise through operation of law, and (D) any liability for the payment of amounts described in the foregoing clause (A), (B) or (C) as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify any other person.
               (ii) “Tax Law” means any domestic or foreign, federal, state or local statute, law, ordinance, rule, code, regulation, order, writ, injunction, judgment, decree or other requirement of any Governmental Entity relating to Taxes.
               (iii) “Tax Period” means any period prescribed by any Governmental Entity for which a Tax Return is required to be filed or a Tax is required to be paid.

               (iv) “Tax Return” means any return, declaration, report, statement, information statement, election, notification or other written information or document filed or required to be filed with, or submitted to, a Governmental Entity with respect to Taxes, including any claims for refunds of Taxes and any schedules, attachments, amendments or supplements (filed or required to be filed) of any of the foregoing.
          (b) Tax Matters
               (i) Each of the Company and its subsidiaries has timely filed on or before the applicable Due Date with the appropriate Governmental Entity all Tax Returns it is required to have filed. All Tax Returns filed by the Company and its subsidiaries have been properly completed in compliance with applicable legal requirements and are true, correct and complete.
               (ii) Each of the Company and its subsidiaries has timely paid all Taxes that have become due or payable (whether or not shown on a Tax Return). The amount reflected as a liability for current taxes payable on the face of the most recent balance sheet (as opposed to in any notes thereto) included in the Financial Statements equals or exceeds all Taxes for which the Company and its subsidiaries are liable (whether or not shown on any Tax Return) that have accrued but are not yet due or payable as of the date thereof. The Company and its subsidiaries have not incurred any liability for Taxes since the date of the most recent balance sheet included in the Financial Statement other than (A) Spinoff Taxes and (B) Taxes accrued following such date in the ordinary course of business consistent with comparable amounts incurred in prior Tax Periods adjusted only for ordinary course changes in operating results of the Company and its subsidiaries.
               (iii) No claim has been made by a Governmental Entity in a jurisdiction where the Company or any of its subsidiaries does not file Tax Returns that the Company or any of such subsidiaries is or may be subject to taxation by that jurisdiction.
               (iv) The Company has previously made available to Parent true, correct and complete copies of (A) all Tax Returns filed by or on behalf of the Company or any of its subsidiaries for which the applicable statute of limitations has not expired, (B) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to Taxes with respect to the Company or its subsidiaries and (C) all statements of deficiencies assessed against or agreed to by the Company or its subsidiaries. No election has been made with respect to Taxes of the Company or any of its subsidiaries that is not reflected in a Tax Return previously made available to Parent.
               (v) There is no current, pending or, to the knowledge of the Company, threatened, claim, demand, cause of action, suit, arbitration, inquiry, hearing, investigation, request for information or filings, audit, examination, disputes, proposed adjustment or proceeding (whether administrative, regulatory or otherwise, or whether oral or in writing) by any Governmental Entity with respect to Taxes relating to the Company or its subsidiaries (“Tax Claim”). Section 2.13(b)(v) of the Disclosure Schedule sets forth all deficiencies claimed, proposed or asserted or assessments that have been made against the Company or any of its subsidiaries as a result of any Tax Claim since January 1, 2005. All amounts set forth in Section

2.13(b)(v) of the Disclosure Schedule have been fully paid or otherwise fully settled with no further amounts owed.
               (vi) Neither the Company nor any of its subsidiaries is or has been a party to or bound by any Tax indemnity agreement, Tax sharing agreement, Tax allocation agreement or similar contract, and neither the Company nor any of its subsidiaries is or has been a party to or bound by any offer in compromise, closing agreement, gain recognition agreement or other agreement with any Governmental Entity with respect to Taxes. No Tax ruling has been applied for or received by the Company or any of its subsidiaries.
               (vii) Neither the Company nor any of its subsidiaries has (A) engaged in a transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) (or any analogous provision of state, foreign or local Tax Law), or a transaction that constitutes a “listed transaction” as such term is defined in Treasury Regulation Section 1.6011-4(b)(2), or (B) taken a reporting position on a Tax Return that, if not sustained, would be reasonably likely to give rise to a penalty for substantial understatement of federal income Tax under Section 6662 of the Code (or any similar provision of U.S. state, U.S. local or foreign Tax Law), without regard to any disclosure thereof.
               (viii) Neither the Company nor any of its subsidiaries is or has been a United States real property holding corporation within the meaning of Code Section 897(c)(2) during the applicable period specified in Code Section 897(c)(1)(A)(ii).
               (ix) Neither the Company nor any of its subsidiaries (i) has been a member of any affiliated group that filed, or was required to file, a consolidated federal income Tax Return or a member of a combined, consolidated or unitary group for state, local or foreign Tax purposes (other than any such group of which the Company was at all times the common parent corporation) and (ii) has, or will have, any liability for the Taxes of any other person under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local, or foreign Tax Law), as a transferee or successor, by Contract, operation of law or otherwise.
               (x) Neither the Company nor any of its subsidiaries has agreed to or is required to make any adjustment for any period after the Closing pursuant to Sections 481(a) or 263A of the Code (or any comparable provision of state, local or foreign Tax Law) by reason of a change in accounting method initiated by the Company or any of its subsidiaries, any transaction or event or otherwise, and the Company has no knowledge that the IRS has proposed any such adjustment or a change in any accounting method used by the Company or any of its subsidiaries. Each of the Company and its subsidiaries uses the accrual method of accounting for federal income tax purposes. Except as required by applicable Tax Law, neither the Company nor any of its subsidiaries has taken any action inconsistent with its practices in prior years with the intent to defer a liability for Taxes from a period prior to the Effective Time to a period following the Effective Time. Neither the Company nor any of its subsidiaries has disposed of any property in a transaction being accounted for under the installment method pursuant to Section 453 of the Code (or similar provisions of applicable Tax Law). Neither the Company nor any of its subsidiaries is required to recognize any income for tax purposes after the Closing Date as a result of any transaction that occurred prior to the Closing Date with the intent of receiving the cash prior to the Closing and deferring the Tax until following the Closing, other than transactions entered into in the ordinary course of business consistent with similar transactions entered into in prior Tax Periods.
               (xi) Neither the Company nor any of its subsidiaries is subject to or has filed any waiver or extension of the statute of limitations applicable to any Tax Return or the assessment or collection of any Tax.
               (xii) Neither the Company nor any of its subsidiaries is a party to any agreement, Contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in connection with the transactions contemplated by this Agreement (either alone or in combination with any other events), in the payment of any “parachute payments” within the meaning of Section 280G of the Code.
               (xiii) All Taxes that the Company and its subsidiaries have been required to withhold or to collect for payment have been duly withheld and collected, and, to the extent required, have been timely paid to the appropriate Governmental Entity in compliance with all applicable legal requirements.
               (xiv) There are no Tax Liens on any assets of the Company or any of its subsidiaries, other than Liens for Taxes not yet due and payable.
               (xv) Neither the Company nor any of its subsidiaries has distributed stock of another person, or has had its stock distributed by another person, in a transaction that purported or intended to be governed in whole or in part by Section 355 or 361 of the Code other than the Spinoff.
               (xvi) Each Company Stock Option exercised (or that will be exercised) prior to the Closing Date and treated by the Company as an “incentive stock option” as such term is defined in Section 422 of the Code, qualified at all times for such treatment and was (or will be) held at the time of exercise by a person whose exercise of such Company Stock Option was (or will be) governed by Section 421(a) of the Code (determined without regard to Section 422(a)(1) of the Code).
               (xvii) Neither the Company nor any of its subsidiaries is a party to any joint venture, partnership or other arrangement or Contract that could be treated as a partnership for any applicable income Tax purposes. Section 2.13(b)(xx) of the Company Disclosure Schedule sets forth all elections pursuant to Treasury Regulation Section 301.7701-3 that have been made by any subsidiaries of the Company and by business entities in which the Company or any of its subsidiaries owns an equity interest. Neither the Company nor any of its subsidiaries has ever been an “S corporation” as that term is defined in the Code.
               (xviii) Neither the Company nor any of its subsidiaries has (i) ever been a personal holding company under Section 542 of the Code or (ii) participated in an international boycott within the meaning of Section 999 of the Code.
          (c) The fair market value of 100% of the interests in Nvelo to be distributed pursuant to the Nvelo Distribution, determined at the time of the Nvelo Distribution, does not exceed $1,000,000.00.

          (d) Each Employee Plan that is a nonqualified deferred compensation plan (as defined under Section 409A of the Code) satisfies the applicable requirements of Sections 409A(a)(2),(3), and (4) of the Code, and has, since January 1, 2005, been operated in good faith compliance with Sections 409A(a)(2), (3), and (4) of the Code. Each Company Stock Option that was granted on or after January 1, 2005 and/or that vested on or after January 1, 2005 has an exercise price that is equal to or greater than the fair market value of the underlying equity as of the date such Company Stock Option was granted, as determined for purposes of Section 409A of the Code.
          (e) For purposes of this Section 2.13, where the context permits, each reference to the Company and its subsidiaries shall include a reference to any other person for whose Taxes the Company or any of its subsidiaries, as applicable, is or could be held liable under law.
          (f) The Nvelo Distribution will qualify for treatment as a tax-free distribution to the Shareholders pursuant to Sections 355 of the Code, but will be a taxable transaction to the Company by reason of Section 355(e) of the Code.
     Section 2.14 Intellectual Property.
          (a) Certain Definitions. For purposes of this Agreement:
               (i) “Business” means any and all of the business, operations and activities of the Company and its subsidiaries as previously or currently conducted and as currently proposed to be conducted by the Company and its subsidiaries, including those relating to the manufacture, use, sale, license, distribution, development, testing, marketing, support, maintenance and other exploitation of the Products and those relating to any business plans, development plans, project plans or product road maps of the Company and its subsidiaries;
               (ii) “Company IPR” means any and all IPR (A) that the Company and any of its subsidiaries purport to own or has held itself out as owning; (B) for which any application, certificate, registration or grant has been made or issued in the name of the Company or any subsidiary; (C) for which the Company or any subsidiary has obtained or recorded, or has the right to obtain or record, any assignment, grant or conveyance of any ownership rights to the Company or any subsidiary; (D) that was authored, conceived, developed, created, invented or reduced to practice by any employee in the course or scope of employment by the Company or any subsidiary; (E) that was authored, conceived, developed, created, invented or reduced to practice by any independent contractor of the Company or any subsidiary in the course of performing services for the Company or any subsidiary other than any Company Licensed IPR; (F) relates to the Business and was authored, conceived, developed, created, invented or reduced to practice by any founder of the Company or any subsidiary or other person involved in the formation of the Company or any subsidiary or development of any of the IPR, Products or plans for the Business, other than Company Licensed IPR; or (G) is used in or necessary for the conduct of the Business, other than Company Licensed IPR.
               (iii) “Company Licensed IPR” means any and all IPR that is licensed to the Company or any subsidiary of the Company pursuant to an Inbound License Agreement;

               (iv) “Company Software” means all Software incorporated in any of the Products and all other Software used in connection with the design, development, testing and support of Products, other than Software licensed to the Company under the Inbound License Agreements;
               (v) “Inbound License Agreement” means any agreement granting to the Company or any of its subsidiaries any license, covenant not to sue or other right (in each case where such grant is currently in effect) under or with respect to any IPR or Software;
               (vi) “Intellectual Property Rights” or “IPR” means any and all rights throughout the world in, arising from or associated with any of the following, whether protected, created or arising under the laws of the United States or any other jurisdiction: (A) trade names, trademarks and service marks (registered and unregistered), domain names and other Internet addresses or identifiers, trade dress and similar rights and applications (including intent to use applications) to register any of the foregoing (collectively, “Trademarks”); (B) all classes or types of patents, including utility patents, utility models, design patents, provisional patents, invention certificates, and other government grants for the protection of inventions and all reexaminations, reissues, extensions, renewals, applications and rights to file applications for any of the foregoing (collectively, “Patents”); (C) copyrights, design rights, other rights in works of authorship and registrations and applications for any of the foregoing (collectively, “Copyrights”); (D) trade secrets and all other know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, schematics, drawings, formulae, technical data, specifications, research and development information, technology, algorithms, models, methodologies, databases, designs and other information that derive economic value (actual or potential) from not being generally known to public (but excluding any Copyrights or Patents for any of the foregoing covered under (B) or (C) above) (collectively, “Trade Secrets”); (E) mask work and similar rights protecting integrated circuit or chip topographies or designs (collectively, “Mask Works”); (F) all rights in databases and data collections (including knowledge databases and customer information); (G) moral rights, publicity rights and any other proprietary, intellectual, industrial property or information rights of any kind not otherwise covered under (A) through (F) above; and (H) all goodwill associated with any of the foregoing;
               (vii) “Open Source License” means any license whose terms require the distribution of source code in connection with the distribution of the Software to which such license applies or that prohibit the licensee from charging a fee or otherwise limit the licensee’s freedom of action with regard to seeking compensation in connection with sublicensing or distributing the Software to which such license applies (whether in source code or executable code form), including the Artistic License, the Mozilla Public License, the GPL or the LGPL or any license that applies to “open source”, “freeware”, “shareware” or other freely available public Software.
               (viii) “Open Source Software” means any “open source”, “freeware”, “shareware” or other freely available public Software, including any Software that is licensed under the Artistic License, the Mozilla Public License, the GPL, the LGPL or any other Open Source License.

               (ix) “Outbound License Agreement” means any agreement granting to any Third Party (other than the Company) any license, covenant not to sue or other right (in each case where such grant is currently in effect) under or with respect to any Company IPR or under which the Company grants, purports to grant or has any obligation to grant any license, covenant not to sue or other right under or with respect to any IPR or Software (in each case where such actual or purported grants or obligations are still in effect);
               (x) “Products” means: (A) any and all Software, product and service offerings of the Company and any of its subsidiaries, including those under development and any other subject matter that embodies or is protected by Company IPR that is licensed or otherwise made available to a customer of the Company or any of its subsidiaries; (B) all documentation associated with any of the foregoing; (C) all versions of any of the foregoing, including prior releases, alpha and beta test versions, new versions or portions thereof currently under development; and (D) all designs, packaging, displays, and training materials associated with any of the foregoing. Clauses (A), (B) and (C) are collectively referred to as “Product Offerings”
               (xi) “Software” means (A) computer software and code, including any and all software implementations of algorithms, models and methodologies, assemblers, scripts, macros, applets, compilers, source code and executable code; development tools, design tools and user interfaces, in any form or format, however fixed; (B) databases and compilations, including any and all data (including image and sound data), integrated circuit designs, databases, cells and libraries and collections of data, whether machine readable or otherwise; (C) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing; and (D) all documentation, including user manuals and training materials, relating to any of the foregoing;
               (xii) “Standard Commercial Software” means generally available standard commercial software applications used generally in the Company’s or any subsidiary’s internal business operations (and not incorporated into or distributed with Company Products or otherwise by the Company) pursuant to “shrink wrap” or “click through” licenses on terms that have not been negotiated, in each case, for aggregate fees no greater than five thousand dollars ($5,000) per copy or twenty-five thousand dollars ($25,000) in the aggregate; and
               (xiii) “Third Party” means, solely for purposes of this Section 2.14, any person other than the Company and any subsidiary of the Company.
          (b) Scheduled Intellectual Property Rights.
               (i) Company Registered IPR. Section 2.14(b)(i) of the Company Disclosure Schedule sets forth an accurate and complete list of any and all of the following Company IPR or IPR exclusively licensed to the Company or any of its subsidiaries: (A) Patents and Patent applications (including provisional applications); (B) registered Trademarks and applications for registration of Trademarks, including intent-to-use applications and other registrations or applications related to Trademarks; (C) registered Copyrights and applications for registration of Copyrights; (D) registered Mask Works and applications for Mask Works; and (E) other Company IPR that is the subject of any United States, international or foreign application, registration, certificate, filing, grant or other document issued, filed with or recorded by an Governmental Entity (collectively, (A) through (E), “Company Registered IPR”). For each item of Company Registered IPR, Section 2.14(b)(i) of the Company Disclosure Schedule sets forth (1) the title, application serial number, registration number, filing date, issue date (if issued) and other appropriate identifying information; (2) current status of such Company Registered IPR; and (3) an accurate and complete description of any and all ownership or exclusive license rights of the Company or any of its subsidiaries or any Third Party with respect to such Company Registered IPR, including joint ownership rights and rights of enforcement.
               (ii) Inbound License Agreements. Section 2.14(b)(ii) of the Company Disclosure Schedule sets forth an accurate and complete list of any and all Inbound License Agreements, other than licenses for Standard Commercial Software. For each Inbound License Agreement, Section 2.14(b)(ii) of the Company Disclosure Schedule sets forth the title, parties and effective date of such Inbound License Agreement and any amendment thereof.
               (iii) Products. Section 2.14(b)(iii) of the Company Disclosure Schedule sets forth an accurate and complete list of all current Products (excluding the documentation described in clause (A) of Section 2.14(a)(vii) and the materials described in clause (D) of Section 2.14(a)(vii)) of the Company and its subsidiaries. For each Product Offering, Section 2.14(b)(iii) of the Company Disclosure Schedule sets forth a complete and accurate list of (A) any export licenses, export classification numbers, permits, certifications or other approvals of any Governmental Entity, university or industry testing lab or certification authority with respect to such Product Offerings; (B) any Company Licensed IPR used in such Product Offerings; and (C) operating system environments and hardware platforms supported by such Product Offerings.
               (iv) Other Company IPR. Section 2.14(b)(iv) of the Company Disclosure Schedule sets forth an accurate and complete list identifying all invention disclosures prepared since January 1, 2007 and, to the knowledge of the Company, prepared prior to that date, that constitute Company IPR and are not the subject of any Company Registered IPR listed pursuant to Section 2.14(b)(i).
               (v) Outbound License Agreements. (A) Section 2.14(b)(v) of the Company Disclosure Schedule sets forth a complete and accurate list of all Outbound License Agreements, excluding non-exclusive internal use licenses of executable code of Products granted by the Company or any of its subsidiaries to end user customers that have purchased or licensed Products for which the total amount payable to the Company or any of its subsidiaries did not exceed Two Hundred Fifty Thousand Dollars ($250,000). For each such Outbound License Agreement, Section 2.14(b)(v) of the Company Disclosure Schedule sets forth the title, parties and effective date of such Outbound License Agreement. (B) Each Third Party to which the Company or any subsidiary has distributed, licensed or otherwise made available any Product or Software has executed and delivered to the Company or a subsidiary of the Company a written license agreement or, in the case of any Product or Software made available solely in object code form, is legally bound by a “click-through agreement” setting forth the terms and conditions applicable to such Third Party’s use of such Product or Software, a complete and accurate copy of which agreement has been made available by the Company to Parent’s counsel prior to the date hereof and any amendment thereof.

          (c) Intellectual Property Rights.
               (i) Ownership. The Company (or a subsidiary of the Company) owns exclusively all right, title and interest in and to all of the Company IPR free and clear of any and all Liens, and all such Company IPR is fully transferable, alienable and licenseable by the Company (or such subsidiary) and shall be fully transferable, alienable and licensable by the Surviving Corporation on and immediately after the Closing, and by Parent on and after any subsequent merger of the Surviving Corporation into Parent, in each case except as a result of any independent agreements or obligations of Parent. Upon the Closing, the Surviving Corporation shall succeed to all of the Company IPR and all of such rights shall be exercisable by the Surviving Corporation, and by Parent on and after any subsequent merger of the Surviving Corporation into Parent, to the same extent as by the Company (or a subsidiary of the Company) prior to the Closing, in each case except as a result of any independent agreements or obligations of Parent. The Company has not transferred ownership of, or granted any exclusive license with respect to, any Company IPR or IPR that was, at the time of transfer, owned by the Company or a subsidiary of the Company. No loss or expiration of any material Company IPR is pending or reasonably foreseeable (other than the expiration of Registered IP at the end of the applicable statutory term) or, to the knowledge of the Company, threatened. Section 2.14(c)(i) of the Company Disclosure Schedule sets forth, for all Company IPR that was acquired by the Company or any subsidiary of the Company from a third party (other than any individual consultant or contractor engaged by the Company or any subsidiary of the Company), (i) a general description of the work product, (ii) the identity of the third party from which such Company IPR was acquired and (iii) the name and date of the agreement under which such Company IPR was acquired.
               (ii) Company Licensed IPR. All of the Company’s and its subsidiaries’ rights and licenses under the Inbound License Agreements are valid and the Company’s and its subsidiaries’ rights and licenses are enforceable and are free and clear of any and all Liens (it being understood that no representation is made in this Section 2.14(c)(ii) as to the enforceability and validity of the underlying Company Licensed IPR that is licensed under the Inbound License Agreements). The Company Licensed IPR shall be exercisable by the Surviving Corporation on and after the Closing, and by Parent on and after any subsequent merger of the Surviving Corporation into Parent, to the same extent as by the Company and its subsidiaries prior to the Closing, except as a result of any independent agreements or obligations of Parent. No loss or expiration (other than the scheduled expiration under applicable law of Company Registered IPR and other than the scheduled expiration by its terms of an Inbound License Agreement listed in Section 2.14(b)(ii) of the Company Disclosure Schedule) of any material Intellectual Property Rights or Software licensed to the Company or its subsidiaries under any Inbound License Agreement is pending or reasonably foreseeable or, to the knowledge of the Company, threatened. No licensor or other Third Party under any Inbound License Agreement has any ownership or exclusive license rights in or with respect to any improvements, enhancements, modifications or derivative works made by or for the Company to the Intellectual Property Rights or Software licensed thereunder.
               (iii) No Challenges to Ownership or Licenses. Neither the Company nor any of its subsidiaries has received any written or, to the knowledge of the Company, oral notice or claim (A) challenging the Company’s or any subsidiary’s ownership of the Company

IPR (in whole or in part) or Company Software or suggesting that any Third Party has any claim of legal or beneficial ownership with respect thereto; or (B) challenging any license, exclusivity or other rights of the Company or any subsidiary under any Inbound License Agreement, including any rights granted to Company or any subsidiary thereunder with respect to any Company Licensed IPR or Software. To the knowledge of the Company, there is no reasonable basis for any such challenge or claim that the Company or any subsidiary of the Company does not own the Company IPR or continue to hold and have the right to exercise all such license, exclusivity and other rights granted under any Inbound License Agreement.
               (iv) Company Registered IPR.
               (A) All Company Registered IPR has been: (1) registered or obtained in accordance with all applicable legal requirements, and is currently in full force and effect; or (2) in the case of patent applications and trademark registration applications, filed and is currently pending in accordance with all applicable legal requirements. The Company (or a subsidiary of the Company) is the exclusive owner and record holder of title of each item of Company Registered IPR by virtue of written assignments to the Company (or such subsidiary) that have been duly executed and properly and timely recorded with the applicable Governmental Entities. The Company (or such subsidiary) has timely paid all filing, examination, issuance, post registration and maintenance fees, annuities and the like associated with or required with respect to any of the Company Registered IPR.
               (B) To the knowledge of the Company, all Company Registered IPR is valid and enforceable. Neither the Company nor any of its subsidiaries has received any written or, to the knowledge of the Company, oral notice or claim challenging or questioning the validity or enforceability or alleging the misuse of any of the Company Registered IPR. Neither the Company nor any of its subsidiaries has taken any action or failed to take any action, which action or failure would reasonably be expected to result in the abandonment, cancellation, forfeiture, relinquishment, invalidation or unenforceability of any of the Company Registered IPR. Neither the Company nor any subsidiary of the Company has committed any illegal tying, illegal term extension, misuse, other illegal anti-competition activities, laches, estoppel, waiver, inequitable conduct in violation of 35 C.F.R. 1.56 or other law, in each case, that, if litigated, may result in the unenforceability or invalidity of any Company Registered IPR. All Trademarks that are Company Registered IPR have been continuously used in the form appearing in, and in connection with, the goods and services listed in their respective registration certificates and applications thereof, respectively.
               (C) No Company Registered IPR has been or is now involved in any interference, reissue, reexamination, entitlement action, opposition, cancellation, litigation, arbitration or similar proceeding and, to the knowledge of the Company, no such action is or has been threatened with respect to any of the Company Registered IPR and there is no Third Party IPR that, if an appropriate proceeding were commenced, would be interfering with or render invalid or unenforceable any Company Registered IPR.

               (D) There are no actions that must be taken within one hundred twenty (120) days of the Closing Date, including the payment of any registration, maintenance or renewal fees or the filing of any responses to office actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered IPR. Neither the Company nor any of its subsidiaries has claimed any status in the application for or registration of Company Registered IPR, including “small business status,” that would not be applicable to the Company, its subsidiaries or to the Surviving Corporation on or after the Closing Date, or to Parent after any subsequent merger of the Surviving Corporation into Parent.
               (v) Actions to Protect Intellectual Property Rights. Each of the Company and its subsidiaries has taken reasonable steps consistent with industry standards to protect its rights in the Company IPR and the Company Licensed IPR and maintain the confidentiality of all information that constitutes or at any time constituted a Trade Secret of the Company or a subsidiary of the Company (other than information that lost its status as a Trade Secret through the issuance by the Company of, or publication of, Patents or applications therefor). Without limiting the foregoing, (i) all current and former employees, consultants and contractors of the Company or any subsidiary of the Company have executed and delivered written proprietary information, confidentiality and assignment agreements substantially in the Company’s standard forms (which have previously been provided to Parent) and (ii) all IPR created or developed by any such current and former employees in the course or scope of their employment and all IPR created or developed by current or former consultants and contractors in the scope of their engagement by the Company or any subsidiary of the Company (including any inventions that are the subject of any Patents that are included in the Company Registered IPR) has been assigned to, and is vested exclusively in, the Company or a subsidiary of the Company pursuant to such written agreements.
               (vi) No Infringement or Unauthorized Use by the Company. None of the Products, nor any other activities or operations of the Company or any subsidiary, have infringed upon, misappropriated, violated, diluted or constituted the unauthorized use of, or do infringe upon, misappropriate, violate, dilute or constitute the unauthorized use of, any Intellectual Property Rights of any Third Party. Neither the Company nor any of its subsidiaries has received any written or, to the knowledge of the Company, oral notice or claim asserting or suggesting that any such infringement, misappropriation, violation, dilution, unauthorized use is or may be occurring or has or may have occurred, including any notice requesting or suggesting that the Company or any of its subsidiaries consider entering into a license of a patent owned by a Third Party, nor, to the knowledge of the Company, is there any reasonable basis thereof.
               (vii) No Infringement or Violations by Third Parties. To the knowledge of the Company, no Third Party is misappropriating, infringing, diluting, using without authorization or violating any Company IPR or any Company Licensed IPR exclusively licensed to the Company or any subsidiary.
               (viii) Software.
                    (A) The Company Software was either (1) developed by employees of the Company or its subsidiaries within the scope of their employment who have expressly assigned all their ownership rights therein to the Company or a subsidiary of the Company pursuant to written agreements; (2) developed by independent contractors who have expressly assigned all their ownership rights therein to the Company or a subsidiary of the Company pursuant to written agreements; or (3) otherwise acquired by the Company or a subsidiary of the Company from a Third Party pursuant to a written agreement in which all of their ownership rights therein were expressly assigned to the Company or a subsidiary of the Company.
                    (B) None of the Company Software incorporates any Software, other technology or IPR of any university or academic institution.
                    (C) Copies of the Company Software have been provided to and retained by Third Parties solely under non-exclusive license terms, and the Company or one of its subsidiaries has retained title to and ownership of all Intellectual Property Rights in copies, modifications and derivative works of the Company Software.
                    (D) No source code of any Company Software has been licensed or otherwise provided to any Third Party except as described in Section 2.14(c)(viii)(D) of the Company Disclosure Schedule and all such source code has been and remains safeguarded and protected as Trade Secrets of the Company or a subsidiary of the Company. For each agreement under which source code of any Company Software has been licensed or otherwise provided to any Third Party, if the source code that has been licensed or otherwise provided to any Third Party under such agreement is source code of Company Software other than the Company’s “Databahn” Design IP products, Section 2.14(c)(viii)(D) of the Company Disclosure Schedule identifies the specific Company Software and format thereof that has been licensed or otherwise provided to any Third Party in source code form under such agreement, other than as described in items #1-4 of Section 2.14(c)(viii)(D) of the Company Disclosure Schedule.
               (ix) No Orders or Decrees. No Product, Company IPR or Company Licensed IPR is subject to any outstanding order, judgment, decree, or stipulation restricting the use thereof by the Company or any of its subsidiaries or, in the case of any Intellectual Property Rights or Products licensed to others, restricting the sale, transfer, assignment or licensing thereof by the Company or any of its subsidiaries to any person or entity.
               (x) Open Source. (A) None of the Product Offerings, in whole or in part, incorporates, links with or is distributed with any Open Source Software. (B) Each of the Company and its subsidiaries has complied in all material respects with the terms of the Open Source Licenses applicable to any Open Source Software that the Company or any of its subsidiaries has used in its Business. (C) None of the Product Offerings is required to be distributed in source code form, is subject to restrictions on charging a fee in connection with its distribution, or is required to be licensed under any Open Source License as a result of intermingling, integration, linking or use by the Company or its subsidiaries of proprietary code contained in the Product Offerings with any Open Source Software and/or the distribution thereof.

               (xi) Performance of Products. Each of the Product Offerings of the Company or its subsidiaries performs in all material respects, free of significant bugs or programming errors, in compliance with the functions, performance and other requirements described in any warranty, published specifications or end user documentation provided by the Company or any subsidiary of the Company to customers acquiring such Product Offerings.
               (xii) Disabling Code and Contaminants. The Company Software as provided by the Company or any subsidiary of the Company, and any software provided by a Third Party to the best of the Company’s knowledge, is free of any disabling codes or instructions (a “Disabling Code”), and any virus or other intentionally created, undocumented contaminant (a “Contaminant”) that may, or may be used to, access, modify, delete, damage or disable any Systems or that may result in material damage thereto. Each of the Company and its subsidiaries has taken reasonable steps and implemented reasonable procedures to ensure that its internal computer systems used in connection with the Business (consisting of hardware, software, databases or embedded control systems, “Systems”) are free from Disabling Codes and Contaminants. To the knowledge of the Company, the Software licensed by the Company or any of its subsidiaries from Third Parties is free of any Disabling Codes or Contaminants that may, or may be used to, access, modify, delete, damage or disable any of the Systems or that would reasonably be expected to result in material damage thereto. Each of the Company and its subsidiaries has taken reasonable steps to safeguard their respective Systems and restrict unauthorized access thereto. To the knowledge of the Company, there have been no unauthorized intrusions or breaches of the security of any Systems.
               (xiii) Standards Bodies and Obligations. Except as described in Section 2.1(c)(xiii) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries has contributed or licensed, or agreed to contribute or license, any Software or IPR to or through any standards body, standard setting organization, industry consortium, licensing pool, Governmental Entity, or other industry group or consortium (each, a “Standards Body”). Except as described in Section 2.1(c)(xiii) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a member of any Standards Body or has participated in the development or approval of any standards or specifications proposed or established by any Standards Body. Except as described in Section 2.1(c)(xiii) of the Company Disclosure Schedule, neither the Company nor any subsidiary of the Company has agreed to dedicate any Software or IPR to the public, to make generally available any licenses to any Software or IPR, or to make any licenses available on a royalty free basis or on fair, reasonable or non-discriminatory terms in connection with any Standards Body or otherwise.
               (xiv) Funding and Facilities. No funding or facilities of any Governmental Entity, or funding or facilities of a university, college, other educational or academic institution or research center, was used in the development of the Company Software or Company IPR. No current or former employee, consultant or independent contractor of the Company or any subsidiary of the Company, who was involved in, or who contributed to, the creation or development of any Company Software or Company IPR, has performed services for any Governmental Entity, a university, college, or other educational institution, or a research center, during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any subsidiary of the Company.

               (xv) Restrictions on Employees. To the knowledge of the Company, no employee, consultant or independent contractor of the Company or any of its subsidiaries is obligated under any agreement, or subject to any judgment, decree or order of any court or administrative agency, or any other restriction, that would or may interfere with such employee, consultant or contractor carrying out his or her duties for the Company or any subsidiary of the Company or that would conflict with the conduct of the Business. To the knowledge of the Company, the Company and its subsidiaries are not utilizing, nor will it be necessary for the or any of its subsidiaries to utilize, any inventions of any employees, consultants or contractors of the Company or any subsidiary (or persons the Company currently intends to hire or engage) made, or any confidential information (including Trade Secrets) of any Third Party to which such employees, consultants or contractors were exposed, prior to their employment or engagement by the Company or any subsidiary of the Company.
               (xvi) Payments to Third Parties. Except as expressly set forth in the Inbound License Agreements, neither the Company nor any subsidiary of the Company is, and the Surviving Corporation, and Parent after any subsequent merger of the Surviving Corporation into Parent, shall not be, required to make or accrue any royalty or other payment to any Third Party in connection with any of the Product Offerings, under any Contract of the Company or any subsidiary of the Company.
               (xvii) No Violations by the Company. None of the Products, nor any other activities or operations of the Business, constitute unfair competition or trade practices under the laws of any jurisdiction or violate any other applicable law. Neither the Company nor any subsidiary of the Company has received any written or, to the knowledge of the Company, oral notice or claim asserting or suggesting that any such unfair competition or trade practices is or may be occurring or has or may have occurred, and, to the knowledge of the Company, there is not any reasonable basis therefor.
               (xviii) Export Compliance. Neither the Company nor any of its subsidiaries has exported or transmitted any Product, Software, IPR or other materials in connection with the Business or otherwise to any country or to any person to which such export or transmission is restricted by any applicable law, without first having obtained all necessary and appropriate United States and foreign government licenses or permits.
     Section 2.15 Material Contracts.
          (a) Section 2.15(a) of the Company Disclosure Schedule sets forth a complete and accurate list of all written or oral contracts, agreements, options, leases, licenses, sales and purchase orders, warranties, guarantees, commitments and other instruments of any kind (each a “Contract”), to which the Company or any subsidiary of the Company is a party or to which the Company or any subsidiary of the Company, or any of their respective assets or properties, is otherwise bound, as follows (each a “Material Contract” and, collectively with the Employee Plans, Inbound License Agreements and the Outbound License Agreements and any contract that would be responsive to Section 2.15(c), the “Material Contracts”): (i) each Contract of the Company or a subsidiary of the Company pursuant to which the Company or a subsidiary of the Company paid (or was purportedly obligated to pay) in excess of One Hundred Thousand Dollars ($100,000) in the twelve (12) month period ended December 31, 2009; (ii) each Contract that requires payment by the Company or any of its subsidiaries after December 31, 2009 of more than One Hundred Thousand Dollars ($100,000); (iii) each Contract with the Company’s top 25 customers in terms of revenue in each of the VIP, Design IP and Memory Models categories for the year ended December 31, 2009 and for the period from December 31, 2009 to the date hereof; (iv) each Contract of the Company or a subsidiary of the Company not listed pursuant to clause (iii) pursuant to which the Company or a subsidiary of the Company received (or was entitled to receive) in excess of Two Hundred and Fifty Thousand Dollars ($250,000) in the twelve (12) month period ended December 31, 2009 or requires payment to the Company or any subsidiary after December 31, 2009 in excess of Two Hundred and Fifty Thousand Dollars ($250,000); (v) each Contract that (A) contains any non-competition restrictions, including restrictions relating to the conduct of the business of the Company or any of its subsidiaries, the sale of the Company’s or any of its subsidiaries’ products or geographic restrictions, in any case that would, after the Effective Time, prohibit or restrict in any way Parent or any of its subsidiaries (including the Company or any of its subsidiaries) from conducting the business of the Company or any of its subsidiaries as presently conducted or (B) that would require any consent or other action by any person for, or will be subject to default, termination, repricing or other renegotiation, or cancellation because of, the transactions contemplated hereby or by the other Transaction Agreements; (vi) each Contract granting channel sales, resale or other distribution rights to Third Parties, other than license agreements pursuant to which the Company grants distribution rights to Third Parties for the sole purpose of permitting the Company IPR to be integrated into the Third Parties’ own products for resale; (vii) each Contract of the Company or any of its subsidiaries relating to, and evidences of, indebtedness for borrowed money or the deferred purchase price of property (whether incurred, assumed, guaranteed or secured by any asset); (viii) each partnership, joint venture or other similar Contract, arrangements or agreements, directly affecting the Company or any of its subsidiaries, other than Contracts for commercial relationships entered into in the ordinary course of business consistent with the Company’s past practice in which no joint ownership or similar equity or profit sharing arrangements are included; (ix) each Contract that requires the Company or any of its subsidiaries to grant “most favored customer” pricing to any other person; and (x) each Contract that results in any person holding a power of attorney from the Company or any of its subsidiaries or that relates to the Company or any of its subsidiaries.
          (b) Each Material Contract is a legal, valid and binding obligation of the Company or its subsidiary(ies) party thereto and, to the Company’s knowledge, each other person who is a party thereto, enforceable against the Company or such subsidiary and each such person in accordance with its terms, and neither the Company nor any of its subsidiaries nor, to the Company’s knowledge, any other party thereto is in material default thereunder.
          (c) Except as set forth in Section 2.15(c) of the Company Disclosure Schedule, neither the Company nor any of its subsidiaries is a party to or is otherwise bound by:
               (i) any fidelity or surety bond or completion bond;
               (ii) any Contract providing for liquidated damages upon failure of the Company or any subsidiary of the Company to meet performance or quality milestones;

               (iii) any lease of personal property having a value individually in excess of One Hundred Thousand Dollars ($100,000);
               (iv) any Contract of indemnification or guaranty, other than an indemnification or guaranty included in a license of the Company’s products or services that the Company entered into before January 1, 2006, and did not amend or modify on or after that date;
               (v) any Contract relating to capital expenditures and involving future payments in excess of One Hundred Thousand Dollars ($100,000);
               (vi) any Contract relating to the disposition or acquisition of assets, property or any interest in any business enterprise outside the ordinary course of the business of the Company and its subsidiaries;
               (vii) any mortgage, indenture, loan or credit agreement, security agreement or other agreement or instrument relating to the borrowing of money or extension of credit;
               (viii) any Contract for the purchase of raw materials or services by the Company or any subsidiary of the Company, including any construction contract, involving payments since December 31, 2009 or in the future in excess of One Hundred Thousand Dollars ($100,000);
               (ix) any distribution, joint marketing or development agreement;
               (x) any agreement, covenant, obligation or other instrument providing for the payment of any dividends, profit sharing distributions or other distributions by the Company or any of its subsidiaries;
               (xi) any Contract with any Governmental Entity; or
               (xii) any other agreement involving any payments in the twelve (12) month period ended December 31, 2009 or in the future in excess of One Hundred Thousand Dollars ($100,000) that is not cancelable without penalty to the Company and its subsidiaries upon notice of thirty (30) days or less.
          (d) Neither this Agreement nor the consummation of the transactions contemplated hereby or by the other Transaction Agreements, including the assignment to Parent or any of its affiliates, by operation of law or otherwise, of any Contracts to which the Company or any of its subsidiaries is a party, will result in Parent or the Surviving Corporation granting to any third party any right to or with respect to any Intellectual Property Rights or Software owned by, or licensed to, Parent, except as a result of any independent agreements or obligations of Parent.
     Section 2.16 Title to Properties; Absence of Liens and Encumbrances.
          (a) Neither the Company nor any of its subsidiaries owns any real property, or has ever owned any real property. Section 2.16 of the Company Disclosure Schedule sets forth a complete and accurate list of all real property currently leased or subleased by the Company or any of its subsidiaries, the name of the lessor, the amount of any security deposit held by the lessor, and the date of the lease. True, correct and complete copies of the lease, sublease, assignment of the lease, and any guaranty given (including a letter of credit) for such real property (collectively, the “Lease Documents”) and each amendment to any of the foregoing have been made available to Parent. All such current leases and subleases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases or subleases, any existing material default or event of default (or event which, with notice or lapse of time, or both, would constitute a default) by the Company or any of its subsidiaries or, to the knowledge of the Company, by the other party to such lease or sublease, or person in the chain of title to such leased premises.
          (b) Each of the Company and its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold or subleasehold interests in, all of its properties and assets, tangible and intangible, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except for such imperfections of title, if any, that do not materially interfere with the present value of the subject property. For purposes of this Section 2.16 only, the terms “property” and “assets” do not include Intellectual Property Rights.
     Section 2.17 Insurance. Section 2.17 of the Company Disclosure Schedule sets forth a complete and accurate list of all insurance Contracts entered into by the Company and any of its subsidiaries (collectively, the “Insurance Policies”). Each Insurance Policy is in full force and effect and is valid, outstanding and enforceable, and all premiums due thereon have been paid in full or, if such amounts are not yet due and payable, reserved by the Company or its applicable subsidiary on the Company’s Balance Sheet at March 31, 2010. None of the Insurance Policies will terminate or lapse (or be canceled or cancelable at the option of the insurer) by reason of the execution and delivery of, or consummation of any of the transactions contemplated by, this Agreement. Each of the Company and its subsidiaries has complied in all material respects with the provisions of each Insurance Policy under which it is the insured party. No insurer under any Insurance Policy has canceled or generally disclaimed liability in writing or, to the knowledge of the Company, orally under any such policy or, to the knowledge of the Company, indicated any intent in writing or, to the knowledge of the Company, orally to do so or not to renew any such policy. Each claim of the Company or any of its subsidiaries under the Insurance Policies for amounts exceeding One Hundred Thousand Dollars ($100,000) have been filed in a timely fashion.
     Section 2.18 Certain Business Practices.
          (a) None of the Company, its subsidiaries or any of their respective directors, officers, consultants, agents or employees has used any funds of the Company or any of its subsidiaries for contributions, gifts, entertainment or other expenses related to political activity or made any other payment on behalf of the Company or any subsidiary, in each case, in violation of any federal, state, local or foreign statute, law rule, regulation or ordinance.
          (b) The Company and each of its subsidiaries have at all times fully complied with, and are currently in full compliance with, the Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), any similar applicable law of any non-U.S. jurisdiction, and any applicable law that prohibits providing a thing of value to improperly influence domestic government officials (collectively, the “Anti-Corruption Laws”).
          (c) Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, agent, distributor, consultant, affiliate, or other person acting on behalf of the Company or any of its subsidiaries, has taken any action, either directly or indirectly, that would result in a violation of the Anti-Corruption Laws, including, without limitation, making, offering, authorizing, or promising any payment, contribution, gift, entertainment, bribe, rebate, kickback, or any other thing of value, regardless of form or amount, to any (i) foreign or domestic government official or employee, (ii) employee of a foreign or domestic government-owned entity, (iii) foreign or domestic political party, political official, or candidate for political office, or (iv) any officer or employee of a public international organization, to obtain a competitive advantage, to receive favorable treatment in obtaining or retaining business, or to compensate for favorable treatment already secured.
          (d) Since January 1, 2005, each of the Company and its subsidiaries have at all times made and kept, and currently make and keep, books, records, and accounts, which, in reasonable detail, accurately and fairly reflect in all material respects the transactions and dispositions of the respective assets of the Company and such subsidiaries.
          (e) Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, agent, distributor, consultant, affiliate, or other person acting on behalf of the Company or any of its subsidiaries, is, or has been, under administrative, civil, or criminal investigation, indictment, information, suspension, debarment, or audit (other than a routine contract audit) by any party, in connection with alleged or possible violations of the Anti-Corruption Laws. Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, agent, distributor, consultant, affiliate, or other person acting on behalf of the Company or any of its subsidiaries, has received written or, to the knowledge of the Company, oral notice from, or made a voluntary disclosure to, the U.S. Department of Justice or the U.S. Securities and Exchange Commission regarding alleged or possible violations of the Anti-Corruption Laws.
     Section 2.19 Warranties. The Company has made available to Parent each written warranty or guaranty of each of the Company and its subsidiaries utilized with respect to their respective products or services. There have not been any material deviations from such warranties and guaranties, and neither the Company nor any of its subsidiaries, nor any of their respective salespeople, employees, distributors and agents is authorized to undertake obligations to any customer or to other third parties in excess of such warranties or guaranties. Neither the Company nor any of its subsidiaries has made any oral warranty or guaranty that modifies or amends such written warranties or guarantees or any oral warranty or guaranty in excess of the written warranties provided by the Company or any subsidiary of the Company to customers acquiring such products or services.
     Section 2.20 Suppliers and Customers. During the last twelve (12) months, neither the Company nor any of its subsidiaries has received any written notice of termination or written threat of termination or, to the knowledge of the Company, oral notice or threat, from any suppliers or any distributors or customers of the Company or any subsidiary of the Company, and the Company has not received any written information from any customer, distributor or supplier that such customer, distributor or supplier intends to materially decrease the amount of business that it does with the Company or any subsidiary of the Company.
     Section 2.21 Brokers. No broker, finder, investment banker or any other person is entitled to any finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Agreements based upon arrangements made by or on behalf of the Company or any of its subsidiaries.
     Section 2.22 Interested Party Transactions.
          (a) No director, officer or other affiliate of the Company or a subsidiary of the Company (each, an “Interested Party”), has, has had or has a right to acquire or receive in the future, directly or indirectly, (i) an economic interest in any person which has furnished or sold, or furnishes or sells, services or products that the Company or a subsidiary of the Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any person that purchases from or sells or furnishes to, the Company or a subsidiary of the Company, any goods or services, (iii) a beneficial interest in any Contract included in Section 2.14 or 2.15 of the Company Disclosure Schedule, or (iv) any contractual or other arrangement with the Company or a subsidiary of the Company; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an “economic interest in any person” for purposes of this Section 2.22.
          (b) Without limiting subsection (a) above, there are no outstanding notes payable to, accounts receivable from or advances by the Company or any subsidiary of the Company to, and neither the Company nor any of its subsidiaries is otherwise a debtor or creditor of, or has any liability or other obligation of any nature to, any Interested Party of the Company or a subsidiary of the Company.
          (c) There are no committees or subcommittees of the Company Board, and no Interested Party has, in its capacity as a director of the Company or otherwise, voted on or participated in evaluating or determining whether to approve any matter before the Company Board in which such Interested Party had a direct or indirect personal pecuniary, economic or other similar interest.
     Section 2.23 Dissenters’ Rights. The Company has notified Parent and Acquisition Sub of any Dissenting Shareholders and neither the Company nor any subsidiary or representative of the Company has negotiated with such Dissenting Shareholders or made any payment with respect to any such Dissenting Shares or settled or offered or agreed to settle any claims relating to Dissenting Shares.
     Section 2.24 Company Transaction Expenses. Schedule IX sets forth the aggregate amount of all actual and estimated expenses listed separately for each vendor (including legal fees, investment bankers’ or other advisors’ fees, accounting fees, Shareholder Agent fees, and Escrow Agent and Payment Agent fees) incurred and/or paid, or to be incurred and/or paid, by each of the Company and its subsidiaries in connection with this Agreement and the other Transaction Agreements and the transactions contemplated hereby and thereby (including the

Merger and the Spinoff) (the “Company Transaction Expenses”). Company Transaction Expenses shall also include the other categories of expenses listed on Schedule IX, whether or not of a nature specifically described above. Except to the extent included in the amounts listed on Schedule IX, none of the legal fees incurred, paid or to be paid by the Company or any of its affiliates in connection with this Agreement or the other Transaction Agreements or the transactions contemplated hereby or thereby was the result of premium billing or otherwise a success fee.
     Section 2.25 Spinoff.
          (a) Nvelo is duly organized, validly existing and in good standing under the laws of the state of Delaware and has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted. Nvelo has no subsidiaries and does not own any capital stock, membership interests or other equity interests in any other person. Each of the Company and its subsidiaries and Nvelo has or will have prior to the Effective Time all necessary corporate power and authority to execute and deliver the Spinoff Agreements to which it is a party, to perform its respective obligations under the Spinoff Agreements and to consummate the transactions contemplated thereby. The execution and delivery of the Spinoff Agreements and the consummation of the transactions contemplated thereby have been duly and validly (i) authorized unanimously by the Company Board and the board of directors of Nvelo and will be authorized unanimously by the board of directors of each subsidiary of the Company transferring Transferred Assets in the Spinoff that is a party thereto and (ii) approved and adopted by the holders of at least (x) 74.82% of the outstanding Company Common Stock voting together as a single class and (y) 74.82% of the outstanding shares of capital stock of Nvelo. No other corporate proceedings on the part of the Company, Nvelo or any of the Company’s subsidiaries are necessary to authorize and adopt the Spinoff Agreements or to consummate the transactions contemplated thereby. The Spinoff Agreements have been, or will be prior to the Effective Time, duly and validly executed and delivered by the Company, Nvelo and each of the Company’s subsidiaries that is a party thereto and constitute, assuming the due authorization, execution and delivery of the Spinoff Agreements to which Parent is a party by Parent, valid, legal and binding agreements of the Company, Nvelo and the applicable subsidiaries of the Company, enforceable against the Company, Nvelo and such subsidiaries in accordance with their terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.
          (b) None of the Company IPR included in the Transferred Assets, directly or indirectly, is or has been accessed, modified, employed, executed, copied, distributed, exploited or otherwise used or utilized in any manner, or (except as provided under the patent cross license to be entered into in connection with the Contribution Agreement (the “Patent Cross License”)) will need to be so used or utilized in any manner, in connection with the operation of the Retained Business as it has been or is currently conducted or as currently proposed to be conducted after the Effective Time. Without limiting the generality of the foregoing, no Company Registered IPR, no Products, Company IPR that is embodied in or protects any Products and no other Company IPR, in each case, that is or has been accessed, modified, employed, executed, copied, distributed, exploited or otherwise used, utilized or held for use in any manner in connection with the Retained Business is included in the Transferred Assets and

(except as provided under the Patent Cross License) no license, covenant not to sue, or other authorization to use or exploit any of the Transferred Assets is or shall be required in connection with the use or exploitation of the Products or any derivative works based thereon or the operation of the Retained Business as currently conducted or as currently proposed to be conducted after the Effective Time. Other than the Transferred Assets, no assets of the Company or any of its subsidiaries will be used by Nvelo in its businesses or otherwise, except as expressly permitted by the Spinoff Agreements. After the Spinoff, neither the Company nor any of its subsidiaries nor, after the Effective Time, Parent, will be required to incur any costs, fees, expenses or other liabilities in excess of One Hundred Thousand Dollars ($100,000) in order to continue to operate the Retained Business as currently conducted or as currently proposed to be conducted after the Effective Time, in each case, as a result of the Transferred Assets having been transferred to Nvelo and/or the Spinoff. For purposes of this Agreement, the “Retained Business” means all businesses, operations, activities and assets of the Company and its subsidiaries as conducted in the past, as currently conducted and as currently proposed to be conducted after the Effective Time that are not expressly included in the Transferred Assets.
          (c) All liabilities and obligations related to the Transferred Assets and the Transferred Business, whether arising before or after the Effective Time, will be assumed by Nvelo pursuant to the Spinoff Agreements, and following the Effective Time, no such liability or obligation will be the liability or obligation of Parent, the Surviving Corporation or any of their subsidiaries.
          (d) All securities issued in connection with the Nvelo Distribution, or any other aspect of the Spinoff, will be issued in compliance with the Securities Act of 1933, as amended, including the rules and regulations promulgated thereunder, and any applicable state or foreign securities laws or regulations, and no registration or qualification of such securities is required under federal, state or foreign securities laws or regulations.
          (e) Except for the Spinoff Agreements, there are no agreements between or among any or all of the Company, any subsidiary of the Company, Nvelo, any shareholder of the Company, any shareholder of Nvelo, or any of their respective affiliates or family members, in each case, relating to the Spinoff, Nvelo, or the granting or sale of any direct or indirect equity or other economic interest therein. Immediately after consummation of the Nvelo Distribution and until the Effective Time, each Shareholder will have the same proportional equity interest in Nvelo as they hold in the Company.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES OF
PARENT AND ACQUISITION
     Parent and Acquisition Sub hereby represent and warrant to the Company as follows:
     Section 3.1 Organization.
          (a) Parent is duly organized, validly existing and in good standing under the laws of the State of Delaware. Acquisition Sub is duly organized, validly existing and in good standing under the laws of the State of California. Each of Parent and Acquisition Sub has all requisite power and authority to own, lease and operate its properties and to carry on its businesses as now being conducted, except where such failure would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Parent has heretofore delivered accurate and complete copies of the Articles of Incorporation and Bylaws, as currently in full force and effect, of Acquisition Sub. For purposes hereof, the term “Material Adverse Effect on Parent” means any circumstance involving, change in or effect on (or any such circumstance, change or effect involving a prospective change in or effect on) Parent or any of its subsidiaries that would reasonably be expected to prevent or materially delay Parent and Acquisition Sub from consummating the transactions contemplated by this Agreement.
          (b) Each of Parent and Acquisition Sub is duly qualified or licensed and in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not have a Material Adverse Effect on Parent.
     Section 3.2 Authority Relative to this Agreement. Each of Parent and Acquisition Sub has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Agreements to which it is a party, to perform its obligations under this Agreement and the other Transaction Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Agreements to which Acquisition Sub is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized and adopted by the board of directors of Acquisition Sub and by Parent as the sole shareholder of Acquisition Sub. This Agreement and the other Transaction Agreements to which Parent or Acquisition Sub, as the case may be, is a party have been duly and validly executed and delivered by each of Parent and Acquisition Sub, as the case may be, and constitute, assuming the due authorization, execution and delivery hereof and thereof by the Company and any subsidiary of the Company that is a party thereto, valid, legal and binding agreements of each of Parent and Acquisition Sub, as the case may be, enforceable against each of Parent and Acquisition Sub, as the case may be, in accordance with their terms, subject to any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.
     Section 3.3 Information Supplied. None of the information supplied in writing by Parent or Acquisition Sub specifically for inclusion in the Information Statement, on the date the Information Statement was mailed (or delivered) to Shareholders, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent makes no representation, warranty or covenant with respect to any information supplied or required to be supplied by the Company or any of its subsidiaries which is contained in or omitted from the Information Statement.
     Section 3.4 Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under the HSR Act and similar merger notification laws or regulations of foreign Governmental Entities and filings, permits, authorizations, consents and approvals as may be required under and other applicable requirements of the Securities Act, the Securities Exchange Act of 1934, as amended, state securities or blue sky laws, or regulations of foreign Governmental Entities and the filing and recordation of the Agreement of Merger as required by the CGCL, no filing with or notice to, and no permit, authorization, consent or approval of any Governmental Entity is necessary for the execution and delivery by Parent or Acquisition Sub of this Agreement or the other Transaction Agreements to which it is a party or the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or thereby, except where the failure to obtain any such permits, authorizations, consents or approvals or to make such filings or give any such notice would not, individually or in the aggregate, have a Material Adverse Effect on Parent. Neither the execution, delivery and performance by Parent or Acquisition Sub of this Agreement or the other Transaction Agreements to which it is a party nor the consummation by Parent or Acquisition Sub of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the Certificate of Incorporation or Articles of Incorporation, as the case may be, or Bylaws (or similar governing documents) of Parent or Acquisition Sub, (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Acquisition Sub or any of Parent’s other subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Acquisition Sub or any of Parent’s other subsidiaries or any of their respective properties or assets except, in the case of the foregoing clause (ii) or (iii), for violations, breaches or defaults that would not, individually or in the aggregate, have a Material Adverse Effect on Parent.
     Section 3.5 Ownership and Operations of Acquisition Sub. Parent owns beneficially and of record all of the outstanding capital stock of Acquisition Sub. Acquisition Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the other Transaction Agreements, has engaged in no other business activities and has conducted its operations only as contemplated hereby.
     Section 3.6 Availability of Funds. Parent has, and will have available to it at the times required by this Agreement, sufficient funds to pay the Merger Consideration when due and to consummate the transactions contemplated hereby.
     Section 3.7 Brokers. No broker, finder or investment banker is entitled to any finder’s or other fee or commission in connection with the transactions contemplated by this Agreement or the other Transaction Agreements based upon arrangements made by or on behalf of Parent or Acquisition Sub.
ARTICLE 4.
COVENANTS
     Section 4.1 Conduct of Business of the Company. Except as contemplated by this Agreement, as consented to by Parent or as described in Section 4.1 of the Company Disclosure

Schedule, during the period from the date hereof to the Effective Time, the Company will, and will cause each of its subsidiaries to, conduct its operations in the ordinary course of business consistent with past practices and, to the extent consistent therewith, with no less diligence and effort than would be applied in the absence of this Agreement, seek to preserve intact its current business organizations, keep available the services of its current directors, officers, employees, consultants and independent contractors and preserve its relationships with customers, suppliers and others having business dealings with it. Without limiting the generality of the foregoing, except as otherwise expressly provided in this Agreement or as described in Section 4.1 of the Company Disclosure Schedule, prior to the Effective Time, neither the Company nor any of its subsidiaries shall, without the prior consent of Parent, which consent shall not be unreasonably withheld or delayed:
          (a) amend its Articles of Incorporation or Bylaws (or other similar governing documents);
          (b) authorize for issuance, issue, sell, deliver or agree or commit to issue, sell or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any other securities or equity equivalents (including any stock options or stock appreciation rights) or convertible or exchangeable securities, except for (i) the issuance and sale of Shares upon the exercise of Company Stock Options outstanding on the date hereof or (ii) the grant of Company Stock Options to newly hired employees in the ordinary course of business consistent with past practices;
          (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend, profit sharing distribution or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, make any other actual, constructive or deemed distribution in respect of its capital stock or otherwise make or undertake to make any payments to Shareholders in their capacities as such, or redeem or otherwise acquire any of its outstanding securities (other than (i) the repurchase of Restricted Company Shares and cancellation of Company Stock Options following termination of employment with or provision of services to the Company and (ii) the Nvelo Distribution);
          (d) except for the Merger, the Spinoff and the other transactions contemplated hereby and by the other Transaction Agreements, adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any of its subsidiaries, or otherwise alter the Company’s corporate structure or the corporate structure of any subsidiary or form any subsidiary;
          (e) (i) incur, assume or forgive any long-term or short-term loan or issue any debt securities, except for borrowings under existing lines of credit in the ordinary course of business consistent with past practices; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person, except for the obligations of subsidiaries of the Company incurred in the ordinary course of business consistent with past practice; (iii) make any loans, advances or capital contributions to or investments in any other person (other than customary loans or advances to employees in each case in the ordinary course of business consistent with past practices); (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its subsidiaries; or (v) mortgage or pledge any of its material assets or properties, tangible or intangible, or create or allow the creation or maintenance of any material Lien thereupon;
          (f) except as may be required by applicable law or this Agreement, enter into, adopt, amend or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee in any manner, or increase in any manner the compensation or fringe benefits of any director, officer, employee or consultant or pay any benefit not required by any plan and arrangement as in effect on the date hereof (including the granting of stock appreciation rights or performance units) or fail to make full and timely payment of all amounts required to be contributed or paid as expenses under the terms of each Employee Plan and applicable law;
          (g) (i) acquire any corporation, partnership, limited liability company, other business organization or division thereof, (ii) acquire, sell, lease, license or dispose of any assets or property in any single transaction or series of related transactions, other than (A) in the ordinary course of business consistent with past practices, (B) to the extent expressly required by Material Contracts listed in Section 2.15 of the Company Disclosure Schedule in force on the date of this Agreement or (C) dispositions of obsolete tangible assets having a de minimis value, (iii) enter into any exclusive license, distribution, marketing, sales or other agreement, (iv) enter into a “development services” or other similar agreement, (v) enter into any agreement with “most favored customer” pricing, or (vi) acquire, sell, lease, license, transfer or otherwise dispose of any Intellectual Property Rights other than non-exclusive licenses or sales of its products in the ordinary course of business consistent with past practices and other than the transfer of the Transferred Assets in the Spinoff;
          (h) except as may be required as a result of a change in applicable law or in United States generally accepted accounting principles, change any of the accounting principles, practices or methods used by it;
          (i) revalue in any material respect any of its assets or properties, including writing down the value of inventory or writing off notes or accounts receivable, other than in the ordinary course of business consistent with past practices;
          (j) (i) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, limited liability company, partnership or other person or division thereof or any equity interest therein; (ii) enter into any Contract that would constitute a Material Contract, Lease Document or Interested Party Contract, taken as a whole (other than agreements for the license or sale of its products and services in the ordinary course of business consistent with past practices and other than the transfer of the Transferred Assets in the Spinoff); (iii) amend, modify or waive any material right under any Material Contract of the Company or any of its subsidiaries, or amend or modify, or assume any new, material obligation, in each case, other than in the ordinary course of business consistent with past practices; (iv) modify its standard warranty terms for its products or services or amend or modify any product or service warranties in effect as of the date hereof in any material manner that is adverse to the Company or any of its subsidiaries; or (v) authorize any new capital expenditure or expenditures that exceed Two Hundred Fifty Thousand Dollars ($250,000) individually or in the aggregate;
          (k) commence any litigation or binding dispute resolution process or settle or compromise any pending or threatened suit, action or claim;
          (l) commence any material software or hardware development project or terminate any material software or hardware development project that is currently ongoing, in either case except pursuant to the terms of existing contracts with customers;
          (m) accelerate, or permit or otherwise enable the acceleration of, the vesting of any Company Stock Option or Restricted Company Shares in connection with, or as a result of the consummation of, this Agreement, the Merger, any of the transactions contemplated hereby or by the other Transaction Agreements, or otherwise;
          (n) allow any Insurance Policy to be amended or terminated, or to expire, without replacing such policy with a policy providing at least equal coverage, insuring comparable risks and issued by an insurance company financially comparable to the prior insurance company;
          (o) make, modify or rescind any material election relating to Taxes of the Company or any of its subsidiaries (other than elections made in the ordinary course of business consistent with past practices of the Company), adopt or change any accounting method in respect of Taxes, commence any Tax Claim, settle or compromise any Tax liability of the Company or any of its subsidiaries, enter into any closing or other agreement with any Governmental Entity with respect to Taxes, enter into any Tax allocation agreement, Tax sharing agreement, Tax indemnity agreement or otherwise enter into a Contract with respect to Taxes;
          (p) file or cause to be filed any amended Tax Return with respect to the Company or any of its subsidiaries, file or cause to be filed any claim for refund of Taxes paid by or on behalf of the Company or any of its subsidiaries, agree to an extension or waiver of a statute of limitations with respect to any claim, assessment or determination of Taxes or grant any power of attorney with respect to Taxes;
          (q) enter into any distribution, sponsorship, advertising or other similar Contract that may not be canceled without penalty by the Company or any of its subsidiaries upon notice of 30 days or less or which provide for payments by or to the Company or any of its subsidiaries in an amount in excess of Two Hundred Fifty Thousand Dollars ($250,000) over the term of the agreement;
          (r) (i) accelerate the collection of any accounts receivable, (ii) delay the payment of any account payable, or (iii) take any other action outside the ordinary course of business or inconsistent with past practices with the intent of avoiding a reduction or triggering an increase in the Merger Consideration pursuant to Section 1.12 (it being understood that any estimated Tax payments shall be made without taking into account the effect of the transactions described in this Agreement); or

          (s) take or agree in writing or otherwise to take any of the actions described in Sections 4.1(a) through 4.1(r);
provided that nothing in this Section 4.1 shall prohibit the Company from incurring and paying the fees, costs and expenses set forth in Schedule IX, up to the maximum amounts set forth therein, or within the same nature and categories of expenses as are listed on Schedule IX, provided that any amount in excess of the maximum amounts set forth for each item in Schedule IX shall be deducted from the Merger Consideration as part of the Cash Adjustment Amount and specifically listed in the Cash Statement as provided in Section 1.12.
     Section 4.2 Information Statement. As soon as practicable (and in any event within 10 days) after the execution of this Agreement, the Company shall distribute to the Shareholders, in forms approved in advance by Parent, an information statement and other appropriate documents (such information statement and other documents, including any amendments or supplements thereto, in each case in the form or forms mailed or delivered to Shareholders, collectively, the “Information Statement”) in connection with the obtaining of: (i) written consents of the Shareholders in favor of the adoption and approval of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger and the Spinoff); (ii) waivers by the Shareholders of their dissenter’s rights in connection with the Merger; and (iii) written consents of the Shareholders to approve or disapprove, under Section 280G(b)(5)(A)(ii) of the Code, any compensation, benefit or amounts that may be deemed to result in an “excess parachute payment” (within the meaning of Section 280G(c) of the Code) to each person who is a “disqualified individual” with respect to the Company, within the meaning of Section 280G(c) of the Code, such that such compensation, benefit or amounts will not be payable or otherwise inure to the benefit of such person in a manner that will result in such amount being treated as such an “excess parachute payment.” Parent and the Company shall each use its commercially reasonable efforts to cause the Information Statement to comply in all material respects with applicable federal and state securities laws and other applicable legal requirements. Each of Parent and the Company agrees to, and the Company shall cause its subsidiaries to, provide promptly to the other such information concerning its business and financial statements and affairs as, in the reasonable judgment of the providing party or its counsel, may be required or appropriate for inclusion in the Information Statement, or in any amendments or supplements thereto, and to cause its counsel and auditors to cooperate with the other’s counsel and auditors in the preparation of the Information Statement. Without limiting the generality of the foregoing, the Company agrees to, and the Company shall cause its subsidiaries to include in the Information Statement a summary of the terms of the transactions contemplated by this Agreement and the other Transaction Agreements (including the Merger and the Spinoff), the valuation of the Transferred Assets and the owners of Nvelo. The Company will promptly advise Parent and Parent will promptly advise the Company in writing if at any time prior to the Effective Time either the Company or Parent shall obtain knowledge of any facts that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading with respect to any material fact or comply with applicable law. The Information Statement shall (A) contain the unanimous recommendation of the Company Board that the Shareholders adopt and approve this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger and the Spinoff) and the determination of the Company Board that the terms and conditions of the Merger and the Spinoff are advisable, and in the best interests of the Shareholders; (B) notify the Shareholders of the receipt by the Company of the votes or written consents of holders of Shares of Company Common Stock sufficient to adopt and approve the matters specified in clause (A) above; and (C) notify the shareholders of their appraisal rights under Chapter 13 of the CGCL. Anything to the contrary contained herein notwithstanding, the Company shall not include in the Information Statement any information with respect to Parent or its affiliates or associates, the form and content of which information shall not have been approved in writing (including by email) by Parent prior to such inclusion. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Information Statement, the Company or Parent, as the case may be, will promptly inform the other of such occurrence and cooperate in preparing and mailing to Shareholders such amendment or supplement.
     Section 4.3 Spinoff. Prior to the Effective Time, the Company shall, and shall cause its subsidiaries, to effect the Spinoff in accordance with the Spinoff Agreements. Prior to the Effective Time, the Company shall not, and shall cause its subsidiaries not to, amend, modify or waive, or agree to amend, modify or waive in the future, any provision of any Spinoff Agreement, or to enter into any agreements (other than the Spinoff Agreements) relating to the Spinoff, in each case, without the prior written consent of Parent, which consent shall not be unreasonably withheld or delayed. Prior to the delivery to Nvelo of any computers or other electronic equipment, backup files, servers and the like included in the Transferred Assets (“Electronic Equipment Transferred Assets”), Parent shall make a copy of all data, IPR or other information on such Electronic Equipment Transferred Assets and shall wipe clean such Electronic Equipment Transferred Assets of all data, IPR or other information that is not specifically listed as a Transferred Asset in the Spinoff Agreements.
     Section 4.4 Other Potential Acquirors.
          (a) The Company, its affiliates and their respective officers and other employees, directors, holders of more than 5% of the outstanding Company Common Stock, representatives and agents shall immediately cease any and all discussions or negotiations with any persons with respect to any Third Party Acquisition. Neither the Company nor any of its affiliates shall, nor shall the Company or any of its affiliates authorize or permit any of its officers, directors, employees, holders of more than 5% of the outstanding Company Common Stock, representatives or agents to, directly or indirectly, encourage, solicit, participate in or initiate discussions or negotiations with or provide any non-public information to any person or group (other than Parent and Acquisition Sub or any designees of Parent and Acquisition Sub) concerning any Third Party Acquisition. The Company shall promptly, but in any event within 24 hours, notify Parent in writing in the event the Company, any of its affiliates, or any of their respective directors, officers, employees, holders of more than 5% of the outstanding Company Common Stock, agents and representatives receives any written or oral proposal or inquiry concerning a Third Party Acquisition, including the terms and conditions thereof and the identity of the person or group submitting such proposal, and shall advise Parent from time to time of the status and any material developments concerning the same. The Company and its subsidiaries shall not, and shall cause their officers, directors, employees and holders of more than 5% of the outstanding Company Common Stock not to release any person from, or waive any provision of, any confidentiality or standstill agreement to which the Company or any of its subsidiaries is a party. The Company Board shall not withdraw its recommendation of the transactions contemplated hereby or by the other Transaction Agreements or approve or recommend, or cause the Company or any of its subsidiaries to enter into any agreement with respect to, any Third Party Acquisition.
          (b) For purposes of this Agreement, “Third Party Acquisition” means any of the following: (i) the acquisition of the Company by merger or otherwise by any person (which includes a “person” as such term is defined in Section 13(d)(3) of the Exchange Act) other than Parent, Acquisition Sub or any affiliate thereof (a “Third Party”); (ii) the acquisition by a Third Party of any assets of the Company and its subsidiaries, other than the sale of its products in the ordinary course of business consistent with past practices and other than the sale of the Transferred Assets in the Spinoff pursuant to the terms hereof and the Spinoff Agreements; (iii) the acquisition by a Third Party of any equity interest in the Company or its subsidiaries other than pursuant to any outstanding Company Stock Options; (iv) the adoption by the Company of a plan of total or partial liquidation or the declaration or payment of an extraordinary dividend (other than the Nvelo Distribution); (v) the repurchase by the Company or any of its subsidiaries of more than ten percent (10%) of the outstanding Shares; and (vi) the acquisition by the Company or any of its subsidiaries by merger, purchase of stock or assets, joint venture or otherwise of a direct or indirect ownership interest or investment in any business whose annual revenues, net income or assets is equal or greater than ten percent (10%) of the annual revenues, net income or assets of the Company.
     Section 4.5 Approval of Shareholders. The Company shall take all actions reasonably necessary in accordance with the CGCL and its Articles of Incorporation and Bylaws to duly solicit the written consent from the Shareholders as promptly as practicable after the date hereof to adopt and approve this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby (including the Merger and the Spinoff).
     Section 4.6 Access to Information.
          (a) Between the date hereof and the Effective Time, the Company will permit Parent and its authorized representatives reasonable access during regular business hours to all employees, plants, offices, warehouses and other facilities and to all books and records of the Company and its subsidiaries as Parent may reasonably request, and will cause its officers and those of its subsidiaries to furnish Parent with such financial and operating data and other information with respect to the business, properties and prospects of the Company and its subsidiaries as Parent may from time to time request.
          (b) Between the date hereof and the Effective Time, the Company shall furnish to Parent within two (2) business days following preparation thereof (and in any event within ten (10) business days after the end of each fiscal quarter) an unaudited balance sheet as of the end of such quarter and the related statements of income, shareholders’ equity (deficit) and cash flows for the quarter then ended. Except as disclosed on Section 2.4(a) of the Company Disclosure Schedule, all of such financial statements shall be prepared in accordance with GAAP in conformity with the practices consistently applied by the Company with respect to such financial statements; provided, however, that such financial statements are subject to normal year-end adjustments and lack footnotes. All the foregoing shall fairly present, in all material respects, the financial position of the Company and its subsidiaries as of the last day of the period then ended, provided, however, that such financial statements are subject to normal year-end adjustments and lack footnotes.
          (c) Each of the parties hereto will hold, and will cause its agents, representatives, consultants and advisers to hold, in confidence all documents and information furnished to it by or on behalf of another party to this Agreement in connection with the transactions contemplated by this Agreement pursuant to the terms of that certain Confidentiality Agreement, dated February 12, 2008, between the Company and Parent (the “Confidentiality Agreement”).
     Section 4.7 Certain Filings; Reasonable Efforts.
          (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use reasonable best efforts to take or cause to be taken all action and to do or cause to be done all things reasonably necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement as soon as reasonably practicable, including using reasonable best efforts to do the following: (i) obtain consents of all third parties and Governmental Entities necessary, proper or advisable for the consummation of the transactions contemplated by this Agreement, including under the HSR Act and similar merger notification laws or regulations of foreign Governmental Entities; (ii) contest any legal proceeding relating to the Merger; and (iii) execute any additional instruments necessary to consummate the transactions contemplated hereby and by the other Transaction Agreements. Subject to the terms and conditions of this Agreement, the Company, Parent and Acquisition Sub agree to use reasonable best efforts to cause the Effective Time to occur as soon as practicable after the Shareholder vote or approval by written consent with respect to the Merger and the other transactions contemplated by this Agreement and the other Transaction Agreements.
          (b) Parent and the Company will consult and cooperate with one another, and consider in good faith the views of one another, in connection with any analyses, appearances, presentations, letters, white papers, memoranda, briefs, arguments, opinions or proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any other foreign, federal or state antitrust, competition, or fair trade law. In this regard, but without limitation, each party hereto shall promptly inform the other of any material communication between such party and the Federal Trade Commission, the Antitrust Division of the United States Department of Justice, or any other federal, foreign or state antitrust or competition Governmental Entity regarding the transactions contemplated herein.
          (c) Notwithstanding anything to the contrary contained in Section 4.7(a) or elsewhere in this Agreement, neither Parent nor Acquisition Sub shall have any obligation under this Agreement to divest or agree to divest (or cause any of its subsidiaries or the Surviving Corporation to divest or agree to divest) any of its respective businesses, product lines or assets, or to take or agree to take (or cause any of its subsidiaries or the Surviving Corporation to take or agree to take) any other action or agree (or cause any of its subsidiaries or the Surviving Corporation) to agree to any limitation or restriction on any of its respective businesses, product lines or assets.

     Section 4.8 Company Employees and Consultants. The Company agrees to use commercially reasonable efforts to (i) encourage its and its subsidiaries’ employees to accept any offers of employment extended by Parent or any of its subsidiaries, and to encourage its and its subsidiaries’ employees to execute and deliver to Parent or such subsidiary of Parent its forms of nondisclosure agreement and proprietary information and invention assignment agreement and (ii) encourage the persons listed on Section 2 of Schedule VI to enter into and deliver to Parent or an applicable subsidiary of Parent a consulting agreement in form and substance satisfactory to Parent. Prior to the Effective Time, Parent shall make offers of employment to each of the employees of the Company set forth on Section 4 of Schedule IV. In addition, the Company agrees to take the actions set forth in Schedule XII.
     Section 4.9 Public Announcements. The initial press release with respect to the execution of this Agreement shall be a joint press release to be reasonably agreed upon by Parent and the Company. Thereafter (x) prior to the Closing, none of Parent, the Company or the Shareholder Agent shall, and the Company shall cause each of its affiliates and representatives not to and (y) after the Closing, the Shareholder Agent shall not, issue any press release or otherwise make any public statements with respect to the transactions contemplated by this Agreement or the other Transaction Agreements, including the Merger and the Spinoff, without the prior written consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law, in which case, the disclosing party shall provide such other parties with reasonable advance notice prior to making any such disclosure, and shall consult with such other parties regarding the form and content of such required disclosure.
     Section 4.10 Notification of Certain Matters. The Company shall give prompt notice to Parent and Acquisition Sub, and Parent and Acquisition Sub shall give prompt notice to the Company, of (i) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which may have caused or could reasonably be expected to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any failure of the Company, Parent or Acquisition Sub, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder. At least 2 days prior to Closing, the Company shall deliver to Parent a schedule of exceptions to the representation and warranty set forth in Section 2.8 other than 2.8(a) (assuming for these purposes that such representation and warranty covers the period between the Company Balance Sheet Date and the date that is 2 days prior to the Closing) that have occurred after the date of this Agreement and prior to the Closing Date (the “Section 2.8 Update”). The delivery of any notice or the Section 2.8 Update pursuant to this Section 4.10 shall not (x) cure such breach or non-compliance or limit or otherwise affect the remedies available hereunder to the party receiving such notice or constitute an exception to the representations or warranties of any party or (y) in and of itself serve as evidence that the occurrence or nonoccurrence of such event resulted in any representation or warranty of such party contained in this Agreement to be untrue or inaccurate or that such party has not complied with or satisfied any covenant, condition or agreement.
     Section 4.11 Company Disclosure Schedule. The Company acknowledges and agrees that the Company Disclosure Schedule is the only operative document that modifies the representations and warranties identified therein regardless of any due diligence review undertaken by Parent.
     Section 4.12 Benefit Arrangements. To the extent permitted by applicable law, the employees of the Company or any subsidiary of the Company employed by Parent or any of its subsidiaries after the Effective Time shall be entitled to benefits that are substantially similar, in the aggregate, to benefits that are available or subsequently become available to Parent’s employees, and on a substantially similar basis with Parent’s similarly-situated employees.
     Section 4.13 Termination of 401(k) Plan. The Company agrees to adopt resolutions to terminate its 401(k) plan immediately prior to the Closing, upon the request of Parent, in its sole and absolute discretion, and Parent’s providing the Company with written notice of such election at least three (3) days before the Effective Time. In the event of such request, Parent shall receive from the Company evidence that the Company Board has adopted resolutions to terminate the 401(k) plan (the form and substance of which resolutions shall be subject to review and approval of Parent), effective as of the day immediately preceding the Closing Date but contingent on the Closing. In the event of such request, the Company shall also adopt resolutions to amend its 401(k) plan immediately prior to the Closing to eliminate all forms of distribution upon termination of such plan other than lump sum distribution.
     Section 4.14 Termination of Company Investor Rights, Voting, Shareholder and Registration Rights Agreements. The Company shall take all steps as may be necessary to ensure the termination immediately prior to the Closing of any voting agreement or shareholders agreement among the Shareholders, and all Company investor rights granted by the Company to its Shareholders and in effect prior to the Closing, including rights of co-sale, voting, registration, first refusal, board observation or information or operational covenants.
     Section 4.15 Invention Assignment Agreement. The Company shall, and shall cause each of its subsidiaries to, obtain prior to Closing the invention assignment and disclosure agreements required by Section 5.3(k).
     Section 4.16 Intentionally Omitted.
     Section 4.17 Waiver of Company Stock Option and Company Restricted Share Acceleration. The Company shall, and shall cause each of its subsidiaries to, take all commercially reasonable steps to ensure that, prior to the Closing, each employee of the Company or any subsidiary of the Company (other than those who have not received an offer of employment from Parent or Acquisition Sub) with rights to acceleration of vesting of any Company Stock Options or Company Restricted Shares in connection with or as a result of the execution and delivery of this Agreement or the other Transaction Agreements or the consummation of the transactions contemplated hereby and thereby (including the Merger and the Spinoff), shall have waived such rights to acceleration, except with respect to the options and employees set forth on Schedule XI (the “Accelerated Options”). In addition, except with respect to the Accelerated Options, the Company shall, and shall use its best efforts to cause each holder of Company Restricted Shares and/or Company Stock Options to, to the extent reasonably necessary or advisable, amend the Company Plans and any award agreements or other Contracts governing such Company Restricted Shares and/or Company Stock Options to permit treatment of them in the manner contemplated by Section 1.11. Immediately prior to the Effective Time, the Accelerated Options shall become vested to the extent set forth on Schedule XI.
     Section 4.18 Certain Tax Matters.
          (a) Cooperation and Assistance. Parent and the Shareholder Agent shall provide each other with such cooperation and assistance as may be reasonably requested in connection with the preparation of any Tax Return, any audit or other examination by any Governmental Entity, or any judicial or administrative proceedings relating to liability for which the Company or any of its subsidiaries are liable, and until the seventh (7th) anniversary of the Closing Date, each will retain and provide the others with any records or information which may be necessary for such Tax Return, audit, examination, proceedings or determination. Parent and the Shareholder Agent further agree, upon reasonable request and at the sole cost of the requesting person, to (i) use their reasonable efforts to obtain any certificate or other document from any Governmental Entity or any other person with respect to Taxes and (ii) take any other actions reasonably requested, in each case, as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to Taxes arising out of this Agreement).
          (b) Parent’s Use. Nothing in this Agreement shall be construed to require the Parent to make any payment to the Shareholders and Optionholders for Parent’s use of any Tax credit, Tax deduction, net operating loss or other Tax attribute of the Company or its subsidiaries.
          (c) Transfer Taxes. In no event shall Parent bear any Tax, including, but not limited to, share transfer Taxes and similar Taxes, imposed in connection with the Shareholders’ and Optionholders’ receipt of any payments payable pursuant to this Agreement to which such Shareholders and Optionholders are entitled.
          (d) Nvelo Distribution. Prior to or following the Closing, Parent may engage such professional tax advisors as it deems appropriate to determine whether the Spinoff qualifies for treatment as described in Section 2.13(f), and all reasonable fees and expenses of such advisors shall be treated as Spinoff Taxes. If Parent decides not to take the position that the Spinoff qualifies for such treatment (by not including the forms described in Treasury Regulation 1.355-5 in the Company’s income Tax Return for the year including the Spinoff, or by causing the Company to file information returns report the Spinoff as a dividend), it will give the Shareholder Agent not less than ten (10) days prior to filing such income Tax Return or filing such information returns. Parent will give the Shareholder Agent an opportunity to discuss such position with Parent before filing such income Tax Return. Moreover, if Parent determines prior to the Closing, after consultation with Shareholder Agent, not to take the position that the Spinoff qualifies for the treatment described in Section 2.13(f) and provides Shareholder Agent notice of such position five (5) days prior to the Closing, the Company shall cause to be paid prior to the Closing any Taxes required to be withheld from the Shareholders in connection with the Nvelo Distribution on the assumption that such distribution (and any payment of tax thereon by the Company) constitutes a taxable dividend to the Shareholders (and such withholding shall reduce Company Cash). If Parent determines that the Spinoff qualifies for the treatment described in Section 2.13(f), then Parent will treat the Nvelo Distribution as a tax-free distribution to the Shareholders pursuant to Sections 355 of the Code, but as a taxable transaction to the Company by reason of Section 355(e) of the Code except as otherwise required pursuant to a determination within the meaning of Section 1313(a). Parent shall not have any liability to any Shareholder or Optionholder or Nvelo for any position it takes with respect to the Tax treatment of the Spinoff, and nothing in this Section 4.18(d) shall serve to reduce Parent’s rights under Section 7.2(a)(vii) or Section 7.2(b).
     Section 4.19 Audited Financial Statements. The Company shall, and shall cause each of its subsidiaries to, use its commercially reasonable efforts to cause and permit the Independent Auditor (i) to complete its audit of the consolidated balance sheets of the Company and its subsidiaries at December 31, 2009 and 2008 and the related consolidated statements of income, cash flows and shareholders’ equity for the fiscal years then ended, all of which shall be prepared in accordance with GAAP and audited for compliance therewith in accordance with GAAP (the “Audited Financial Statements”) and (ii) to issue an independent auditors report the form of which conforms with the applicable requirements of the Public Company Accounting Oversight Board (which need not include, for the avoidance of doubt, a report or audit of internal control over financial reporting), in each of cases (i) and (ii), prior to June 4, 2010 (clauses (i) and (ii), the “Audit”).
     Section 4.20 Employee Indebtedness. The Company shall, and shall cause its subsidiaries to, cause all outstanding notes payable by, accounts receivable from, advances by the Company or any subsidiary of the Company to, or indebtedness owed to the Company or any subsidiary of the Company by, any current or former director, officer or employee (or any family member of a current or former director, officer or employee or any affiliate of a current or former director, officer, employee or family member) of the Company or any subsidiary of the Company (“Employee Indebtedness”) to be paid or repaid, including any and all principal and accrued interest thereon, to the Company or its applicable subsidiary, as the case may be, prior to the Closing.
     Section 4.21 Data Room DVD-ROM. Promptly following the date of this Agreement, the Company shall deliver to Parent, with a copy to the Shareholder Agent, one or more DVD-ROMs or other digital media evidencing the documents that were available for review by Parent and its representatives as of 10:00 p.m. on May 12, 2010 in the online data room established by the Company in connection with the transactions contemplated by this Agreement and the other Transaction Agreements, which shall indicate for each document the date that such document was uploaded to such data room. If any documents are added to such online data room following the date of this Agreement, then, at least two (2) days prior to the Closing Date, the Company shall deliver to Parent, with a copy to the Shareholder Agent, one or more DVD-ROMs or other digital media evidencing such documents that were available for review by Parent and its representatives as of such date, which shall indicate for each document the date that such document was uploaded to such data room.
     Section 4.22 Merger Consideration Allocation Spreadsheet. The Company shall prepare and deliver to Parent and the Shareholder Representative, no later than two (2) business days before the Closing Date, a spreadsheet (the “Merger Consideration Allocation Spreadsheet”) in the form provided by Parent prior to the Closing, reasonably acceptable to

Parent, which spreadsheet shall be certified by an executive officer of the Company, dated as of the Closing Date and set forth all of the following information (in addition to the other required data and information specified therein), as of the Closing Date and immediately prior to the Effective Time: (i) the names of all the Company’s Shareholders and Optionholders and their respective addresses and, where available, taxpayer identification numbers; (ii) the number and kind of shares of Company Common Stock and Company Stock Options held by such persons and, with respect to shares of Company Common Stock, the respective certificate numbers; (iii) the calculation of the Per Share Amount and the Option Per Share Amount and the amount of each payable to each of the Company’s Shareholders and Optionholders; (iv) the amount of such Per Share Amounts and Option Per Share Amounts of each Shareholder and Optionholder to be withheld as part of the Escrow Fund in accordance with Section 1.8(d) and each Shareholder’s and Optionholder’s Escrow Percentage; and (v) any amounts to be withheld from payment to an unvested Optionholder or holder of Company Restricted Shares on the Closing Date in accordance with Section 1.11.
     Section 4.23 Maintenance of Company’s Indemnification Obligations.
          (a) From and after the Effective Time, Parent will fulfill and honor the obligations of the Company to its directors and officers pursuant to any indemnification provisions under the Company’s Articles of Incorporation or Bylaws as in effect on April 5, 2010; provided that in no event shall Parent or the Surviving Corporation be obligated to indemnify any person for any amounts payable by such person (i) pursuant to Article 7 hereof or (ii) as a result of any of the matters described in Section 7.2(a) or 7.2(b).
          (b) Prior to Closing, Parent shall purchase a tail policy in a form acceptable to the Company with respect to the termination of its present directors’ and officers’ liability insurance policy, which tail policy shall have coverage in an amount not less than the existing coverage and shall have other terms not materially less favorable to the insured persons than the directors’ and officers’ liability insurance coverage presently maintained by the Company (the “D&O Tail Policy”). Parent agrees to maintain, and shall cause the Surviving Corporation to maintain, the D&O Tail Policy until it expires in accordance with its terms; provided that the Company shall not purchase, and neither Parent nor the Surviving Corporation shall be obligated hereunder to maintain, any D&O Tail Policy the premiums of which exceed Twenty Five Thousand Dollars ($25,000) of the premiums of such present directors’ and officers’ liability insurance policy of the Company.
          (c) The provisions of this Section 4.23 are intended to be for the benefit of, and shall be enforceable by, each of the directors and executive officers of the Company, and their heirs.

     Section 4.24 Treatment of Contracts. Parent and the Company shall cooperate in good faith prior to the Effective Time to reach a mutually agreeable treatment of each Contract listed on Schedule V. If Parent and the Company have not reached an agreement as to such mutually agreeable treatment with respect to any such Contract by June 1, 2010, the Company will terminate such Contract.
ARTICLE 5.
CONDITIONS TO CONSUMMATION OF THE MERGER
     Section 5.1 Conditions to Each Party’s Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:
          (a) The waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired, and there shall not be pending or overtly threatened any action by a Governmental Entity to restrain or enjoin the Merger or any of the other transactions contemplated hereby or by the other Transaction Agreements pursuant to the HSR Act or any similar merger notification laws or regulations of foreign Governmental Entities;
          (b) No statute, rule, regulation, executive order, decree, ruling or injunction (other than as described in Section 5.1(a)) shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits, restrains, enjoins or restricts the consummation of the Merger; and
          (c) Any notices to, approvals from or other requirements of any Governmental Entity necessary to consummate the transactions contemplated hereby and by the other Transaction Agreements (other than as described in Section 5.1(a)) shall have been given, obtained or complied with, as applicable.
     Section 5.2 Conditions to the Obligations of the Company. The obligation of the Company to effect the Merger is subject to the satisfaction at or prior to the Effective Time of each of the following conditions:
          (a) The representations and warranties of Parent and Acquisition Sub contained in this Agreement shall be true and correct (i) at and as of the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) in all material respects (not taking into account any “materiality” qualifications or dollar “thresholds” set forth in such representations and warranties) and (ii) at and as of the Closing Date with the same effect as if made on and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except as would not result in a Material Adverse Effect on Parent (not taking into account any “materiality” qualifications or dollar “thresholds” set forth in such representations and warranties) and, at the Closing, Parent and Acquisition Sub shall have delivered to the Company a certificate to the effect of clauses (i) and (ii) above, executed by an executive officer of Parent and Acquisition Sub;
          (b) Each of the covenants and obligations of Parent and Acquisition Sub to be performed at or before the Effective Time pursuant to this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, Parent and Acquisition Sub shall have delivered to the Company a certificate to that effect, executed by an executive officer of Parent and Acquisition Sub;
          (c) Each of Parent and Acquisition Sub shall have executed and delivered to the Company each Transaction Agreement to which it is a party; and
          (d) Except to the extent compliance by the Company with the provisions of Section 4.19 and the condition set forth in Section 5.3(t) is waived by Parent and Acquisition Sub (in their sole and absolute discretion) prior to completion of the Audit at a time at which all of the other conditions set forth in this Article 5 (other than those conditions that by their terms are to be satisfied or waived at the Closing) have been satisfied or waived, the Audited Financial Statements referred to in Section 4.19 shall not show both (i) that the sum of (A) the consolidated revenue of the Company and its subsidiaries for the year ended December 31, 2009 plus the consolidated revenue for the Company and its subsidiaries for the year ended December 31, 2008, each as shown on the Audited Financial Statements (the “Two Year Audited Revenue Amount”) is more than thirty (30%) percent higher than (B) the sum of the consolidated revenue of the Company and its subsidiaries for the year ended December 31, 2009 plus the consolidated revenue for the Company and its subsidiaries for the year ended December 31, 2008, each as shown on the Financial Statements (the “Two Year Unaudited Revenue Amount”) and (ii) that the sum of (A) the consolidated net income of the Company and its subsidiaries for the year ended December 31, 2009 plus the consolidated net income for the Company and its subsidiaries for the year ended December 31, 2008, each as shown on the Audited Financial Statements (the “Two Year Audited Net Income Amount”) is more than $6,000,000 higher than (B) the sum of the consolidated net income of the Company and its subsidiaries for the year ended December 31, 2009 plus the consolidated net income for the Company and its subsidiaries for the year ended December 31, 2008, each as shown on the Financial Statements (the “Two Year Unaudited Net Income Amount”).
     Section 5.3 Conditions to the Obligations of Parent and Acquisition Sub. The respective obligations of Parent and Acquisition Sub to effect the Merger are subject to the satisfaction at or prior to the Effective Time of each of the following conditions:
          (a) The representations and warranties of the Company contained in this Agreement shall be true and correct (i) at and as of the date hereof (except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date) in all material respects (not taking into account any “materiality” qualifications or dollar “thresholds” set forth in such representations and warranties or any disclosure contained in the Section 2.8 Update) and (ii) at and as of the Closing Date with the same effect as if made on and as of the Closing Date (except to the extent such representations and warranties specifically related to an earlier date, in which case such representations and warranties shall be true and correct as of such earlier date), except as would not result in a Material Adverse Effect on the Company (not taking into account any “materiality” qualifications or dollar “thresholds” set forth in such representations and warranties or any disclosure contained in the Section 2.8 Update) and, at the Closing, the Company shall have delivered to Parent and Acquisition Sub a certificate to the effect of clauses (i) and (ii) above, executed by an executive officer of the Company;
          (b) Each of the covenants and obligations of the Company to be performed at or before the Effective Time pursuant to this Agreement shall have been duly performed in all material respects at or before the Effective Time and, at the Closing, the Company shall have delivered to Parent and Acquisition Sub a certificate to that effect, executed by an executive officer of the Company;
          (c) There shall not have occurred a Material Adverse Effect on the Company;
          (d) Each of the Company and its subsidiaries shall have obtained (x) the consent or approval required under any Material Contract set forth on Schedule III to permit the succession by the Surviving Corporation or Nvelo, as the case may be, pursuant to the Merger or the Spinoff, respectively, to any obligation, right or interest of the Company or any of its subsidiaries under the agreements and instruments between such person, on the one hand, and the Company or such subsidiary, on the other hand, or (y) the termination of any Material Contract set forth on Schedule III as an agreement to be terminated;
          (e) Parent shall have received (i) an executed offer letter (including Parent’s standard form of employee proprietary information and inventions agreement), effective as of the Closing Date, from the percentage specified in Section 1 of Schedule IV of the employees of the Company and its subsidiaries named in Section 1 of Schedule IV, (ii) an executed offer letter on Parent’s standard form (including Parent’s standard form of employee proprietary information and inventions agreement) effective as of the Closing Date, from the number specified in Section 2 of Schedule IV of the employees of the Company and its subsidiaries named in Section 2 of Schedule IV and (iii) an executed offer letter on Parent’s standard form (including Parent’s standard form of employee proprietary information and inventions agreement and, with respect to the individuals listed on Section 3 of Schedule IV, the agreements set forth in Section 3 of Schedule IV), effective as of the Closing Date, from the percentage specified in Section 5 of Schedule IV of the employees of the Company and its subsidiaries to which Parent or a subsidiary of Parent makes an offer between the date hereof and the Closing Date, and each of such employees shall remain an employee in good standing (which for these purposes means such employee is not subject to termination by the Company or any of its subsidiaries under its employment policies in effect on the date of this Agreement) and shall not have notified the Company, any subsidiary of the Company or Parent of such employee’s intention not to continue his or her employment with the Surviving Corporation or Parent after the Effective Time or contested the validity of any of such letters or agreements;
          (f) The Company and each of its subsidiaries shall have executed and delivered to Parent each Transaction Agreement to which it is a party;

          (g) No party (other than Parent and Acquisition Sub) to an Employment Agreement shall have breached, threatened to breach or questioned the validity of their respective Employment Agreement;
          (h) No party (other than Parent and Acquisition Sub) to a Non-Competition Agreement shall have breached, threatened to breach or questioned the validity of their respective Non-Competition Agreement;
          (i) Parent shall have received satisfactory evidence that the Company has given to holders of Company Securities such notice of the Merger and of the cancellation of Company Stock Options as of the Effective Time as is required by applicable law, the terms of the Company’s Articles of Incorporation and Bylaws and the Company Plans, as the case may be, and the longest of the notice periods required by the Articles of Incorporation, Bylaws, or Company Plans shall have expired or been waived;
          (j) The Shareholders and the Company shall have approved the termination of any shareholder, voting, registration or investor rights agreements of the Company, including those described in Section 4.14;
          (k) The Company and each of its applicable subsidiaries shall have entered into an invention assignment and disclosure agreement in a form acceptable to Parent with each director, employee or consultant of the Company or any of its subsidiaries as of the date hereof, and with each former director, employee or consultant of the Company or any of its subsidiaries that is named as an inventor in any Company Patent;
          (l) Parent shall have received evidence satisfactory to Parent that each employee and director of the Company and any of its subsidiaries has resigned from all director or officer positions held by such person with respect to the Company or any such subsidiary;
          (m) The Company has delivered to Parent a true and complete copy of the Merger Consideration Allocation Spreadsheet, as contemplated by Section 4.22, and the Company’s capitalization table at least 2 business days prior to the Closing Date, reflecting the number of Shares and Company Stock Options, and any other Company Securities, in each case outstanding as of the Effective Time (the “Updated Capitalization Schedule”). The Updated Capitalization Schedule shall include a true and complete list as of the Effective Time of all holders of outstanding Company Securities, an indication of whether Company Stock Options or Restricted Company Shares are vested or unvested, the vesting schedule of each Company Stock Option and Company Restricted Share, the exercise price per share and whether such option is a nonqualified stock option or incentive stock option. The Merger Consideration Allocation Spreadsheet and the Updated Capitalization Schedule shall be certified by an executive officer of the Company;
          (n) The Company shall have delivered to Parent a certificate at least two business days prior to Closing, signed by an executive officer of the Company, setting forth the amount of Company Transaction Expenses, as required by Section 8.13, the Cash Statement and the Section 2.8 Update;

          (o) Each Shareholder or employee of the Company or a subsidiary of the Company with rights of acceleration with respect to Company Stock Options or Restricted Company Shares (other than those who have not received an offer of employment from Parent or Acquisition Sub) shall have waived all rights to such acceleration of vesting of their Company Stock Options or Restricted Company Shares;
          (p) The Company and each holder of Company Restricted Shares and/or Company Stock Options shall have, to the extent reasonably necessary or advisable, amended the Company Plans and any award agreements or other Contracts governing such Company Restricted Shares and/or Company Stock Options to permit treatment of them in the manner contemplated by Section 1.11;
          (q) Not more than 10% of the shares of Company Common Stock outstanding at the Effective Time shall be Dissenting Shares and no more than 10% of the shares of Company Common Stock shall have failed to give their written consent approving the Spinoff;
          (r) The Company, Nvelo and each applicable subsidiary of the Company shall have effected the Spinoff pursuant to the Spinoff Agreements, and the Company, Nvelo and each applicable subsidiary of the Company shall have complied in all respects with each and every provision of the Spinoff Agreements;
          (s) Parent shall have received a written agreement from Nvelo in the form of Exhibit C (the “Acknowledgement Agreement”), pursuant to which Nvelo agrees to be bound by the provisions of Article 7 applicable to it and the other items set forth in the Acknowledgement Agreement;
          (t) The Audit shall have been completed and Parent shall have received from the Company and the Independent Auditor a copy of the Audited Financial Statements referred to in Section 4.19 and a signed copy of the Independent Auditor’s audit report thereon described in Section 4.19, which audit report shall be unqualified, and the Audited Financial Statements shall not show either (i) that the Two Year Audited Revenue Amount is lower than the Two Year Unaudited Revenue Amount by more than ten (10) percent or (ii) that the Two Year Audited Net Income Amount is lower than the Two Year Unaudited Net Income Amount by more than $2,000,000;
          (u) The Company shall have delivered to the Parent (i) a properly executed Foreign Investment and Real Property Tax of 1980 notification letter which states that the Shares and the Company Stock Options do not constitute “United States real property interests” under Section 897(c) of the Code for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3) and (ii) a form of notice to the IRS prepared in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2), each in substantially the form attached hereto as Exhibit D;
          (v) All Employee Indebtedness shall have been paid or repaid to the Company or its applicable subsidiary, as the case may be, in accordance with Section 4.20;
          (w) Parent shall have received, with respect to each Contract referred to in Section 4.24, evidence of either (x) the termination of such Contract, if required pursuant to

Section 4.24, or (y) a written agreement with the applicable Third Party listed on Schedule V that reflects treatment of such Contract that is mutually agreeable to Parent and the Company;
          (x) The persons listed on Section 1 of Schedule VI shall have entered into consulting agreements with Parent or the Surviving Corporation with a term running until at least December 31, 2010, in each case, in form and substance reasonably satisfactory to Parent, which shall include retention by Parent of certain payments to such persons subject to the terms of the consulting agreement;
          (y) All shares of any subsidiary of the Company not directly owned by the Company or one of its subsidiaries shall have been transferred to Parent or Parent’s designee, effective at the Effective Time; and
          (z) The condition set forth on Schedule VII shall have been satisfied.
ARTICLE 6.
TERMINATION
     Section 6.1 Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Closing whether before or after approval and adoption of this Agreement by the Shareholders:
          (a) by mutual consent of Parent, Acquisition Sub and the Company;
          (b) by Parent and Acquisition Sub or the Company if (i) any court or Governmental Entity of competent jurisdiction shall have issued a final order, decree or ruling, or taken any other final action, restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action is or shall have become nonappealable; or (ii) the Merger has not been consummated on or before August 13, 2010, which date shall automatically be extended to November 13, 2010 if all of the conditions set forth in Article 5 (other than those conditions that by their nature are satisfied at Closing, and other than the condition set forth in Section 5.1(a)) have been satisfied by August 13, 2010 (such date, as the same may be extended, the “Final Date”), provided, however that no party may terminate this Agreement pursuant to clause (ii) if such party’s failure to fulfill any of its obligations under this Agreement shall have been the reason that the Effective Time shall not have occurred on or before said date;
          (c) by the Company if (i) there shall have been a breach of any representation or warranty of Parent or Acquisition Sub set forth in this Agreement or if any such representation or warranty of Parent or Acquisition Sub shall have become untrue such that the condition set forth in Section 5.2(a) would be incapable of being satisfied by the Final Date, provided that the Company has not breached any of its representations and warranties or obligations hereunder in any material respect; or (ii) there shall have been a breach by Parent or Acquisition Sub of any of its covenants or agreements hereunder such that the condition set forth in Section 5.2(b) would be incapable of being satisfied by the Final Date, and Parent or Acquisition Sub, as the case may be, has not cured such breach within twenty (20) business days after notice by the Company thereof, provided that the Company has not breached any of its representations and warranties or obligations hereunder in any material respect; or

          (d) by Parent and Acquisition Sub if (i) there shall have been a breach of any representation or warranty on the part of the Company set forth in this Agreement or if any such representation or warranty of the Company shall have become untrue such that the condition set forth in Section 5.3(a) would be incapable of being satisfied by the Final Date, provided that neither Parent nor Acquisition Sub has breached any of its representations and warranties or obligations hereunder in any material respect; or (ii) there shall have been a breach by the Company of any of its covenants or agreements hereunder such that the condition set forth in Section 5.3(b) would be incapable of being satisfied by the Final Date, and the Company has not cured such breach within twenty (20) business days after notice by Parent or Acquisition Sub thereof, provided that neither Parent nor Acquisition Sub has breached any of its representations and warranties or obligations hereunder in any material respect.
     Section 6.2 Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 6.1, this Agreement shall forthwith become void and have no further effect without any liability on the part of any party hereto or any of its affiliates, directors, officers and shareholders other than pursuant to Sections 4.6(c) (and such provisions of Article 8 as would be relevant to effectuating such Section). Nothing contained in this Section 6.2 shall relieve any party from liability for any breach of this Agreement prior to such termination. Notwithstanding anything to the contrary herein, the Confidentiality Agreement shall survive any termination of this Agreement.
ARTICLE 7.
INDEMNIFICATION; ESCROW
     Section 7.1 General Survival. The parties agree that, regardless of any investigation made by Parent or Acquisition Sub, the representations and warranties of the Company contained in this Agreement shall survive the execution and delivery of this Agreement for a period beginning on the date hereof and ending at 5:00 p.m., Pacific time, (a) 18 months after the date on which the Effective Time occurs (the “Escrow Period”), or (b) with respect to any breach of the representations and warranties of the Company contained in Sections 2.2 (Capitalization of the Company), 2.3 (Authority Relative to this Agreement; Recommendation), 2.13 (Taxes), 2.21 (Brokers), 2.24 (Company Transaction Expenses) or 2.25 (Spinoff) or the matters covered in Sections 7.2(a)(ii), 7.2(a)(v), 7.2(a)(vi) and 7.2(a)(vii) and Section 7.2(b), 60 days after the last day of the longest applicable statute of limitations period for any third party claim relating thereto or, with respect to the matters covered in Section 7.2(a)(viii), three (3) years after the date on which the Effective Time occurs (each period described in this sentence, an applicable “Survival Period”).
     Section 7.2 Indemnification Generally.
          (a) Subject to Section 7.1, from and after the Effective Time, Parent and the Surviving Corporation, and their respective affiliates, officers, directors, stockholders, shareholders, representatives and agents (collectively, the “Parent Indemnitees”), shall be indemnified and held harmless by each Shareholder and Optionholder (“Indemnifying Party”) (severally in accordance with each such Shareholder’s and Optionholder’s proportional share of the Merger Consideration and not jointly) from and against and in respect of any and all Losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by Parent, Acquisition Sub, the Surviving Corporation or any other Parent Indemnitee by reason of:
               (i) any inaccuracy in or breach of any of the Company’s representations or warranties contained in this Agreement (as modified only by the Company Disclosure Schedule, provided that (x) no information disclosed in the Company Disclosure Schedule that would function as an exception to the representations and warranties contained in Section 2.13 (Taxes) shall be deemed to modify those representations and warranties for any purpose under this Article 7, provided, however, that the amount of Losses for any inaccuracy in or breach of Section 2.13 (Taxes) with respect to sales Tax will be net of sales Tax recovered by Parent or the Company following the Closing from Company customers), (y) no information disclosed in the Company Disclosure Schedule in respect of Section 83(b) elections that would function as an exception to the representations and warranties contained in Section 2.13 (Taxes) or Section 2.2 (Capitalization of the Company) shall be deemed to modify those representations and warranties for any purpose under this Article 7 and (z) no information disclosed in Section 2.14(b)(v)(B) of the Company Disclosure Schedule that would function as an exception to the representations and warranties shall be deemed to modify the representations and warranties for any purpose under this Article 7, in each case to the extent that the terms governing the license of such Company Software conflict with or are otherwise inconsistent with the Company’s standard licensing terms for the applicable Company Software;
               (ii) any breach of or failure to perform or comply with any covenant, undertaking or other agreement by the Company contained in this Agreement (which breach or failure to perform or comply occurs prior to the Closing);
               (iii) any misrepresentation or misstatement contained in the Capitalization Schedule, the Updated Capitalization Schedule, the Cash Statement, the Merger Consideration Allocation Spreadsheet or in any other written statement or certificate furnished to Parent, Acquisition Sub or any other Parent Indemnitee by or on behalf of the Company in connection with the transactions contemplated by this Agreement;
               (iv) any Company Transaction Expense (other than those set forth on Schedule IX that are taken into account in the calculation of the Cash Adjustment Amount) in excess of the amount of Company Transaction Expenses by which the Merger Consideration has been reduced in accordance with Sections 1.8(b)(ii) and 8.13;
               (v) payments to holders of Dissenting Shares in excess of the applicable Per Share Amount (calculated in accordance with Section 1.8(b)(iv), and subject to Sections 1.8(c) and 1.8(d));
               (vi) any Excluded Liabilities;
               (vii) any Spinoff Taxes (provided that the indemnity for Spinoff Taxes (but not Losses with respect thereto) shall be limited to the amount by which such Spinoff Taxes exceed Estimated Spinoff Taxes) and breach of any fiduciary duty by any director, officer or shareholder of the Company or any subsidiary of the Company in connection with the Spinoff or the approval of, entry into, or consummation of the transactions contemplated by, the Spinoff Agreements;
               (viii) the matters set forth on Schedule VIII(viii);
               (ix) the termination or amendment of any Contract listed on Schedule V, to the extent the Losses relating thereto exceed the amount included in Company Transaction Expenses with respect to such Contract;
               (x) the matters set forth on Schedule VIII(x); or
               (xi) the matters set forth on Schedule VIII(xi).
For purposes of this Agreement, the term “Losses” means any and all deficiencies, judgments, settlements, demands, claims, suits, actions or causes of action, assessments, liabilities, losses, damages (whether direct, indirect, incidental or consequential), interest, Taxes, fines, penalties, costs, expenses (including reasonable legal, accounting and other costs and expenses of professionals) incurred in connection with investigating, defending, settling or satisfying any and all demands, claims, actions, causes of action, suits, proceedings, assessments, judgments or appeals, and in seeking indemnification therefore, provided, however, that Losses shall not include punitive damages except to the extent resulting from a claim by a third party other than a Parent Indemnitee.
          (b) Subject to Section 7.1, from and after the Effective Time, the Parent Indemnitees shall be indemnified and held harmless, jointly and severally, by Nvelo from and against and in respect of any and all Losses incurred by, resulting from, arising out of, relating to, imposed upon or incurred by Parent, Acquisition Sub, the Surviving Corporation or any other Parent Indemnitee by reason of any inaccuracy in or breach of any of the Company’s representations or warranties contained in Section 2.25, and any Excluded Liabilities, any Spinoff Taxes (provided that the indemnity for Spinoff Taxes (but not Losses with respect thereto) shall be limited to the amount by which such Spinoff Taxes exceed Estimated Spinoff Taxes), and any breach of any fiduciary duty by any director, officer or shareholder of the Company or any subsidiary of the Company in connection with the Spinoff or the approval of, entry into, or consummation of the transactions contemplated by, the Spinoff Agreements.
          (c) No Parent Indemnitee shall be entitled to indemnification hereunder for any Losses arising from a breach of a representation or warranty of the Company until the aggregate amount of all Losses under all claims of all Parent Indemnitees for all such breaches shall exceed One Million Two Hundred Fifty Thousand Dollars ($1,250,000) (the “Threshold”), at which time all Losses incurred shall be subject to indemnification hereunder in full, including the amount of the Threshold; provided, however, that any Indemnification Claim for the matters set forth in Sections 7.2(a)(ii), 7.2(a)(v), 7.2(a)(vi), 7.2(a)(vii), 7.2(a)(ix) and 7.2(b), or with respect to the breach of any representation or warranty relating to the Cash Statement, or with respect to the breach of any representation or warranty contained in Sections 2.2 (Capitalization of the Company), 2.3 (Authority Relative to this Agreement; Recommendation), 2.13 (Taxes), 2.21 (Brokers), 2.24 (Company Transaction Expenses) or 2.25 (Spinoff) shall be indemnifiable in full without regard to the Threshold.

          (d) The obligations of the Indemnifying Parties or, in the case of indemnification pursuant to Section 7.2(b), Nvelo under this Section 7.2 shall not be reduced, offset, eliminated or subject to contribution by reason of any action or inaction by the Company that contributed to any inaccuracy or breach giving rise to such obligation, it being understood that the Indemnifying Parties or, in the case of indemnification pursuant to Section 7.2(b), Nvelo, and not the Company or the Surviving Corporation, shall have the sole obligation for the indemnity obligations under this Section 7.2.
          (e) The amount of Losses payable by an Indemnifying Party under this Article 7 shall be reduced by any insurance proceeds actually received from an insurance carrier by the Indemnified Party with respect thereto (net of any applicable deductibles or similar costs or payments) pursuant to a policy of the Company in effect prior to the Effective Time. No Parent Indemnitee shall have any obligation to maintain any such policy after the Effective Time or seek out any recovery under any such policy.
          (f) For the avoidance of doubt, no Parent Indemnitee shall be entitled to recover pursuant to this Article 7 (i) from any Indemnifying Party any Loss to the extent such Parent Indemnitee has already received payment from Nvelo pursuant to this Article 7 for the same such Loss or (ii) from Nvelo any Loss to the extent such Parent Indemnitee has already received payment from one or more Indemnifying Parties pursuant to this Article 7 for the same such Loss.
          (g) With respect to Indemnification Claims in respect of sales Taxes, Parent shall follow Parent’s customary procedures related to seeking sales Taxes from Company customers.
          (h) Each Indemnification Claim shall be made only in accordance with this Article 7 and the Escrow Agreement.
     Section 7.3 Escrow Arrangements. At the Effective Time, Parent, the Shareholder Agent and the Escrow Agent shall enter into an escrow agreement, in substantially the form attached hereto as Exhibit E with such modifications and revisions as may be reasonably required by the Escrow Agent upon its review of such agreement following the date hereof (the “Escrow Agreement”), and Parent shall cause to be retained from the Merger Consideration and deposited with Wells Fargo Bank, N.A., or such other bank or trust company designated by Parent and reasonably acceptable to the Company, as escrow agent (the “Escrow Agent”), into such account(s) with the Escrow Agent as is established by the Escrow Agreement the amount set forth in Section 1.8(d)(x) (the “Escrow Fund”), such amount to be held and released by the Escrow Agent pursuant to the terms of the Escrow Agreement and this Agreement. At the Effective Time, the Shareholder Agent and an escrow agent, which shall be a bank or trust company designated by the Shareholder Agent and reasonably acceptable to Parent, shall enter into an escrow agreement, in form and substance reasonably acceptable to Parent and the Shareholder Agent, and Parent shall cause to be retained from the Merger Consideration and deposited with such escrow agent, as escrow agent, into such account(s) with the Escrow Agent as is established by such escrow agreement the amount set forth in Section 1.8(d)(y) (the “Shareholder Agent Escrow Fund”), such amount to be held and released by such escrow agent pursuant to the terms of the such escrow agreement and this Agreement. The Escrow Fund, together with all interest and other income thereon, shall be available to the Parent Indemnitees to satisfy their claims for indemnification by the Indemnifying Parties hereunder; provided that Parent may not recover amounts from the Escrow Fund unless and until Indemnification Claim(s) (as defined in the Escrow Agreement, “Indemnification Claims”), identifying Losses exceeding the Threshold or not subject to the Threshold have been delivered to the Escrow Agent and the Shareholder Agent, as provided in the Escrow Agreement, and the conditions in the Escrow Agreement for the disbursement of such amounts from the Escrow Fund to the Parent have been satisfied; in such case, Parent may recover from the Escrow Fund, first, and then in the case of any Losses arising from a breach of a representation or warranty contained in Sections 2.2 (Capitalization of the Company), 2.3 (Authority Relative to this Agreement; Recommendation), 2.13 (Taxes), 2.21 (Brokers), 2.24 (Company Transaction Expenses) or 2.25 (Spinoff) or based on Section 4.18 (to the extent treated as Special Losses therein), Sections 7.2(a)(ii), 7.2(a)(v), 7.2(a)(vi), 7.2(a)(vii), 7.2(a)(viii) or 7.2(b) (any such Losses, “Special Losses”), from the Indemnifying Parties and, in the case of Section 7.2(b), Nvelo, as provided in Section 7.6.
     Section 7.4 Shareholder Agent.
          (a) For purposes of this Agreement, immediately and automatically upon Shareholder Approval of this Agreement, and without any further action on the part of any Indemnifying Party, each Indemnifying Party shall be deemed to have consented to the appointment of Mark Gogolewski as his, her or its representative and the attorney-in-fact for and on behalf of each such Indemnifying Party, and the taking by the Shareholder Agent of any and all actions and the making of any decisions required or permitted to be taken by him or her under this Agreement and the Escrow Agreement, including the exercise of the power to (i) authorize delivery to Parent of the Escrow Fund, or any portion thereof, in satisfaction of Indemnification Claims; (ii) agree to, negotiate, enter into settlements and compromises of and comply with orders of courts and awards of arbitrators with respect to such Indemnification Claims; (iii) resolve any Indemnification Claims; and (iv) take all actions necessary in the judgment of the Shareholder Agent for the accomplishment of the foregoing and all of the other terms, conditions and limitations of this Agreement and the Escrow Agreement.
          (b) Accordingly, the Shareholder Agent shall have unlimited authority and power to act on behalf of each Indemnifying Party with respect to this Agreement and the Escrow Agreement and the disposition, settlement or other handling of all Indemnification Claims, or other rights or obligations arising from and taken pursuant to this Agreement and the Escrow Agreement. The Indemnifying Parties will be bound by all actions taken by the Shareholder Agent in connection with this Agreement and the Escrow Agreement, and Parent and the Escrow Agent shall be entitled to rely on any action or decision of the Shareholder Agent. Without limiting the generality of the foregoing, each decision, act, consent or instruction of the Shareholder Agent will constitute a decision of all the Indemnifying Parties with respect to whom a portion of the Escrow Fund is held by the Escrow Agent and will be final, binding and conclusive upon each of such Indemnifying Parties, and Parent and the Escrow Agent may rely upon any such decision, act, consent or instruction of the Shareholder Agent as being the decision, act, consent or instruction of each and every such Indemnifying Party. Each of Parent and the Escrow Agent is hereby relieved from any liability to any person for any acts done by it in accordance with such decision, act, consent or instruction of the Shareholder Agent.

          (c) The Shareholder Agent will incur no liability with respect to any action taken or suffered by him or her in reliance upon any notice, direction, instruction, consent, statement or other document believed by him or her to be genuine and to have been signed by the proper person (and shall have no responsibility to determine the authenticity thereof), nor for any other action or inaction, except his or her own willful misconduct or gross negligence. In all questions arising under this Agreement or the Escrow Agreement, the Shareholder Agent may rely on the advice of counsel, and the Shareholder Agent will not be liable to anyone for anything done, omitted or suffered in good faith by the Shareholder Agent based on such advice. The Shareholder Agent will not be required to take any action involving any expense unless the payment of such expense is made or provided for in a manner satisfactory to him or her.
          (d) Subject to the terms of the Escrow Agreement, at any time, holders of a majority in interest of the Escrow Fund, determined at the Effective Time, may, and if the Shareholder Agent resigns, ceases to perform his or her duties in connection herewith or dies, holders of a majority in interest of the Escrow Fund, determined at the Effective Time, shall, appoint a new Shareholder Agent by written consent by sending to Parent and the Escrow Agent notice and a copy of the written consent appointing such new Shareholder Agent(s) signed by holders of a majority in interest of the Escrow Fund. Such appointment will be effective upon the later of the date indicated in the consent or the date such consent is received by Parent, the Escrow Agent and the Surviving Corporation.
          (e) The Indemnifying Parties on whose behalf the Shareholder Agent Escrow Amount was withheld from the Merger Consideration and included in the Stockholder Agent Escrow Fund pursuant to Section 1.8(d)(y), this Article 7 and the Escrow Agreement shall severally, in accordance with each such Indemnifying Party’s proportional share of the Merger Consideration, and not jointly indemnify the Shareholder Agent and hold the Shareholder Agent harmless from and against any loss, liability or expense of any nature incurred by such Shareholder Agent arising out of or in connection with the administration of its duties as Shareholder Agent, including reasonable legal fees and other costs and expenses of defending or preparing to defend against any claim or liability in the premises, unless such loss, liability or expense shall be caused by such Shareholder Agent’s willful misconduct or gross negligence (“Shareholder Agent Expenses”).
          (f) The Shareholder Agent Escrow Fund shall be available as a fund to satisfy the Shareholder Agent Expenses in accordance with the escrow agreement relating thereto between the Shareholder Agent and the escrow agent therefor. In the event the Shareholder Agent Escrow Amount shall be insufficient to satisfy the expenses of the Shareholder Agent and to the extent that any portion of the Escrow Fund is scheduled to be distributed to the Indemnifying Parties, the Shareholder Agent may recover out of such amount available for distribution and before any such distribution, the reasonable and documented legal fees and other professional service fee expenses incurred by the Shareholder Agent in performance of his or her duties hereunder. In order to make any such recovery, the Shareholder Agent shall deliver a written notice to Parent and the Escrow Agent in accordance with the applicable provisions of the Escrow Agreement, and, if required by law or the Escrow Agent, an accurately completed W-9 or W-8BEN. The Shareholder Agent shall also provide to Parent, with such written notice, an invoice showing the fees and expenses for the services performed.

     Section 7.5 Third Party Claims.
          (a) If any third party shall notify Parent or any of its affiliates with respect to any claim (hereinafter referred to as a “Third Party Claim”), which Parent believes in good faith, may give rise to an Indemnification Claim by Parent against the Escrow Fund, then Parent shall as soon as reasonably practicable give notice to the Shareholder Agent and in any event within thirty (30) days after Parent has knowledge of any such Third Party Claim setting forth such material information with respect to the Third Party Claim as is reasonably available to Parent; provided, however, that no delay or failure on the part of Parent in notifying the Shareholder Agent shall relieve the Shareholder Agent and the Indemnifying Parties from their obligations hereunder unless the Shareholder Agent and the Indemnifying Parties are thereby materially prejudiced (and then solely to the extent of such material prejudice).
          (b) In case any Third Party Claim is asserted against Parent or any of its affiliates, the Shareholder Agent will be entitled, if the Shareholder Agent so elects by written notice delivered to Parent within thirty (30) days (or sooner if the nature of the Indemnification Claim so requires) after receiving Parent’s notice of such claim, to assume the defense thereof, at the sole expense of the Indemnifying Parties, independent of the Escrow Fund, with counsel reasonably satisfactory to Parent, so long as:
               (i) Parent has reasonably determined that Losses which may be incurred as a result of the Third Party Claim do not exceed either individually, or when aggregated with all other actual or anticipated Third Party Claims, the total dollar value of the Escrow Fund;
               (ii) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; and
               (iii) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of Parent, likely to establish a precedential custom or practice materially adverse to the continuing business interests of Parent.
          (c) If the Shareholder Agent so assumes any such defense, the Shareholder Agent shall conduct the defense of the Third Party Claim actively and diligently. The Shareholder Agent shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Parent and/or any other Parent Indemnitees, as applicable, which consent shall not be unreasonably withheld or delayed.
          (d) In the event that the Shareholder Agent assumes the defense of the Third Party Claim in accordance with Section 7.5(b), Parent or any other Parent Indemnitee may retain separate counsel and participate in the defense of the Third Party Claim, but the fees and expenses of such counsel shall be at the expense of Parent unless Parent or such Parent Indemnitees shall reasonably determine that there is a conflict of interest between or among Parent or the Parent Indemnitees, on the one hand, and the Shareholder Agent and the Indemnifying Parties, on the other hand, with respect to such Third Party Claim, in which case the reasonable fees and expenses of such counsel will be paid out of the Escrow Fund. Parent will, at the Shareholders’ and Optionholders’ expense, cooperate in the defense of the Third Party

Claim and will provide full access to documents, assets, properties, books and records reasonably requested by the Shareholder Agent and material to the claim and will make available all officers, directors and employees reasonably requested by the Shareholder Agent for investigation, depositions and trial.
          (e) If the Shareholder Agent fails or elects not to assume the defense of Parent or its affiliates against such Third Party Claim, which Shareholder Agent had the right to assume under Section 7.5(b), Parent or any other Parent Indemnitee shall have the right to undertake the defense and Parent shall not compromise or settle such Third Party Claim or consent to entry of any judgment in respect thereof without the prior written consent of Shareholder Agent, which consent shall not be unreasonably withheld or delayed. If the Shareholder Agent is not entitled to assume the defense of Parent or other Parent Indemnitees against such Third Party Claim pursuant to Section 7.5(b), Parent or the Parent Indemnitees shall have the right to undertake the defense, consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim in any manner it may deem appropriate (and Parent or Parent Indemnitees need not consult with, or obtain any consent from, the Shareholder Agent in connection therewith); provided, however, that, except with the written consent of the Shareholder Agent, no settlement of any such claim or consent to entry of any judgment with respect to such Third Party Claim shall alone be determinative of the validity of the Third Party Claim against the Escrow Fund or personally against the Indemnifying Parties, and that in any dispute related to a claim for indemnification hereunder by a Parent Indemnitee based on such settlement made or entry of judgment consented to by such Parent Indemnitee without the consent of the Shareholder Agent, the party prevailing shall be entitled, in addition to such other relief as may be granted, to such party’s attorneys’ fees and expenses in connection with such dispute. In each case, Parent or the Parent Indemnitees shall conduct the defense of the Third Party Claim actively and diligently, and the Shareholder Agent will cooperate with Parent or Parent Indemnitees, and the Shareholder Agent will use his or her best efforts to cause the Indemnifying Parties to cooperate in the defense of that claim and will provide full access to documents, assets, properties, books and records reasonably requested by Parent and material to the claim and will make available all individuals reasonably requested by Parent for investigation, depositions and trial.
          (f) Notwithstanding the foregoing, the Shareholder Agent shall not be entitled to control any claim relating to Taxes of the Parent or the Company for any period ending after the Closing Date and shall not be entitled to settle, either administratively or after the commencement of litigation, any claim for Taxes which could adversely affect the liability of Parent or the Surviving Corporation for Taxes for any period (or portion thereof) after the Closing Date, without the prior written consent of Parent.
     Section 7.6 Exclusive Remedy.
          (a) From and after the Effective Time, the Escrow Fund shall be the sole and exclusive remedy of the Parent Indemnitees for any Indemnification Claims arising under this Agreement, other than Special Losses, for which the Indemnifying Parties shall also be severally, in accordance with each such Indemnifying Party’s proportional share of the Merger Consideration, and not jointly liable for the amount of any such Losses that exceed the Escrow Fund and, in the case of Indemnification Claims pursuant to Section 7.2(b), Losses for which

Nvelo shall also be jointly and severally liable in accordance with Section 7.6(d); provided, however, that nothing in this Agreement shall be deemed a waiver by any party of (i) any right to specific performance or injunctive relief or (ii) any right or remedy, including money damages in excess of the Escrow Fund and the Merger Consideration, arising by reason of any claim of fraud or willful misrepresentation with the respect to this Agreement.
          (b) Notwithstanding anything to the contrary herein, from and after the Effective Time, (i) for any Indemnification Claims arising from Special Losses (other than any Indemnification Claims described in clause (ii) below), the aggregate maximum indemnification obligations of each Shareholder and Optionholder (including for Indemnification Claims for matters referred to in 7.6(a)) shall be an amount equal to the amount of the Merger Consideration payable in respect of such Shareholder’s Shares or such Optionholders’ Company Stock Options, as the case may be and (ii) for any Indemnification Claims arising from the matters set forth in Section 7.2(a)(viii), together with any other Indemnification Claims that are subject to Section 7.6(a), the maximum aggregate indemnification obligations of each Shareholder and Optionholder shall be an amount equal to their pro rata share of the Escrow Amount; provided, however, that nothing in this Agreement shall be deemed a waiver by any party of any right or remedy, including money damages in excess of the Escrow Fund and the Merger Consideration, arising by reason of any claim of fraud or willful misrepresentation with respect to this Agreement.
          (c) Notwithstanding anything to the contrary herein, from and after the Effective Time, Parent shall satisfy its Indemnification Claims against the Indemnifying Parties from the Escrow Fund before seeking indemnification directly from any of the Indemnifying Parties.
          (d) Notwithstanding anything to the contrary herein, there shall be no indemnification threshold or indemnification cap or other limitation on Indemnification Claims against the Indemnifying Parties based on Section 7.2(a)(vi) or (vii) or Nvelo based on Section 7.2(b) or otherwise resulting from, arising out of or relating to any inaccuracy in or breach of any of the Company’s representations or warranties contained in Section 2.25, and any Excluded Liabilities, any Spinoff Taxes, any breach of any fiduciary duty by any director, officer or shareholder of the Company or any subsidiary of the Company in connection with the Spinoff or the approval of, entry into, or consummation of the transactions contemplated by, the Spinoff Agreements.
     Section 7.7 Parent’s Creditors; Solvency of Escrow Agent. The aggregate portion of the Escrow Fund attributable to and held in respect of holders of Company Stock Options and holders of Company Restricted Shares, and the aggregate amount of per-share payments to which such holders are entitled from the Escrow Fund, shall be subject to the claims of the Parent’s general creditors under applicable laws pertaining to creditors’ rights in the event that the Parent is unable to pay its debts as they become due or is subject to a pending proceeding as a debtor under United States federal bankruptcy law, and shall be subject to return to the Parent as provided in the Escrow Agreement. Any amounts that are not paid to such holders by reason of the immediately preceding sentence shall constitute a general unsecured claim of such holder against the Parent. In addition, neither Parent nor the Surviving Corporation shall be liable to any holder of Shares or Company Stock Options for cash constituting Merger Consideration delivered to the Escrow Agent in accordance with this Agreement and the Escrow Agreement that is not paid to such holder of Shares or Company Stock Options due to the Escrow Agent not being able to pay its debts as they become due or being subject to a proceeding under bankruptcy, insolvency, or similar laws now or hereafter in effect relating to creditors’ rights generally or to general principles of equity.
ARTICLE 8.
MISCELLANEOUS
     Section 8.1 Entire Agreement. This Agreement (including the Company Disclosure Schedule and the Exhibits hereto) constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings both written and oral between the parties with respect to the subject matter hereof.
     Section 8.2 Validity. If any provision of this Agreement or the application thereof to any person or circumstance is held invalid or unenforceable, the remainder of this Agreement and the application of such provision to other persons or circumstances shall not be affected thereby and to such extent the provisions of this Agreement are agreed to be severable.
     Section 8.3 Notices. All notices, requests, claims, consents, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt, or, in the case of a facsimile, upon confirmation of receipt) by delivery in person, by facsimile, by nationally recognized overnight courier or by registered or certified mail (postage prepaid, return receipt requested) to each other party as follows:

if to Parent or Acquisition Sub:

Cadence Design Systems, Inc.
2655 Seely Ave.
San Jose California 95134 Facsimile: (408) 904-6946
Attention: Office of the General Counsel

with a copy to:

Gibson, Dunn & Crutcher LLP
555 Mission Street
San Francisco, CA 94105
Facsimile: (415) 374-8400
Attention: Stewart L. McDowell
if to Shareholder Agent to:
Mark Gogolewski
Facsimile: (650) 938-5200 (c/o William Schreiber)

with a copy to:

Fenwick & West LLP
Silicon Valley Center
801 California Street
Mountain View, CA 94041
Facsimile: (650) 938-5200
Attention: William R. Schreiber
R. Gregory Roussel
or to such other address as the person to whom notice is given may have previously furnished to the others in writing in the manner set forth above.
     Section 8.4 Governing Law.
          (a) This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the principles of conflicts of law thereof.
          (b) Each of the parties hereto consents to the exclusive jurisdiction of any state or federal court located within the State of California, and irrevocably agrees that all actions or proceedings relating to this Agreement or the transactions contemplated hereby shall be litigated in one of such courts, and each of the parties waives any objection that it may have based on improper venue or forum non conveniens to the conduct of any such action or proceeding in any such court and waives personal service of any and all process upon it, and consent to all such service of process made in the manner set forth in Section 8.3. Nothing contained in this Section 8.4(b) shall affect the right of any party to serve legal process on any other party in any other manner permitted by law.
     Section 8.5 Descriptive Headings; Section References. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. All references herein to Articles, Sections, subsections, paragraphs and clauses are references to Articles, Sections, subsections, paragraphs and clauses, respectively, of this Agreement unless specified otherwise.
     Section 8.6 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns and, except as expressly provided herein, including in Section 8.1, except for Section 4.23, nothing in this Agreement is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.
     Section 8.7 Certain Definitions. For the purposes of this Agreement the terms:
          (a) “Additional Expense Amount” means $200,000 in respect of the matter set forth in Section 2 of Schedule X.
          (b) “affiliate” means a person that, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with the first-mentioned person;

          (c) “business day” means any day other than a Saturday, Sunday or national holiday;
          (d) “capital stock” means common stock, preferred stock, partnership interests, limited liability company interests or other ownership interests entitling the holder thereof to vote with respect to matters involving the issuer thereof;
          (e) “control,” including, with correlative meaning, the terms “controlling,” “controlled by” and “under common control with,” means, for purposes of the definition of “affiliate” set forth in Section 8.7(b), the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such person, whether through the ownership of voting securities, by contract, or otherwise;
          (f) “Due Date” means the due date taking into account extensions of time to file in effect;
          (g) “Estimated Spinoff Taxes” means $350,000.
          (h) “Excluded Liabilities” means any Losses resulting from, arising out of or relating to the operation of the Transferred Business or the Transferred Assets, whether before or after the Effective Time, and any Taxes resulting from, arising out of or relating to the Spinoff (including the value ascribed to the Transferred Assets).
          (i) “include” or “including” means “include, without limitation” or “including, without limitation,” as the case may be, and the language following “include” or “including” shall not be deemed to set forth an exhaustive list;
          (j) “knowledge” or “known” means, with respect to any matter in question, the knowledge of such matter of, for the Company, each director of the Company and the following employees or officers of the Company: Sanjay Srivastava, Mark Gogolewski, Jiurong Cheng, Mary Oria, Charlene Eng, Keith Neve, David Lin, Dale Olstinske, Kevin Silver and Ken Sakamaki, and for Parent and Acquisition Sub, any executive officer of Parent. Any such individual will be deemed to have knowledge of a particular fact, circumstance, event or other matter if (A) such individual has actual knowledge of such fact, circumstance, event or other matter; or (B) such fact, circumstance, event or other matter is reflected in one or more documents (whether written or electronic, including e-mails sent to or by such individual) in, or that have been in, such individual’s possession, including personal files of such person;
          (k) “Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings and disclosed in Section 2.13(b)(iii) of the Company Disclosure Schedule, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities laws;
          (l) “Optionholder” means a holder of a Company Stock Option;
          (m) “person” means an individual, corporation, partnership, limited liability company, association, academic institution, trust, unincorporated organization or other legal entity, including any Governmental Entity;
          (n) “Sabbatical Expense Amount” means One Hundred Eighty Eight Thousand Dollars ($188,000);
          (o) “Shareholder” means any holder of Shares issued and outstanding immediately prior to the Effective Time;
          (p) “Shareholder Agent Escrow Amount” means $1,500,000;
          (q) “Spinoff Taxes” means any Taxes for which the Company or any of its subsidiaries or affiliates is or becomes liable in connection with the Spinoff, including as a result of the Spinoff failing to qualify as a transaction described in Section 355 of the Code (it being understood that the Spinoff will be taxable to the Company by reason of Section 355(e) of the Code), any and all professional fees incurred in connection with any of the foregoing, and net additional Taxes (taking into account any Tax benefit received by Parent) from the payment of Spinoff Taxes or such fees, if any resulting from the receipt of any indemnity payments with respect thereto pursuant to Article 7;
          (r) “subsidiary” or “subsidiaries” of the Company, Parent, the Surviving Corporation or any other person means any corporation, partnership, limited liability company, association, trust, unincorporated association or other legal entity of which the Company, Parent, the Surviving Corporation or any such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, more than fifty percent (50%) of the capital stock or other ownership interest the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity; and
          (s) “Transferred Business” means the business being transferred by the Company to Nvelo pursuant to the Spinoff Agreements, which is the business of (i) hardware-independent flash memory based firmware development, maintenance and support; (ii) flash controller hardware platform representing integration of flash controller, DDR controller, CPU and PCIe/SATA controller; and (iii) software application and driver development and support of the activities permitted under clauses (i) and (ii) above;
          (t) “Transaction Agreements” means this Agreement, the Spinoff Agreements, the Escrow Agreement, the Acknowledgement Agreement, the Non-Competition Agreements and the other ancillary agreements that are exhibits to or referred to in the preceding agreements.

     Section 8.8 Personal Liability. Except as expressly set forth herein with respect to the Shareholders, this Agreement shall not create or be deemed to create or permit any personal liability or obligation on the part of any Shareholder or Parent or Acquisition Sub or any officer, director, employee, agent, stockholder, shareholder, representative or investor of any party hereto.
     Section 8.9 Specific Performance. The parties hereby acknowledge and agree that the failure of any party to perform its agreements and covenants hereunder, including its failure to take all actions as are necessary on its part to the consummation of the Merger, will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy. Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of its obligations hereunder, including specific performance to compel the consummation of the Merger.
     Section 8.10 Counterparts. This Agreement may be executed by facsimile and in one or more counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.
     Section 8.11 Amendment. This Agreement may be amended only by an instrument in writing signed by or on behalf of the parties hereto.
     Section 8.12 Tax Withholding. Notwithstanding anything herein to the contrary, all amounts payable pursuant to the terms of this Agreement shall be subject to applicable Tax withholding requirements, and the Parent, the Surviving Corporation, the Payment Agent and the Escrow Agent shall be entitled to deduct or withhold or cause to be withheld from amounts payable pursuant to this Agreement any amount they reasonably determine is required to be deducted or withheld under the Code, or any applicable provision of Tax Law. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the persons with respect to whom such amounts were withheld.
     Section 8.13 Fees and Expenses. Except as expressly provided otherwise in this Agreement, each party shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby, including the Company Transaction Expenses. The amount of Merger Consideration payable to the Shareholders at the Effective Time shall be reduced by the full amount of Company Transaction Expenses (other than those set forth on Schedule IX that are taken into account in the calculation of the Cash Adjustment Amount) and any additional amounts of Company Transaction Expenses in excess of such deduction are subject to Article 7. At least two business days prior to the Effective Time, the Company shall provide Parent with a statement of the Company Transaction Expenses incurred as of or prior to the Effective Time, including a copy of any invoices for such expenses requested by Parent and an indication of whether and to what extent each item of expense has been or will be paid prior to the Closing Date. Notwithstanding anything to the contrary herein, Parent shall pay the amounts listed in Section 1 of Schedule X, which shall not be counted as Company Transaction Expenses or a deduction against the cash of the Company for purposes of calculating the Cash Adjustment Amount. Parent shall also pay the Additional Expense Amount specified in Section 2 of Schedule X in accordance therewith.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

CADENCE DESIGN SYSTEMS, INC.
By:	/s/ Lip-Bu Tan
Lip-Bu Tan
President and Chief Executive Officer

By:	/s/ Nimish Modi
Nimish Modi
Sr. Vice President, Research and Development

EAGLE SUBSIDIARY CORPORATION
By:	/s/ James J. Cowie
	Name:	James J. Cowie
	Title:	Secretary

[Signature Page to Cadence/Denali Agreement and Plan of Merger]

DENALI SOFTWARE, INC.
By:	/s/ Sanjay Srivastava
	Name:	Sanjay Srivastava
	Title:	President & CEO

SHAREHOLDER AGENT
/s/ Mark Gogolewski
Name: Mark Gogolewski

[Signature Page to Cadence/Denali Agreement and Plan of Merger]